   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 1999
                                                      REGISTRATION NO. 333-_____

________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                           CENTURY SOUTH BANKS, INC.
            (Exact Name of Registrant as Specified in its Charter)


         GEORGIA                               6711                58-1455591

    (State or other               (Primary Standard Industrial  (I.R.S. Employer
jurisdiction of incorporation or   Classification Code Number)   Identification
          organization)                                                No.)

                             60 MAIN STREET WEST
                           DAHLONEGA, GEORGIA 30533
                                 706/864-1111

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JAMES A. FAULKNER
                           CENTURY SOUTH BANKS, INC.
                              60 MAIN STREET WEST
                           DAHLONEGA, GEORGIA 30533
                                 706/864-3915

(Address, including zip code, and telephone number, including area code, of agent for service)
                                WITH COPIES TO:

THOMAS O. POWELL, ESQUIRE                         ROBERT C. SCHWARTZ, ESQUIRE
   TROUTMAN SANDERS LLP                         SMITH, GAMBRELL & RUSSELL, LLP
 600 PEACHTREE STREET, N.E.                       1230 PEACHTREE STREET, N.E.
         SUITE 5200                                        SUITE 3100
ATLANTA, GEORGIA 30308-2216                           ATLANTA, GEORGIA 30303
       404/885-3294                                        404/815-3758


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of IBI Acquisition Corp. (the "Merger Sub"), an Alabama corporation, with and into Independent Bancorp, Inc., an Alabama corporation ("Independent"), as described in the Agreement and Plan of Merger among Independent, Century South Banks, Inc. ("CSBI") and the Merger Sub, dated as of September 8, 1998 and amended as of November 8, 1998 (the "Merger Agreement") attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
   OF SECURITIES TO BE      AMOUNT TO BE       OFFERING PRICE           AGGREGATE             AMOUNT OF
        REGISTERED        REGISTERED/(1)/      PER SHARE/(2)/      OFFERING PRICE/(3)/     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
   Common Stock, $1.00
   par value                  699,186               $9.65               $6,746,700              $1,890
-------------------------------------------------------------------------------------------------------------



/(1)/ The number of shares to be registered is based upon an estimate of the maximum number of shares of common stock of CSBI to be issued to the shareholders of Independent pursuant to the Merger.
/(2)/ Represents the quotient obtained by dividing (i) the proposed maximum aggregate offering price (determined as described in note (3) below) by
      (ii) the number of shares of CSBI Common Stock being registered hereunder. /(3)/ Computed in accordance with Rule 457(f)(2) based on the book value, as of
      February 16, 1999, of the maximum number of shares of Independent Common Stock (215,000) to be received by CSBI in exchange for the securities registered hereby.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO CSBI THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: CENTURY SOUTH BANKS, INC., 60 MAIN STREET WEST, DAHLONEGA, GEORGIA 30533, ATTENTION: CORPORATE SECRETARY, 706/864-1111. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE NO LATER THAN FIVE (5) BUSINESS DAYS BEFORE THE SPECIAL MEETING OF INDEPENDENT SHAREHOLDERS, OR BY [_______], 1999.

--------------------------------------------------------------------------------

                           INDEPENDENT BANCORP, INC.

                         MERGER PROPOSED--YOUR VOTE IS
                                VERY IMPORTANT


Dear Independent Shareholder:

     The Board of Directors of Independent Bancorp, Inc. has approved a merger in which Independent will become a wholly-owned subsidiary of Century South Banks, Inc. We are sending you this proxy statement/prospectus to ask you to vote in favor of the merger.

     In the merger, each share of your Independent common stock (excluding shares held by Independent shareholders who perfect their dissenter's rights) will be converted into the right to receive a number of shares of CSBI common stock which will be determined by a formula. This number of shares is the exchange ratio. The precise exchange ratio will depend upon the market value of CSBI common stock immediately prior to the effective time of the merger. If the market value of CSBI's common stock is less than or equal to $30.75, the exchange ratio will be 3.2520; if the market value is greater than or equal to $31.50, the ratio will be 3.1746; and if the market value is between $30.75 and $31.50 the exchange ratio will be between 3.2520 and 3.1746.

     The merger will turn your Independent shares into shares of a publicly-traded, larger and more diversified financial services company.

     YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed without the approval of Independent shareholders. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. If you do not return your card, the effect will be a vote against the merger.

     We strongly support the acquisition of Independent by CSBI and join with the other members of the Board in enthusiastically recommending that you vote in favor of the merger.

THIS PROXY STATEMENT/PROSPECTUS PROVIDES DETAILED INFORMATION ABOUT THE MERGER.
  YOU SHOULD READ IT CAREFULLY. THE MERGER INVOLVES CERTAIN RISKS. SEE "RISK
           FACTORS" ON PAGE [_] OF THIS PROXY STATEMENT/PROSPECTUS.

     The date, time and place of the special meeting are:

          March __, 1999, _____ p.m.
          Independent Bancorp, Inc.
          402 Main Street
          Oxford, Alabama 36203


     -------------------------------    ----------------------------------
     Fred M. Denney                     Joel B. Carter
     Chairman of the Board              Chief Executive Officer


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

            This proxy statement/prospectus is dated March __, 1999 and was first mailed to shareholders on or about March __, 1999.

                           INDEPENDENT BANCORP, INC.
                                402 MAIN STREET
                             OXFORD, ALABAMA 36203

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


March __, 1999

To the Shareholders of Independent Bancorp, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders ("Special Meeting") of Independent Bancorp, Inc. ("Independent") will be held at the main office of Independent, located at 402 Main Street, Oxford, Alabama, at [___ p.m.], local time, on March __, 1999, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 8, 1998 and amended as of November 8, 1998 (the "Merger Agreement"), by and among Independent, Century South Banks, Inc. ("CSBI") and IBI Acquisition Corp., a wholly owned subsidiary of CSBI (the "Merger Sub"), pursuant to which, among other matters, the Merger Sub will merge with and into Independent (the "Merger") and the shares of Independent will be converted into the right to receive shares of common stock of CSBI, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement/Prospectus and is hereby incorporated by reference herein.

     2. To transact such other business as may properly come before the Independent Special Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on February __, 1999 are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of two-thirds of the shares of Independent common stock entitled to vote at the Independent Special Meeting.

     THE BOARD OF DIRECTORS OF INDEPENDENT UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

     NOTICE OF RIGHT TO DISSENT. IF PROPOSAL 1 ABOVE IS APPROVED AND THE MERGER CONTEMPLATED THEREIN IS CONSUMMATED, EACH SHAREHOLDER OF INDEPENDENT WILL HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE MERGER AND WILL BE ENTITLED TO THE RIGHTS AND REMEDIES OF DISSENTING SHAREHOLDERS PROVIDED IN ARTICLE 13 ("ARTICLE 13") OF THE ALABAMA BUSINESS CODE ANNOTATED (THE "ABCA"). THE RIGHT OF ANY SUCH SHAREHOLDER TO ANY DISSENTERS' RIGHTS IS CONTINGENT UPON CONSUMMATION OF THE MERGER AND UPON STRICT COMPLIANCE WITH THE REQUIREMENTS SET FORTH IN ARTICLE 13, THE FULL TEXT OF WHICH IS SET FORTH AS APPENDIX C TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FOR A SUMMARY OF THE REQUIREMENTS OF ARTICLE 13, SEE "THE MERGER - DISSENTERS' RIGHTS OF APPRAISAL" IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Oscar B. Cotton, Secretary

                               TABLE OF CONTENTS

                                                                                                   Page
SUMMARY...........................................................................................  1
 The Companies....................................................................................  1
 The Merger.......................................................................................  1
 What Independent Shareholders Will Receive.......................................................  1
 Reasons for the Merger...........................................................................  1
 The Independent Shareholders' Meeting............................................................  1
 Independent Board of Directors' Recommendation to Independent Shareholders.......................  1
 Record Date; Voting Power........................................................................  2
 Vote Required....................................................................................  2
 Interests of Persons Involved in the Merger that are Different From Yours........................  2
 Conditions to the Merger.........................................................................  2
 Termination of the Merger Agreement..............................................................  2
 Regulatory Approvals.............................................................................  2
 Accounting Treatment.............................................................................  2
 Important Federal Tax Consequences...............................................................  3
 Dissenters' Rights...............................................................................  3
 Market Prices of CSBI and Independent Common Stock; Dividend Payments............................  4
 CSBI and Independent Selected Historical Financial Data..........................................  5
RISK FACTORS......................................................................................  8
 Integration of Acquired Banks and Businesses; Business Combinations..............................  8
 Management of Growth.............................................................................  8
 Interests of Certain Persons in the Merger.......................................................  8
 Competition......................................................................................  8
 Possible Volatility of Stock Price...............................................................  8
 Risk from General Economic Conditions............................................................  9
 Risks Relating to Year 2000 Issue................................................................  9
 Anti-Takeover Effect of Certain Charter and Bylaw Provisions.....................................  9
WHERE YOU CAN FIND ADDITIONAL INFORMATION......................................................... 10
INFORMATION INCORPORATED BY REFERENCE............................................................. 11
A WARNING ABOUT FORWARD-LOOKING STATEMENTS........................................................ 11
INFORMATION CONCERNING THE INDEPENDENT SPECIAL MEETING............................................ 12
 General.......................................................................................... 12
 The Special Meeting.............................................................................. 12
 Matters to be Considered......................................................................... 12
 Vote Required.................................................................................... 12
 Voting of Proxies................................................................................ 12
 Revocability of Proxies.......................................................................... 13
 Solicitation of Proxies.......................................................................... 13
 Recommendation of the Independent Board.......................................................... 13
THE MERGER........................................................................................ 14
 General.......................................................................................... 14
 Background of the Merger......................................................................... 14
 Independent's Reasons for the Merger............................................................. 14
 CSBI's Reasons for the Merger.................................................................... 15
 Merger Consideration............................................................................. 15
 Fractional Shares................................................................................ 15
 Opinion of Independent's Financial Advisor....................................................... 15
 Effective Time................................................................................... 17
 Distribution of CSBI Certificates................................................................ 17

 Certain Federal Income Tax Consequences..................................... 18
 Management and Operations after the Merger.................................. 19
 Interests of Certain Persons in the Merger.................................. 19
 Conditions to Consummation.................................................. 20
 Regulatory Approvals........................................................ 21
 Amendment, Waiver, and Termination.......................................... 22
 Conduct of Business Pending the Merger...................................... 23
 Expenses and Fees........................................................... 24
 Accounting Treatment........................................................ 24
 Resales of CSBI Common Stock................................................ 24
 Dissenters' Rights of Appraisal............................................. 24
PRO FORMA COMBINED FINANCIAL DATA............................................ 27
DESCRIPTION OF INDEPENDENT................................................... 32
 General..................................................................... 32
 Market Area................................................................. 32
 Lending Activities.......................................................... 32
 Deposits.................................................................... 33
 Investments................................................................. 33
 Competition................................................................. 33
 Employees................................................................... 34
 Description of Property..................................................... 34
 Legal Proceedings........................................................... 34
 Ownership of Independent Common Stock....................................... 34
INDEPENDENT BANCORP, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................. 35
 General..................................................................... 35
 Summary..................................................................... 35
 Financial Condition......................................................... 35
 Balance Sheet Management.................................................... 36
 Results of Operations....................................................... 36
 Effects of Inflation and Changing Prices.................................... 38
 Net Interest Income......................................................... 39
 Liability and Asset Management.............................................. 41
 Deposits.................................................................... 42
 Assets...................................................................... 43
 Investment Portfolio........................................................ 43
 Investment Policy........................................................... 45
 Loan Portfolio.............................................................. 46
 Loan Policy................................................................. 47
 Credit Risk Management and Reserve for Loan Losses.......................... 48
 Capital Resources/Liquidity................................................. 50
 Capital Adequacy............................................................ 50
CERTAIN DIFFERENCES IN THE RIGHTS OF INDEPENDENT SHAREHOLDERS AND
CSBI SHAREHOLDERS............................................................ 52
 Authorized Capital Stock.................................................... 52
 Directors................................................................... 52
 Voting Requirements Generally............................................... 53
 Dividends................................................................... 53
 Conversion and Dissolution.................................................. 54
 Amendment or Repeal of the Articles of Incorporation and Bylaws............. 54
 Dissenters' Rights.......................................................... 54
 Special Meetings of Shareholders............................................ 55
 Liability of Directors...................................................... 55
 Advance Notice Provisions for Certain Actions............................... 55
 Indemnification of Directors and Officers................................... 55
 Changes in Control.......................................................... 56

 Preemptive Rights ...............................................................................        57
CERTAIN REGULATORY CONSIDERATIONS.................................................................        57
 General..........................................................................................        57
 Capital and Operational Requirements.............................................................        58
 Distributions....................................................................................        59
 "Source of Strength" Policy......................................................................        59
EXPERTS...........................................................................................        59
LEGAL MATTERS.....................................................................................        59
OTHER MATTERS.....................................................................................        59
INDEX TO FINANCIAL STATEMENTS
 Independent Financial Statements.................................................................        F-1

Appendix A - Agreement and Plan of Merger, dated as of September 8, 1998 and amended as of November 8, 1998, by and among Independent Bancorp, Inc., Century South Banks, Inc. and IBI Acquisition Corp.

Appendix B - ABCA Dissenters' Rights

Appendix C - Opinion of T. Stephen Johnson & Associates, Inc.

________________________________________________________________________________


                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. (The term "we" refers to both CSBI and Independent together.)

THE COMPANIES

CENTURY SOUTH BANKS, INC.
60 Main Street West
Dahlonega, Georgia 30533
(706)864-1111

     CSBI is a bank holding company. Through its banking subsidiaries, CSBI provides a wide range of commercial and retail banking services in Georgia and Tennessee.

INDEPENDENT BANCORP, INC.
402 Main Street
Oxford, Alabama 36203
(256)835-1776

     Independent is a bank holding company. Through its banking subsidiary, The Independent Bank of Oxford, Independent provides a wide range of commercial and retail banking services in Oxford and Anniston, Alabama.

THE MERGER

     The acquisition of Independent by CSBI is governed by a merger agreement. We encourage you to read the merger agreement, which is attached as Appendix A.

WHAT INDEPENDENT SHAREHOLDERS WILL RECEIVE

     As a result of the merger, Independent shareholders will receive a number of shares of CSBI common stock for each share of Independent common stock that they own. The number of shares will be determined by a formula which provides an exchange ratio. The precise exchange ratio will depend upon the market value of CSBI common stock immediately prior to the effective time of the merger. If the market value of CSBI's common stock is less than or equal to $30.75, the exchange ratio will be 3.2520; if the market value is greater than or equal to $31.50, the ratio will be 3.1746; and if the market value is between $30.75 and $31.50, the exchange ratio will be between 3.2520 and 3.1746. The merger will turn your Independent shares into shares of a publicly-traded, larger and more diversified financial services company. The number of shares of CSBI common stock will be reduced in the event that certain merger-related expenses of Independent exceed $100,000.

     Independent shareholders should not send in their stock certificates until requested to do so after the merger is completed.

REASONS FOR THE MERGER

     The board of directors of Independent believes that the merger will create value for Independent's shareholders. It also believes that CSBI is offering a fair price to Independent shareholders for their Independent common shares. The merger will turn your Independent shares into shares of a publicly-traded, larger and more diversified financial services company. The board of directors of Independent believes that the merger will enable Independent to serve its customers better than its competitors by offering more diverse products and services. In addition, since CSBI's subsidiaries are operated as community banks, the board believes that the same commitment to customer service now existing at Independent will continue following the merger.

     To review the reasons for the merger in greater detail, as well as the uncertainties, see pages [____].

THE INDEPENDENT SHAREHOLDERS' MEETING

     The Special Meeting of Independent shareholders to vote on the merger will be held at 402 Main Street, Oxford, Alabama, at [__] p.m., on March __, 1999.

INDEPENDENT BOARD OF DIRECTORS' RECOMMENDATION TO INDEPENDENT SHAREHOLDERS

     The board of directors of Independent believes that the merger is in the best interest of Independent shareholders and recommends that you vote "FOR" the proposal to approve the merger agreement.

________________________________________________________________________________

________________________________________________________________________________


RECORD DATE; VOTING POWER

     You may vote at the Independent special meeting if you owned Independent shares as of the close of business on February __, 1999. You will have one vote for each share of Independent common stock you owned on that date.

VOTE REQUIRED

     The merger must be approved by the holders of at least two-thirds of the shares of Independent common stock.

INTERESTS OF PERSONS INVOLVED IN THE MERGER THAT ARE DIFFERENT FROM YOURS

     Independent's officers and directors may have interests in the merger that differ from the interests of Independent shareholders generally, including employment and bonus arrangements for officers and continuation of their services as directors.

CONDITIONS TO THE MERGER

     The completion of the merger depends on the fulfillment of a number of conditions, including the following:

 .  Independent shareholders must approve the merger agreement;

 . we must receive all required regulatory approvals and any waiting periods required by law must have passed;

 . we must receive a legal opinion confirming the tax-free nature of the transaction;

 . each parties' representations and warranties, which are contained in the merger agreement, must be accurate in all material respects;

 . each party shall have delivered officers' certificates and its counsel's legal opinions to the other; and

 . shares of CSBI's common stock issuable pursuant to the merger must be approved for listing on NASDAQ.

     Unless prohibited by law, either CSBI or Independent can elect to waive a condition that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

TERMINATION OF THE MERGER AGREEMENT

     Notwithstanding the approval of the merger by the Independent shareholders at the Independent special meeting, CSBI and Independent can agree at any time to terminate the Merger Agreement before completing the merger.

     Either CSBI or Independent can also terminate the Merger Agreement:

 . if more than two-thirds of Independent's shareholders fail to approve the merger;

 . if the other party materially violates any of its representations or warranties under the merger agreement and fails to cure such violation;

 .  if we do not complete the merger by June 30, 1999;

 . if any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger; or

 . if the conditions to the obligations of a party to complete the merger cannot be satisfied by June 30, 1999.

     CSBI can also terminate the merger if Independent receives an acquisition offer from a third party and the board of directors of Independent fails to reaffirm the merger at the request of CSBI.

REGULATORY APPROVALS

     We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. In addition, the merger is subject to the approval of the Superintendent of Banks in Alabama and the Department of Banking and Finance in Georgia.

     While we do not know of any reason why we would not obtain the regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

ACCOUNTING TREATMENT

     We expect the merger to qualify as a pooling of interests, which means that CSBI will treat CSBI and Independent as if they had always been

________________________________________________________________________________

________________________________________________________________________________


combined for accounting and financial reporting purposes.

IMPORTANT FEDERAL TAX CONSEQUENCES

     We expect that the merger will be tax-free to Independent shareholders for federal income tax purposes (except for tax payable because of cash received for fractional shares or pursuant to the exercise of dissenters' rights).

DISSENTERS' RIGHTS

     Alabama law permits Independent shareholders to dissent from the merger and to have their shares appraised and the fair value paid to them in cash. To do this, Independent shareholders must follow certain procedures, including filing notices with Independent, and either ABSTAINING FROM VOTING OR VOTING AGAINST the merger. If you hold shares of Independent common stock and you follow the required formalities, your Independent shares will not become shares of CSBI common stock. Instead, your only right will be to receive the appraised value of your Independent shares in cash. See "THE MERGER - Dissenters' Rights of Appraisal."

________________________________________________________________________________

________________________________________________________________________________


     MARKET PRICES OF CSBI AND INDEPENDENT COMMON STOCK; DIVIDEND PAYMENTS

                                                   Cash                                        Cash
                     Sales Price Per Share of    Dividend     Sales Price Per Share of       Dividend
                         CSBI Common Stock       Declared     Independent Common Stock       Declared(1)
                         -----------------       --------     ------------------------       --------
                        High           Low                       High              Low
                        ----           ---                       ----              ---
1996
First Quarter          $16.75         $13.75     $0.09750                                       .45
Second Quarter          15.25          13.50      0.09875                                       -0-
Third Quarter           17.50          14.50      0.10000                                       .45
Fourth Quarter          19.00          16.25      0.10125                                       -0-

1997
First Quarter           20.50          17.75      0.10250        22.00                          .50
Second Quarter          20.00          18.00      0.10375        18.50                          -0-
Third Quarter           20.38          18.00      0.10500        19.00                          .50
Fourth Quarter          25.00          19.75      0.10625                                       -0-

1998
First Quarter           25.75          23.50      0.10750                                       .52
Second Quarter          38.25          24.50      0.10875                                       -0-
Third Quarter           38.00          25.00      0.11000          -0-                          .81
Fourth Quarter          30.50          28.75      0.11125          -0-                          .27

1999
First Quarter
 (through February
 __, 1999
---------------
(1) Through July 1998, dividends for Independent were declared and paid on a semi-annual basis. Such dividend declarations were made based on the results of operations of the previous six month period and were declared immediately subsequent to the related six month period. The dividends were paid based on dividends received from Independent's bank subsidiary. Semi-annual dividends of $0.52 and $0.54 were paid in January 1998 and July 1998, respectively under this policy. In July 1998, Independent adopted a quarterly dividend policy effective with the September 30, 1998 quarter in order to provide for a dividend payment schedule consistent with CSBI shareholders until such time that the merger was closed. In September 1998 and December 1998,
    Independent declared and paid regular dividends of $0.27 and $0.27, for the third and fourth quarter, respectively.



________________________________________________________________________________

________________________________________________________________________________


            CSBI AND INDEPENDENT SELECTED HISTORICAL FINANCIAL DATA

                                                                    At or for the Years Ended December 31,
                                                                     1998            1997           1996
CSBI COMMON STOCK
Net income per common share:
  Historical - basic                                               $ 1.34          $ 0.89         $ 1.18
  Historical - diluted                                             $ 1.32          $ 0.87         $ 1.15
  Pro forma CSBI and Independent combined - diluted                $ 1.30          $ 0.93         $ 1.18
  Dividends per common share:
    Historical                                                     $ 0.44          $ 0.42         $ 0.40

Book Value per common share:
  Historical                                                       $10.85          $10.04         $ 9.44
  Pro forma CSBI and Independent combined - (1)                    $10.77          $ 9.99         $ 9.32

IBC COMMON STOCK
Net income per common share:
  Historical - basic                                               $ 3.24          $ 6.22         $ 5.30
  Historical - diluted                                             $ 3.24          $ 6.22         $ 5.30
  Equivalent pro forma CSBI and Independent
    combined (2) - diluted                                         $ 4.23          $ 3.02         $ 3.84

Dividends per common share:
  Historical                                                       $ 1.60          $ 1.00         $ 0.90
  Equivalent pro forma combined (3)                                $ 1.43          $ 1.37         $ 1.30

Book Value per common share:
  Historical                                                       $31.37          $29.56         $23.94
  Equivalent pro forma CSBI and Independent combined (2)           $35.02          $32.48         $30.30

(1) Determined by dividing pro forma combined shareholder's equity by pro forma shares outstanding as follows:

                                   EQUITY                SHARES
          12/31/98            126,076,552            11,701,513

(2) Determined by multiplying the applicable pro forma amount by the assumed exchange ratio of 3.2520 to 1.
(3) Determined by multiplying the applicable CSBI historical amount by the assumed exchange ratio of 3.2520 to 1.

________________________________________________________________________________

________________________________________________________________________________


                  CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES
                            Selected Financial Data
                                  (Unaudited)

                                                          AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                                  1998         1997          1996           1995        1994
                                                  ----         ----          ----           ----        ----
                                                 (Amounts in thousands, except per share data and percentages)
SUMMARY OF OPERATIONS:
     Net interest income                       $   53,394    $   50,458    $   48,218     $ 44,411    $ 38,689
     Provision for possible loan losses             1,772         5,201         2,166        2,159       1,390
     Net income                                    14,681         9,632        12,683       10,759       9,300


PER SHARE DATA:
     Net income - basic                              1.34          0.89          1.18         1.02        0.90
     Net income - diluted                            1.32          0.87          1.15         1.00        0.88
     Cash dividends declared                         0.44          0.42          0.40         0.38        0.34
     Book value                                     10.85         10.04          9.44         8.64        7.54

     Tangible book value                            10.42          9.37          8.70         7.91        6.70


BALANCE SHEET SUMMARY:
     Investments                                  143,561       178,804       192,937      193,398     196,207
     Loans, net                                   776,389       746,392       688,431      647,352     592,860
     Deposits                                     912,953       960,336       928,971      850,530     802,761
     Assets                                     1,054,952     1,088,368     1,051,399      976,203     917,484
     Long-term debt and
        other borrowings:
     Federal Home Loan
        Bank advances                              12,780         6,881         6,982       14,183      15,183

       Other long-term debt                            35            39         1,741        6,327       8,774
       Other borrowings                                 -         1,500             -          501       1,850
     Average shareholders' equity                 114,367       105,735        96,312       86,937      77,024
     Average total assets                       1,060,852     1,052,695     1,004,260      928,238     855,343


FINANCIAL RATIOS:
     Net income to average assets                    1.38%         0.91%         1.26%        1.16%       1.09%
     Overhead ratio/(a)/                             2.78          3.03          2.80         2.95        3.03

     Net income to average
        shareholders' equity                        12.84          9.11         13.17        12.38       12.07
     Dividend payout ratio/(b)/                     32.73         37.04         24.32        21.41       17.46
     Average shareholder's equity to
        average total assets                        10.78         10.04          9.59         9.37        9.01

/(a)/ Represents noninterest expense less noninterest income divided by average assets.
/(b)/ Represents dividends declared divided by net income, including pooled subsidiaries.

________________________________________________________________________________

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY
                            Selected Financial Data
                                  (Unaudited)

                                                                    YEARS ENDED DECEMBER 31,
                                                    1998             1997             1996             1995
-----------------------------------------------------------------------------------------------------------------
                                                 (Amounts in thousands, except per share data and percentages)
SUMMARY OF OPERATIONS
     Net interest income                          $ 3,473          $ 3,145           $ 2,619         $ 2,202
     Provision for possible loan losses             1,364              196               184             102
     Net income                                       697            1,337             1,140             832

PER SHARE DATA
     Net income - basic                              3.24             6.22              5.30            3.87
     Net income - diluted                            3.24             6.22              5.30            3.87
     Cash dividends declared                         1.60             1.00              0.90            0.84
     Book value                                     31.38            29.56             23.94           19.82
     Tangible book value                            31.33            29.49             23.84           19.67

BALANCE SHEET SUMMARY
     Investments                                   28,005           25,888            23,036          18,300
     Loans, net                                    57,464           50,559            40,692          34,303
     Deposits                                      83,355           73,442            62,268          54,625
     Average shareholders' equity                   6,493            5,653             4,905           3,850
     Average total assets                          90,001           76,374            66,222          55,521

FINANCIAL RATIOS
     Net income to average assets                    0.77%            1.75%             1.72%           1.50%
     Overhead ratio (a)                              1.59%            1.53%             1.70%           1.92%
     Net income to average                          10.73%           23.65%            23.24%          21.61%
     shareholders' equity
     Dividend payout ratio (b)                      49.35%           16.08%            17.02%          21.75%
     Average shareholders' equity to
     average total assets                            7.21%            7.40%             7.41%           6.93%

(a) Represents noninterest expense less noninterest income divided by average assets.
(b)  Represents dividends declared divided by net income.

                                 RISK FACTORS


     In addition to the other information included in or incorporated by reference into this Proxy Statement/Prospectus and the appendices hereto, the following factors should be considered carefully in evaluating the Merger.

INTEGRATION OF ACQUIRED BANKS AND BUSINESSES; BUSINESS COMBINATIONS

     CSBI is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place, and future acquisitions involving cash, debt or equity securities could occur. On December 16, 1997, CSBI acquired Bank Corporation of Georgia ("BCG"). The acquisition of BCG, Independent and any other banks or businesses will be accompanied by the risks commonly associated with acquisitions. These risks include potential exposure to unknown liabilities of acquired banks and businesses, the difficulty and expense of integrating the operations and personnel of the banks or businesses, the potential disruption to the business of CSBI, the potential diversion of management time and attention, the impairments of relationships with and the possible loss of key employees and customers of the acquired banks or businesses, the incurrence of amortization expenses if an acquisition is accounted for as a purchase and dilution to the shareholders of CSBI if the acquisition is made for stock. The risks associated with the acquisition of Independent (as well as other acquisitions) could have a material adverse effect on CSBI and the value of CSBI Common Stock; Dividend Payments.

MANAGEMENT OF GROWTH

     CSBI has recently experienced a period of rapid growth that has placed, and may continue to place, a significant strain on CSBI's financial, management and other resources. CSBI's ability to manage its growth effectively will require it to continue to improve its systems and procedures and to attract, train, motivate, manage and retain key employees. Any inability of CSBI to manage growth effectively could have a material adverse effect on CSBI's business, operating results and financial condition.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Merger by the Independent Board of Directors, shareholders should be aware that certain directors and executive officers of Independent have certain interests that may present them with potential conflicts of interest with respect to the Merger. These interests relate to, among other things, provisions in the Merger Agreement regarding indemnification and eligibility for certain employee benefits. See "THE MERGER
- Interests of Certain Persons in the Merger."

COMPETITION

     The banking business is highly competitive, and CSBI expects this competition to increase. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue to increase. In the conduct of certain aspects of its banking business, CSBI's banking subsidiaries encounter strong competition from other commercial banks, savings institutions, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions. Many of these competitors have substantially greater resources than CSBI's banking subsidiaries and offer certain services that these subsidiaries do not provide. CSBI's banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of CSBI Common Stock could be subject to significant fluctuations in response to, and may be adversely affected by, variations in quarterly operating results, changes in earnings estimates by analysts, developments in the banking industry and general stock market conditions, as well as other factors. Any future shortfall in CSBI's revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of CSBI Common Stock in any given period. Moreover, CSBI may not learn of, or be able to confirm, such shortfalls until late in the fiscal quarter, or following the end of the quarter, which could result in an even more immediate and adverse effect on the trading price of CSBI Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations from time to time which have, in certain circumstances, had no meaningful relationship to CSBI's performance.

RISK FROM GENERAL ECONOMIC CONDITIONS

     In addition, general economic conditions affect the banking industry. The credit quality of CSBI's loan portfolio necessarily reflects, among other matters, the general economic conditions in the areas in which it conducts its business. The continued financial success of CSBI and its subsidiaries depends in part on factors which are beyond CSBI's control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on CSBI's financial condition and results of operations, which, in all likelihood, would adversely affect the market price of CSBI Common Stock. See "Summary--Market Prices of CSBI and Independent Common Stock."

RISKS RELATING TO YEAR 2000 ISSUE

     The Year 2000 issue refers generally to the data structure problem that will prevent systems from properly recognizing dates after the year 1999. CSBI has appointed a Year 2000 committee with a full-time Year 2000 coordinator to conduct a comprehensive review of its operational and financial systems to determine how the Year 2000 will impact operation of these systems. The committee has developed a plan to identify all critical systems and developed solutions for all systems that are found to not be Year 2000 compliant. In addition, confirmations have been received from CSBI's primary processing vendors and counterparties that plans have been developed to address processing of transactions in the Year 2000. However, the identification and solving of all year 2000 issues is a complex problem and CSBI cannot provide assurance that CSBI's systems nor the systems of other companies with whom CSBI conducts business will be Year 2000 compliant prior to December 31, 1999 or that failure of any such system will not have a material adverse effect on CSBI's business, operating results and financial condition.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Various differences exist between the rights of Independent and CSBI shareholders under their respective Articles of Incorporation and Bylaws. In particular, certain provisions of the Articles of Incorporation and Bylaws of CSBI could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving CSBI, even if such events could be beneficial to shareholders. See "CERTAIN DIFFERENCES IN THE RIGHTS OF INDEPENDENT SHAREHOLDERS AND CSBI SHAREHOLDERS."

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


     CSBI files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information filed by CSBI at the SEC's public reference rooms in Washington D.C., New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CSBI's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     CSBI has filed a Registration Statement on Form S-4 to register with the SEC the CSBI Common Stock to be issued to Independent shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of CSBI in addition to a proxy statement of Independent for the Special Meeting. As allowed by the SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CSBI OR INDEPENDENT. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CSBI OR ANY OF ITS SUBSIDIARIES OR INDEPENDENT OR ITS SUBSIDIARY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain information in this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC by CSBI. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in the Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that CSBI has previously filed with the SEC. These documents contain important information about CSBI and its finances.

CSBI Filings (SEC File No. 0-26254)          Period
-----------------------------------          ------

Annual Report on Form 10-K                   Year ended December 31, 1997

Quarterly Reports on Form 10-Q               Quarters ended March 31, 1998, June
                                             30, 1998, and September 30, 1998

     The description of CSBI Common Stock contained in the CSBI Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description is also incorporated herein by reference

     We further incorporate by reference additional documents that CSBI files with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting of Independent shareholders.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     CSBI and Independent make forward-looking statements in this document, and, in the case of CSBI, the public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of CSBI after the Merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. MANY POSSIBLE EVENTS OR FACTORS COULD AFFECT THE FUTURE FINANCIAL RESULTS AND PERFORMANCE OF EACH OF OUR COMPANIES. THIS COULD CAUSE RESULTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OUR FORWARD-LOOKING STATEMENTS. YOU SHOULD CONSIDER THESE RISKS WHEN YOU VOTE ON THE MERGER. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: (i) failure to fully realize or to realize within the expected time frame expected cost savings from the Merger, (ii) lower than expected income or revenues following the Merger or higher than expected operating costs,
(iii) a significant increase in competitive pressure in the banking and financial services industry, (iv) business disruption related to the Merger (both before and after completion), (v) greater than expected costs or difficulties related to the integration of the management of CSBI and Independent, (vi) litigation costs and delays caused by litigation, (vii) higher than anticipated costs in completing the Merger, (viii) unanticipated regulatory delays or constraints or changes in the proposed transaction required by regulatory authorities, (ix) reduction in interest margins due to changes in the interest rate environment, (x) poorer than expected general economic conditions, including acquisition and growth opportunities, either nationally or in the states in which the combined company will be doing business, (xi) legislation or regulatory changes which adversely affect the businesses in which the combined company would be engaged, (xii) other unanticipated occurrences which may delay the consummation of the Merger, increase the costs related to the Merger or decrease the expected financial benefits of the Merger and (xiii) other factors set forth in "RISK FACTORS." By making these forward-looking statements, neither company will undertake to update them in any manner except as may be required by the respective company's disclosure obligations in filings it makes with the SEC under the Federal securities laws.

            INFORMATION CONCERNING THE INDEPENDENT SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being mailed by Independent to holders of its common stock, $0.01 par value ("Independent Common Stock"), on or about February __, 1999, together with the Notice of the Special Meeting of Independent Shareholders and a form of proxy solicited by the Independent Board for use at the Special Meeting and at any adjournments or postponements thereof.

THE SPECIAL MEETING

     The Special Meeting will be held at the main office of Independent, located
at 402 Main Street, Oxford, Alabama 36203-1237, at [    ] p.m., local time, on
March __, 1999. Only holders of Independent Common Stock of record at the close of business on February __, 1999 (the "Record Date") will be entitled to receive notice of and to vote at the Independent Special Meeting. As of the Record Date, there were 215,000 shares of Independent Common Stock outstanding and entitled to vote, with each such share entitled to one vote.

MATTERS TO BE CONSIDERED

     At the Special Meeting, Independent shareholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of September 8, 1998 and amended as of November 8, 1998, by and among Independent, CSBI and the Merger Sub, pursuant to which the Merger Sub will be merged with and into Independent. Upon completion of the Merger, the Merger Sub will cease to exist and Independent will become a wholly owned subsidiary of CSBI.

VOTE REQUIRED

     Under the Alabama Business Code Annotated (the "ABCA"), the affirmative vote of the holders of at least two-thirds of the outstanding shares of Independent Common Stock entitled to vote is required to approve and adopt the Merger Agreement. On the Record Date, there were approximately [_____] holders of record of Independent Common Stock. On such date, the directors and officers of Independent and their affiliates beneficially owned, and expressed their intent to vote in favor of the Merger, a total of approximately [____%] of the outstanding shares of Independent Common Stock. At the date of this Proxy Statement/Prospectus, neither CSBI nor any of its affiliates owned any of the outstanding shares of Independent Common Stock.

VOTING OF PROXIES

     Shares of Independent Common Stock represented by properly executed proxies received at or prior to the Special Meeting will be voted at the Special Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement. Any stockholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the Independent Special Meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

     BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF ALL THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING BY HOLDERS OF THE ISSUED AND OUTSTANDING INDEPENDENT COMMON SHARES, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE INDEPENDENT BOARD URGES ITS SHAREHOLDERS TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     If any other matters are properly presented at the Special Meeting, the person or persons named in the form of proxy enclosed with this Proxy Statement/Prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Independent has no knowledge of any matters to be presented at the Special Meeting, other than the matters described in this Proxy Statement/Prospectus.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form of proxy does not preclude an Independent Shareholder from voting in person or otherwise revoking a proxy. An Independent Shareholder may revoke a proxy at any time prior to its exercise by delivering to the Corporate Secretary of Independent, a duly executed revocation or proxy bearing a later date or by voting in person at the Special Meeting.
All written notices of revocation and other communications with respect to the revocation of Independent proxies should be addressed to Independent Bancorp, Inc., 402 Main Street, Oxford, Alabama 36203, Attention: Corporate Secretary. Attendance at the Independent Special Meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Independent will bear the cost of the solicitation of proxies in connection with the Special Meeting, except that CSBI will pay the SEC filing fees payable in connection with the Registration Statement of which this Proxy Statement/Prospectus is a part and one-half of the printing costs incurred in connection with the printing of such Registration Statement and this Proxy Statement /Prospectus.

     Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Independent, who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Independent, CSBI or any other person. The delivery of this Proxy Statement/Prospectus shall not, under any circumstances, create any implication that there has been no change in the business or affairs of Independent or CSBI since the date of the Proxy Statement/Prospectus.

RECOMMENDATION OF THE INDEPENDENT BOARD

     THE INDEPENDENT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF INDEPENDENT AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF INDEPENDENT VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Independent Board, among other things, consulted with its legal advisors regarding the legal terms of the Merger Agreement and with its financial advisor, T. Stephen Johnson & Associates, Inc. ("Advisor"), as to the fairness, from a financial point of view, of the consideration to be received by the holders of Independent Common Stock in the Merger. For a discussion of the factors considered by the Independent Board in reaching its conclusion, see "THE MERGER-Background of the Merger and Independent's Reasons for the Merger."

     Independent shareholders should note that certain members of management and directors of Independent have certain interests in, and may derive certain benefits as a result of, the Merger that are in addition to their interests as shareholders of Independent. See "THE MERGER-Interests of Certain Persons in the Merger."

     INDEPENDENT SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

     The descriptions of the terms and conditions of the Merger, the Merger Agreement, and any related documents in this Proxy Statement/Prospectus are qualified in their entirety by reference to the copy of the Merger Agreement attached as Appendix A to this Proxy Statement/Prospectus, to the Alabama Statute governing dissenters' rights, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus, to the Registration Statement of which this Proxy Statement/Prospectus is a part and to the exhibits to the Registration Statement.

GENERAL

     The Merger Agreement provides that the Merger Sub shall merge with and into Independent with Independent as the surviving corporation in the Merger. As a result, Independent will become a wholly owned subsidiary of CSBI, and the Merger Sub will cease to exist. After the Merger, The Independent Bank of Oxford, an Alabama corporation and a wholly-owned subsidiary of Independent ("Bank"), will remain a wholly-owned subsidiary of Independent. At the time the Merger becomes effective, each share of issued and outstanding Independent Common Stock (excluding shares held by CSBI and its subsidiaries, Independent and its subsidiary and excluding shares held by Independent shareholders who exercise their dissenters' rights) shall be converted into the right to receive a number of shares of CSBI Common Stock which will be determined by the formula set forth below in "Merger Consideration." If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained, and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated.

BACKGROUND OF THE MERGER

     Beginning in the second quarter of 1998, the Chief Executive Officer and Board of Directors of Independent received an unsolicited and informal indication of interest to discuss the possibility of being acquired by another financial institution. Although this discussion did not lead to a formal offer, the Board of Directors of Independent, recognized and evaluated the increasing valuations of community banks and consolidation activity affecting community banks. After careful consideration of the qualification and experience of various financial advisory firms, Independent engaged Advisor to provide to Independent advice concerning potential suitable merger partners.

     The Board of Directors of Independent's interest in evaluating a merger candidate was to obtain a high value for the shareholders, liquidity, and maintain a community bank identity in the local market place. CSBI was one financial institution identified by Advisor having these characteristics. The management of CSBI and Independent began considering a potential acquisition of Independent by CSBI in June, 1998. A letter of intent was finalized and executed as of July 9, 1998. The Merger Agreement was approved by the CSBI Board of Directors on July 8, 1998, and by the Independent Board of Directors on July 28, 1998. The Merger Agreement was executed on September 8, 1998.

INDEPENDENT'S REASONS FOR THE MERGER

     Independent's Board of Directors believes that the Merger is in the best interest of Independent shareholders. The Board of Directors of Independent considered a number of factors in deciding to approve and recommend the terms of the Merger to Independent shareholders, including: (i) the terms of the proposed transaction; (ii) the financial condition, results of operations, and future prospects of Independent; (iii) the value of the consideration to be received by Independent shareholders relative to the book value and earnings per share of Independent Common Stock; (iv) the competitive and regulatory environment for financial institutions generally; (v) the fact that the Merger will enable Independent shareholders to exchange their Independent Common Stock (for which there is no established public trading market) for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded; (vi) the likelihood of receiving the requisite regulatory approvals; (vii) that it is expected that the Merger will be a tax-free transaction (except in respect of cash received for fractional shares of Independent Common Stock) for federal income tax purposes; and (viii) other information. The Board of Directors also took into account an opinion received from Advisor that the consideration to be received by the shareholders of Independent in the Merger, as described in the Merger Agreement, is fair, from a financial point of view to them. See "-Opinion of Independent's Financial Advisor." The foregoing discussion of the information and factors considered by the Independent Board of Directors is not intended to be exhaustive of the factors considered by the Board of Directors. The Independent Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

CSBI'S REASONS FOR THE MERGER

     The CSBI Board of Directors, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement. In reaching this decision, the CSBI Board of Directors considered all material factors although it did not assign any relative or specific weight to any individual factor. The CSBI Board of Directors also took into account its stated strategic long term goal of expanding CSBI throughout the Southeast so as to become one of the leading independent bank holding companies in the region. In this regard, CSBI looked at the profit position of Independent, giving consideration to Independent's size, its stockholder base, management expertise, and its presence in Alabama. After considering these factors, CSBI determined that the Merger would help accomplish its long term goals and would enhance CSBI's shareholder value, while permitting CSBI to continue to grow and expand as an independent bank holding company.

MERGER CONSIDERATION

     The Merger Agreement provides that, at the date and time at which the Articles of Merger reflecting the Merger become effective with the Secretary of State of the State of Georgia and the Secretary of State of the State of Alabama (the "Effective Time"), each issued and outstanding share of Independent Common Stock (excluding shares held by CSBI or any of its subsidiaries or by Independent and its subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Independent shareholders who exercise their dissenters' rights) shall be converted into the right to receive a number (the "Exchange Ratio") of shares of CSBI Common Stock equal to 99.9999 divided by the Deemed Market Value (as defined below), provided, however, that if the Deemed Market Value is less than or equal to $30.75, the Exchange Ratio shall be 3.2520, and if the Deemed Market Value is greater than or equal to $31.50, the Exchange Ratio shall be 3.1746. The aggregate number of shares of CSBI Common Stock issuable pursuant to the immediately preceding sentence is sometimes hereinafter referred to as the "Merger Consideration." For purposes of this Agreement, "Deemed Market Value" shall mean the arithmetic average, for the period of ten (10) consecutive trading days immediately preceding the date which is five (5) calendar days prior to the Effective Time, of the arithmetic average of the high and low trading prices for a share of CSBI Common Stock for each such trading day, as reported by NASDAQ.

     In the event Independent or CSBI changes the number of shares of Independent Common Stock or CSBI Common Stock on a fully diluted basis, issued and outstanding prior to the Effective Time (as defined above) as a result of a stock split, stock dividend or similar recapitalization, the Merger Consideration shall be proportionately adjusted.

FRACTIONAL SHARES

     Pursuant to the terms of the Merger Agreement, each holder of shares of Independent Common Stock converted pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of CSBI Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CSBI Common Stock multiplied by the market value per share of CSBI Common Stock at the Effective Time, which shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last business day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

OPINION OF INDEPENDENT'S FINANCIAL ADVISOR

     Advisor is an investment banking and financial services firm located in Roswell, Georgia. As part of its investment banking business, Advisor engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither Advisor nor any of its affiliates has a material financial interest in Independent or CSBI. Advisor was selected to advise Independent's Board of Directors based upon its familiarity with Independent, the regional community banking industry and its knowledge of the banking industry as a whole. No instructions were given or limitations imposed by the Independent Board of Directors upon Advisor regarding the scope of its investigation or the procedures it followed in rendering its opinion.

     Advisor has rendered its opinion (the "Fairness Opinion") to the Board of Directors of Independent that the consideration to be received by the holders of Independent Common Stock under the Merger Agreement is fair to such shareholders from a financial point of view. A copy of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement and should be read in its entirety. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the text of the Fairness Opinion.

     In addition to rendering the Fairness Opinion, the Advisor was engaged by Independent to act as advisor to the Board of Directors during the negotiations with CSBI for which a fee of 1% of the total purchase price for Independent's shares will be paid upon closing. This fee includes rendering this Fairness Opinion.

     In arriving at its Fairness Opinion, Advisor performed merger analyses described below. Advisor also reviewed certain publicly available business and financial information relating to Independent and CSBI. Advisor also considered certain financial and stock market data of Independent and CSBI, compared that data with similar data for certain other publicly-held banks and bank holding companies and considered the financial terms of certain other recent comparable community bank acquisition transactions in the southeastern United States, as further discussed below. Advisor also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, Advisor did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by Independent management and submitted to Advisor were based on assumptions believed by Advisor to be reasonable and to reflect currently available information, but Advisor did not independently verify such information. Advisor did not make an independent evaluation or appraisal of the assets of Independent or CSBI.

     In connection with rendering the Fairness Opinion, Advisor performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Advisor in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Advisor made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Independent's or CSBI's control. The analyses performed by Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to Independent, CSBI or the Merger. Accordingly, an analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Merger Analysis: The merger consideration to be received by Independent Shareholders is based on the defined Exchange Ratio for CSBI common shares. The value of the shares to be received is the current market value of CSBI common shares which currently trade on NASDAQ. The February 8, 1999 closing price for CSBI common shares was $25.00 per share. Assuming this closing price is equal to the Deemed Market Value the Exchange Ratio would be 3.2520 and the transaction value of each of the 215,000 Independent common shares would be $81.30. This transaction value equals 2.591 times December 31, 1998 book value and 25.078 times 1998 earnings per share. The purchase premium was calculated to equal
20.13 percent of core deposits as of December 31, 1998.

     Comparable Transactions Analysis: The Advisor reviewed the Merger as of February 9, 1999, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. The Advisor reviewed the purchase premiums paid in all nine transactions that were announced since December, 1997 involving selling institutions headquartered in Alabama. These are considered the comparable transactions. A listing of these transactions is included with the Fairness Opinion. On average, the comparable transactions reported an announced deal price to book value of 2.349 times, an announced deal price to earnings of 25.43 times and a purchase premium as a percent of core deposits of 22.96 percent. The Merger compares favorably with these transactions with the deal price to book value, the deal price to earnings, and the purchase premium as a percent of core deposits each ranking well within the range of the comparable transactions.

     Dividend Analysis: The Advisor reviewed the historical dividend payouts at Independent in an effort to equate such payouts to the current dividend payout at CSBI. The Independent shareholders received $1.60 per common share during 1998. Assuming on the current CSBI dividend payout of $0.445 per share, the Independent shareholders would receive the equivalent of $1.45 per current Independent share, based on the Exchange Ratio of 3.2520.

EFFECTIVE TIME

     If the Merger Agreement is approved by the requisite votes of Independent shareholders and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the Merger are satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time the Articles of Merger reflecting the Merger become effective with the Secretary of State of the State of Alabama and the Secretary of State of the State of Georgia. Unless otherwise mutually agreed upon in writing by the chief executive officers of each of CSBI and Independent, CSBI and Independent will use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Independent approve the Merger Agreement, or (iii) a later date if agreed upon in writing by the chief executive officers of CSBI and Independent. Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to be made effective during the second quarter of 1999. Either CSBI or Independent may terminate the Merger Agreement prior to the Effective Time, under certain circumstances. See "Conditions to Consummation" and "Amendment, Waiver, and Termination."

DISTRIBUTION OF CSBI CERTIFICATES

     Within 20 days after the Effective Time, CSBI shall mail appropriate transmittal materials to each record holder of Independent Common Stock for use in effecting the surrender and cancellation of those certificates in exchange for CSBI Common Stock. Risk of loss to the certificates shall remain with the holder until proper delivery of such certificates to CSBI by the former shareholders of Independent. INDEPENDENT SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of Independent Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to CSBI and shall within 20 days after surrender thereof receive the consideration they are entitled to under the Merger Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to the Merger Agreement. As provided in the Merger Agreement, each record holder of Independent Common Stock shall also receive cash in lieu of any fractional share of CSBI Common Stock to which such shareholder would be otherwise entitled (without interest). CSBI shall not be obligated to deliver the consideration to which any former holder of Independent Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as CSBI may require. CSBI shall not be liable to a holder of Independent Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     After the Effective Time (and prior to the surrender of certificates of Independent Common Stock to CSBI), record holders of certificates that represented outstanding Independent Common Shares immediately prior to the Effective Time will have no rights with respect to such certificates other than the right to surrender such certificates and receive in exchange therefor a certificate or certificates representing the aggregate number of whole shares of CSBI Common Stock to which such holder is entitled pursuant to the Merger Agreement, together with a check for amount (without interest) representing any fractional share.

     In the event that any dividend or distribution, the record date for which is on or after the Effective Time, is declared by CSBI on the CSBI Common Stock, no such dividend or other distributions shall be delivered to the holder of a certificate representing shares of Independent Common Stock immediately prior to the Effective Time until such holder surrenders such certificate as set forth above.

     In addition, to the extent permitted by law, holders of certificates that represented outstanding Independent Common Stock immediately prior to the Effective Time will be entitled to vote after the Effective Time at any meeting of CSBI shareholders the number of whole shares of CSBI Common Stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences of the Merger and the exchange by the holders of Independent Common Stock of such shares for shares of CSBI Common Stock. This discussion applies only to Independent Shareholders, if any, who hold their shares as a capital asset. This discussion does not address all aspects of taxation that may be relevant to particular Independent shareholders in light of their personal investment or tax circumstances, or to certain types of Independent shareholders (including insurance companies, financial institutions, broker-dealers, foreign corporations, persons who receive stock through the exercise of stock options or otherwise as compensation for services rendered and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it discuss any state, local or foreign tax considerations. Accordingly, each Independent shareholder is urged to consult his or her own tax advisor as to the specific tax consequences of the Merger, including the applicable federal, state, local and foreign tax consequences of the Merger.

     Neither CSBI nor Independent has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. Rather, a condition to consummation of the Merger is the receipt by each of CSBI and Independent of an opinion of Troutman Sanders LLP, counsel to CSBI, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. Such opinion will be based upon certain representations of fact provided by CSBI and Independent. Such representations of fact have not been independently verified by Troutman Sanders LLP. Such opinion will be also based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder, administrative rulings and practice by the Service, and judicial authority, in each case existing at the time such opinion is delivered, and all of which is subject to change, possibly retroactively. Any change in applicable law or pertinent facts could affect the continuing validity of such opinion and this discussion. In addition, a tax opinion is not binding upon the Service, and there can be no complete assurance, and none is hereby given, that the Service will not take a position which is contrary to one or more positions reflected in the tax opinion, or that such opinion will be upheld by the courts if challenged by the Service. CSBI and Independent have represented in the Merger Agreement that neither they nor their affiliates have taken any action or have knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization which is tax-free to the Independent shareholders pursuant to Section 368(a) of the Code. Based on the foregoing, it is anticipated that the tax opinion will state, among other matters, that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and CSBI, the Merger Sub and Independent will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by CSBI or Independent as a result of the Merger; (iii) no gain or loss will be recognized by the Independent shareholders upon the exchange of Independent Common Stock for CSBI Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in CSBI Common Stock); (iv) the receipt of cash in lieu of fractional shares of CSBI Common Stock will be treated as if fractional shares were distributed as part of the exchange and then were redeemed by CSBI; (v) an Independent shareholder who perfects his appraisal rights under Georgia law and who receives payment in cash for the "fair value" of his shares of Independent Common Stock will be treated as having exchanged such shares for cash in a redemption subject to Section 302 of the Code, and the Independent shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such shares; (vi) the aggregate tax basis of the shares of CSBI Common Stock received by an Independent shareholder pursuant to the Merger will be the same as the aggregate tax basis of the shares of Independent Common Stock surrendered in exchange therefor, excluding any basis allocable to a fractional share of CSBI Common Stock for which cash is received; and (vii) the holding period of shares of CSBI Common Stock received by an Independent Shareholder will include the holding period or periods of the shares of Independent Common Stock exchanged therefor, provided that the shares of Independent Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.

     EACH HOLDER OF SHARES OF INDEPENDENT COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S PERSONAL TAX AND FINANCIAL ADVISORS AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH HOLDER, BASED ON SUCH HOLDER'S OWN PARTICULAR STATUS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

     THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH INDEPENDENT SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     CSBI and Merger Sub Officers and Directors. At the Effective Time, the Merger Sub will be merged with and into Independent, and Independent will become a wholly-owned subsidiary of CSBI. Bank will remain a wholly-owned subsidiary of Independent. Independent and Bank will continue to be governed by the laws of the State of Alabama and the United States and operate in accordance with their respective Articles of Incorporation, Articles of Association, and Bylaws as in effect on the date of the Merger Agreement until otherwise amended or repealed after the Effective Time.

     After the Merger, the directors and officers of CSBI in office at the Effective Time will remain in such positions in accordance with the bylaws of CSBI, and the directors and officers of the Merger Sub in office immediately prior to the Effective Time will cease to serve since the Merger Sub will have merged into Independent.

     Independent and Bank Directors. The Directors of Independent and Bank in office at the Effective Time may continue, at their discretion, to serve as directors of Independent and Bank for a period of the later of their attaining age 75 or five years after the Closing.

     Independent and Bank Executive Officers. Upon the consummation of the Merger, the executive officers of Independent in office immediately prior to the Effective Time will continue to serve as the executive officers of Independent.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. Certain members of Independent's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests as shareholders of Independent generally. These interests include, among others, certain proposed employee benefits, Joel B. Carter's employment agreement and bonus agreement with Independent and Bank and certain insurance coverage, as hereinafter described

     Employee Benefits. The Merger Agreement provides that, after the Effective Time, CSBI will provide generally to officers and employees of Independent who become employees of a CSBI company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of CSBI Common Stock), on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by CSBI and its subsidiaries to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, CSBI will provide officers and employees of Independent and Bank benefits in accordance with the policies of either Independent or CSBI on a basis of whichever policy will give the employee the greater benefit. Furthermore, CSBI will waive any pre-existing condition exclusion under any employee health plan to the extent such condition was covered under the relevant Independent benefit plan and the individual was covered by such Independent benefit plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and benefit accrual under such employee benefit plans, service with Independent or Bank prior to the Effective Time will be treated as service with CSBI or its subsidiaries.

     Employment Agreement. On September 8, 1998, Joel B. Carter and Independent and Bank entered into an employment agreement pursuant to which, contingent upon the consummation of the Merger, Mr. Carter will serve as President and Chief Executive Officer of Bank (the "Employment Agreement"). The Employment Agreement runs for five years from the effective date of the Merger. The Employment Agreement provides for an annual base salary equal to Mr. Carter's compensation paid by Bank as of the date of the Merger Agreement (subject to potential adjustments). During the term of the Employment Agreement, Mr. Carter will be entitled to certain benefits substantially similar to those provided to certain executive officers of CSBI and its affiliated companies.

     In the event that Mr. Carter's employment is terminated during the term of the Employment Agreement other than for "cause" or if either Independent or Bank breaches the Employment Agreement, he will be entitled to receive the compensation and benefits otherwise payable for the remaining portion of the term of the Employment Agreement (subject to certain conditions). The Employment Agreement restricts Mr. Carter from (i) disclosing Independent's or Bank's trade secrets, (ii) competing with Bank for a period of two years following termination within a 50 mile radius of Bank's main office, and (iii) employing any Bank employee for two years following termination.

     Bonus Agreement. On September 8, 1998, Mr. Carter and Independent entered into a bonus agreement whereby Independent will pay Mr. Carter a $100,000 bonus if he remains as President of the Bank through the Effective Time.

     Insurance. CSBI has generally agreed to provide directors' and officers' insurance coverage at the Effective Time for Independent's directors and officers either, at CSBI's election, (i) by purchasing continuation coverage under Independent's current policy for directors and officers for a period of not less than three years after the Effective Time or (ii) by obtaining coverage under CSBI's current directors' and officers' policy to provide coverage for Independent's directors and officers on a prior acts basis for a period of not less than three years prior to the Effective Time.

CONDITIONS TO CONSUMMATION

     The obligations of Independent and CSBI to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions:

     (i) the shareholders of Independent shall have approved the Merger Agreement and the consummation of the Merger as and to the extent required by law, the provision of any of its governing instruments, and by the rules of the NASD;

     (ii) the required regulatory approvals described under "Regulatory Approvals" shall have been received, generally without any conditions or requirements which would, in the reasonable judgment of the Board of Directors of CSBI, materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger;

     (iii) each party shall have received all consents (other than those described in (ii) above) required for consummation of the Merger and the prevention of default under any contract of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party generally without any conditions or requirements which would, in the reasonable judgment of the Board of Directors of CSBI, materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger;

     (iv) no court or regulatory authority shall have taken any action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by the Merger Agreement;

     (v) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the SEC and shall not be subject to a stop order, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing and the shares of CSBI Common Stock issuable in connection with the Merger shall have been qualified, registered or otherwise approved for exchange under the securities laws of the various states in which such qualification, registration or approval is required;

     (vi) each of CSBI and Independent shall have received a letter from KPMG LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment;

     (vii) each of CSBI and Independent shall have received an opinion of Troutman Sanders LLP as to the matters set forth above under "Certain Federal Income Tax Matters;"

     (viii) CSBI and Bank shall have offered to Joel B. Carter to enter into an employment agreement substantially in the form attached to the Merger Agreement;

     (ix) the other party's representations and warranties shall remain accurate, and the other party shall have performed all of the agreements and covenants to be performed by it pursuant to the Merger Agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

     (x) each party shall have received an opinion of the other party's counsel, dated the closing date as to certain matters;

     (xi) CSBI shall have received from KPMG LLP letters with respect to certain financial information regarding Independent and Bank;

     (xii) CSBI shall have received from each affiliate of Independent an Affiliate Agreement substantially in the form attached to the Merger Agreement to the extent necessary to assure that the Merger will qualify for pooling-of-interests accounting treatment;

     (xiii) CSBI shall have received from certain of the executive officers and directors of Independent a Support Agreement substantially in the form attached to the Merger Agreement; and,

     (xiv) the shares of CSBI Common Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ.

     No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the Independent Shareholders.

REGULATORY APPROVALS

     The Merger is subject to approval by the Federal Reserve Board (the "Federal Reserve") under the Bank Holding Company Act of 1956 (the "BHC Act"). The BHC Act provides that the Federal Reserve will not approve a transaction (i) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (ii) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the community to be served. The BHC Act also requires the Federal Reserve to notify the Attorney

General of the United States of the approval of any transaction. Any action brought under the antitrust laws by the Attorney General (acting through the Department of Justice) arising out of any transaction must be commenced by the Department of Justice prior to the earliest date the transaction could be consummated, which, with certain limited exceptions, is 30 days after the Federal Reserve approval. The BHC Act further requires that consummation of approved acquisitions or mergers be delayed for a period of not less than 30 days following the date of Federal Reserve approval, during which time complaining parties may obtain a review of the Federal Reserve's order by filing a petition requesting that the order be set aside in the United States Court of Appeals for the District of Columbia Circuit or in the United States Court of Appeals for the circuit in which the complaining party has its principal place of business. If no action based on the antitrust laws is commenced before the termination of the 30-day period, the acquisition or merger may not be attacked thereafter in any judicial proceeding on the ground that it alone and of itself constituted a violation of any antitrust laws other than Section 2 of the Sherman Antitrust Act. On January 25, 1999, CSBI filed an application with the Federal Reserve to acquire Independent pursuant to the Merger Agreement.

     The Merger is also subject to approval by the Georgia Department of Banking and Finance (the "DBF"). On [_________, 1999], the DBF approved CSBI's application to acquire Independent. In addition, the Merger is subject to approval by the Superintendent of Banks of the State of Alabama (the "Superintendent"). On [__________, 1999], the Superintendent approved CSBI's application to acquire Independent.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE "- CONDITIONS TO CONSUMMATION." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

     The BHC Act discussed above provides for the publication of notices and the administrative hearings relating to the federal or state filings noted above and permits interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to both federal and state filings could substantially delay the regulatory approvals required for consummation of the Merger.

AMENDMENT, WAIVER, AND TERMINATION

     To the extent permitted by law, Independent and CSBI, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the Independent Shareholders, provided that, after the approval of the Merger by Independent Shareholders, no amendment may decrease the consideration to be received by Independent Shareholders without the approval of Independent Shareholders.

     Prior to or at the Effective Time, either CSBI or Independent may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by mutual consent of the Boards of Directors of CSBI and Independent. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either CSBI or Independent if (i) the other party breaches and does not timely cure any representation or warranty contained in the Merger Agreement, (ii) any consent of any regulatory authority required for consummation of the Merger is denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or the Independent shareholders fail to approve the Merger Agreement at the Special Meeting, (iii) the Merger has not been consummated by June 30, 1999, or (iv) any of the conditions precedent to the obligation of the terminating party to consummate the Merger cannot be satisfied by June 30, 1999. In addition, the Merger Agreement may be terminated by CSBI in the event that the Independent Board of Directors shall have failed to reaffirm, following a written request by CSBI for such reaffirmation after Independent shall have received any inquiry or proposal with respect to an "Acquisition Proposal" (as defined in the Merger Agreement), its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the terms of the Merger Agreement, Independent has agreed, except as otherwise contemplated by the Merger Agreement or with the prior written consent of CSBI, to (i) operate its business and cause Bank to operate its business only in the usual, regular and ordinary course, (ii) preserve intact its business organizations and assets and maintain its rights and franchises, (iii) use its reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (a) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Merger Agreement without imposition of a condition or restriction which, in the reasonable judgment of the Board of Directors of CSBI, would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement as to render inadvisable the consummation of the Merger or (b) adversely affect in any Material (as defined in the Merger Agreement) respect the ability of either party to perform its covenants and agreements under the Merger Agreement.

     In addition, Independent has agreed in the Merger Agreement not to take certain actions relating to the operation of its businesses pending consummation of the Merger without the prior consent of the Chief Executive Officer of CSBI (which consent shall not be unreasonably withheld). Such actions include, without limitation: (i) amending the charter, bylaws or other governing instruments of Independent or Bank; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of business of Independent and Bank consistent with past practices or allowing the imposition of a lien on Bank stock; (iii) acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of capital stock of Independent or paying any dividend on Independent Common Stock; except that Independent may pay a cash dividend of not more than $.29 per share to shareholders of record on March 1, 1999 and June 15, 1999 unless the Closing occurs prior to such date; (iv) subject to certain exceptions, issuing, selling or pledging additional shares of Independent Common Stock, any rights to acquire any such stock or any security convertible into such stock; (v) adjusting or reclassifying any capital stock of Independent or disposing of any asset having a book value in excess of $25,000, other than in the ordinary course, (vi) acquiring control over any real property, with certain exceptions, (vii) purchasing any securities or making any investments in any person other than Bank or otherwise acquiring direct or indirect control over any person with certain exceptions, (viii) granting any increase in compensation or benefits to the employees or officers of Independent or Bank exceeding 5% (except as previously disclosed to CSBI, as required by law or in connection with Joel B. Carter's employment contract), paying any bonus, entering into or amending any severance agreements with officers of either Independent or Bank, granting any increase in compensation or other benefits to directors of either Independent or Bank (except as previously disclosed to CSBI); (ix) entering into or amending (unless required by law) any employment contract that neither Independent nor Bank have the unconditional right to terminate without certain liability; (x) subject to certain exceptions, adopting any new employee benefit plan of Independent or Bank or materially changing any existing plan or program; (xi) making any significant change in tax or accounting methods, except for any change required by law or generally accepted accounting principles, consistently applied ("GAAP"); (xii) commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $25,000 or which place material restrictions on the operations of Independent or Bank; or (xiii) except in the ordinary course of business, modifying, amending or terminating any material contracts or waiving, releasing or assigning any material rights or claims.

     In addition, Independent has agreed that neither it nor its affiliates or representative shall solicit or engage in negotiations concerning, or provide any confidential information or assistance to or have any discussions with any person relating to, an Acquisition Proposal (as defined in the Merger Agreement), other than the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, except to the extent necessary to comply with the fiduciary duties of the Independent Board of Directors as determined by the Independent Board of Directors after consulting with and considering the advice of counsel, neither Independent nor any affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any Acquisition Proposal, but Independent may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the Merger Agreement, Independent also agreed to terminate any negotiations conducted prior to the date of the Merger Agreement with any parties other than CSBI with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives not to engage in any of the foregoing. Independent has further agreed to promptly advise CSBI following the receipt of any Acquisition Proposal and the material details thereof.

EXPENSES AND FEES

     The Merger Agreement provides that each party shall be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that CSBI shall pay the filing fee in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with printing the Registration Statement and the proxy statement. If the Merger Agreement is terminated prior to the Effective Time by either party as a result of the other party's breach of its representations, warranties or agreements set forth in the Merger Agreement, such breaching party shall pay to the terminating party, as its sole remedy, the reasonable direct costs and expenses incurred by the terminating party in connection with the Merger, plus $500,000.

ACCOUNTING TREATMENT

     The Merger is anticipated to be accounted for on a pooling-of-interests basis. Under this method of accounting, as of the Effective Time the assets and liabilities of Independent would be added to those of CSBI at their recorded book values and the shareholders' equity accounts of CSBI and Independent would be combined on CSBI's consolidated balance sheet. The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method. See "SUMMARY" and "PRO FORMA COMBINED FINANCIAL DATA."

RESALES OF CSBI COMMON STOCK

     The shares of CSBI Common Stock to be issued to shareholders of Independent in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Independent or CSBI as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Independent at the time the Merger is submitted for a vote or consent of the shareholder of Independent will, under existing law, require either (i) the further registration under the Securities Act of the shares of CSBI Common Stock to be transferred, (ii) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (iii) the availability of another exemption from registration. An "affiliate" of Independent, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Independent. In addition, under the requirements for the pooling-of-interests method of accounting, the shares of CSBI Common Stock issued to affiliates are not transferable until such time as financial results covering at least 30 days of combined operations of CSBI and Independent have been published. The foregoing restrictions are expected to apply to the directors, executive officers, and the beneficial holders of 10% or more of the Independent Common Shares (and to certain relatives or the spouse of any such person and any trust, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest).

     In addition, Independent has agreed that it will use its reasonable efforts to cause each person or entity that is an "affiliate" for purposes of Rule 145 and the pooling-of-interests accounting rules to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer.

DISSENTERS' RIGHTS OF APPRAISAL

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under the ABCA and is qualified in its entirety by the full text of Article 13 of the ABCA, which is attached to this Proxy Statement/Prospectus as Appendix B.

     Holders of Independent Common Stock will be entitled to assert dissenters' rights with respect to the Merger in accordance with Article 13 of the ABCA ("Article 13"). Any shareholder who wishes to assert such dissenters' rights, or who wishes to preserve the right to do so, should review the following discussion and Appendix B carefully because failure to comply with the specified procedures will result in the loss of dissenters' rights.

     A holder of Independent Common Stock electing to exercise dissenters' rights (1) must deliver to Independent, before the vote of Independent shareholders concerning the Merger is taken, written notice of his or her intent to demand payment for his or her shares if the Merger is effectuated, and (2) must not vote in favor of the Merger Agreement (any such holder, a "Dissenting Shareholder"). The required written notice of intent to demand payment should be delivered to Independent Bancorp, Inc., 402 Main Street, Oxford, Alabama 36203,
Attn.: Chief Executive Officer. The requirement of such written notice is in addition to and separate from the requirement that such shares not be voted in favor of the Merger Agreement, and the requirement of such written notice is not satisfied by voting against the Merger Agreement either in person or by proxy. The requirement that such shares not be voted in favor of the Merger Agreement will be satisfied if no proxy is returned and such shares are not voted in person. Because a properly executed and delivered proxy which is left blank will, unless revoked, be voted FOR approval of the Merger Agreement, in order to be assured that such shareholder's shares are not voted in favor of the Merger Agreement, a Dissenting Shareholder who votes by proxy must not leave the proxy blank but must (i) vote AGAINST the approval of the Merger Agreement or (ii) affirmatively ABSTAIN from voting. Neither a vote against approval of the Merger Agreement nor an abstention will satisfy the requirement that a written notice of intent to demand payment be delivered to Independent before the vote on the Merger Agreement.

     Both holders of record and beneficial owners of Independent Common Stock are entitled to assert dissenters' rights for the shares registered in the name of such record holder or held for the benefit of such beneficial owner. Dissenters' rights may be asserted with respect to less than all shares of Independent Common Stock held of record by such holder only if such holder dissents with respect to all shares beneficially owned by any one person and notifies Independent in writing of the name and address of each person on whose behalf such record holder is asserting dissenters' rights. A beneficial owner, in order to assert his or her dissenters' rights, must submit to Independent the record shareholder's written consent to the dissent prior to or contemporaneously with such assertion and must dissent with respect to all shares of which he or she is the beneficial owner or over which he or she has the power to vote. Where no number of shares is expressly mentioned, the notice of intent to demand payment will be presumed to cover all shares held in the name of the record holder.

     No later than 10 days after the Articles of Merger are filed with the Secretary of State of the State of Alabama (or other action giving legal effect to the Merger occurs), Independent will send a written dissenters' notice to each Dissenting Shareholder who did not vote in favor of the Merger and who duly filed a written notice of intent to demand payment in accordance with the foregoing. The dissenters' notice will (i) state where each Dissenting Shareholder must send a payment demand, (ii) inform each Dissenting Shareholder to what extent the transfer of his shares will be restricted after his payment demand is received, (iii) specify the deadline by which time Independent must receive a payment demand from such Dissenting Shareholder and (iv) include a form for demanding payment. The dissenters' notice will also be accompanied by a copy of Article 13. The deadline for receipt of a shareholder's payment demand will be no fewer than 30 nor more than 60 days after the date the dissenters notice is delivered. It is the obligation of Dissenting Shareholders to initiate all necessary action to perfect their dissenters' rights within the time periods prescribed in Article 13 and the dissenters' notice. If no payment demand is timely received from a Dissenting Shareholder, all dissenters' rights will be lost, notwithstanding any previously written notice of intent to demand payment. Each Dissenting Shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the Merger. A Dissenting Shareholder who demands payment in accordance with the foregoing may not thereafter withdraw that demand and accept the terms offered under the Merger Agreement unless Independent consents to such a withdrawal and acceptance.

     Within 20 days after making a formal payment demand, a Dissenting Shareholder must submit his share certificate or certificates to Independent so that Independent may make a notation on such certificate or certificates that a payment demand has been made. The shares must then be returned to the Dissenting Independent Shareholder with the notation made on them. A Dissenting Shareholder's failure to submit shares for notation will, at Independent's option, terminate such person's rights as a dissenter, unless a court of competent jurisdiction determines otherwise. If shares containing such notation are later transferred, each new certificate issued for those shares shall bear a similar notation and the name of the original Dissenting Shareholder. Moreover, the person or entity to whom such shares are transferred shall only acquire from the transfer the rights the original Dissenting Shareholder had after making a payment demand.

     As soon as the Articles of Merger are filed with the Secretary of State of the State of Alabama (or other action giving legal effect to the Merger occurs), or upon receipt of a payment demand, Independent shall offer to pay each Dissenting Shareholder who has complied with the procedures outlined above the amount Independent estimates to be the fair market value of such Dissenting Shareholder's shares, plus accrued interest from the effective date of the Merger at a rate of _____%. This offer will be accompanied by those materials required by Article 13. Each Dissenting Shareholder who agrees to accept the above-referenced offer of payment in full satisfaction of his or her demand must surrender to Independent the certificate or certificates representing his or her shares in accordance with the terms of the dissenters' notice. Upon receiving such certificate or certificates, Independent will pay each dissenter complying with Article 13 the fair market value of his or her shares, plus accrued interest. Upon receiving such payment, a Dissenting Shareholder ceases to have any interest in the shares.

     If Independent does not consummate the Merger within 60 days after the date set for demanding payment, Independent shall release the above-mentioned transfer restrictions imposed on shares of a Dissenting Shareholder. If, after releasing such transfer restrictions, Independent consummates the Merger, it must send a new dissenters' notice and repeat the payment demand procedure.

     A Dissenting Shareholder who has made a payment demand may notify Independent in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, or reject the offer made to such shareholder and demand payment of the fair value of his or her shares and interest due, if: (i) the Dissenting Shareholder believes that the amount offered him or her is less than the fair value of his or her shares or that the interest due is incorrectly calculated;
(ii) Independent fails to make an offer as required by Article 13 within 60 days after the date set for demanding payment; or (iii) Independent, having failed to consummate the Merger, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment; provided, however, that a Dissenting Shareholder waives his or her right to demand payment different from that offered unless he or she notifies Independent of his or her demand in writing within 30 days after Independent offers payment for his or her shares.

     If a demand for payment under the preceding paragraph remains unsettled, Independent shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Independent does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. If Independent does timely commence a proceeding, each Dissenting Shareholder whose demand remains unsettled will be made a party to the proceeding and will be served with a copy of the petition. After service is completed, Independent will deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters who are parties to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest. Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by Independent and deposited with the clerk of the court, Independent shall pay the excess to the Dissenting Shareholder. If the court's determination as to the fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by Independent and deposited with the clerk of the court, then the clerk shall return the balance of funds deposited, less any costs to Independent (as discussed below).

     Upon payment of the judgment and surrender to Independent of the certificate or certificates representing the judicially appraised shares, a Dissenting Shareholder will cease to have any interest in the shares. The court shall assess costs of the appraisal proceeding, including the compensation and expense of court appointed appraisers, against Independent, except that the court may assess costs against all or some of the Dissenting Shareholders, in amounts the court finds equitable, to the extent the court finds that such Dissenting Shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment different from that initially offered by Independent. The court may also assess the reasonable fees and expenses of counsel and experts, in amounts the court finds equitable, against Independent if Independent failed to substantially comply with Article 13, or against any party which the court finds acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters, and the fees for such services are not assessed against Independent, then the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY
                  Pro Forma Condensed Combined Balance Sheet
                               December 31, 1998

                                  (Unaudited)

The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of CSBI and Independent as if the Merger had been effective December 31, 1998. The acquisition of Independent will be accounted for using the pooling-of-interests method of accounting. The proposed acquisition will involve the acquisition of 100% of the issued and outstanding shares of Independent in exchange for 699,186 shares of CSBI common stock (see note (a)). This pro forma condensed combined balance sheet assumes that as part of the Merger, 699,186 shares of CSBI Common Stock will be issued in exchange for all the shares of Independent's Common Stock outstanding at December 31, 1998 at an exchange ratio of 3.2520. This pro forma condensed combined balance sheet should be read in conjunction with the separate financial statements and related notes of CSBI and Independent appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.

                                            HISTORICAL   HISTORICAL    PRO FORMA      PRO FORMA
ASSETS                                            CSBI   INDEPENDENT   ADJUSTMENT   CONSOLIDATED
------                                            ----   -----------   ----------   ------------
  Cash and due from banks                  $   49,227       $ 2,198                  $   51,425
  Federal funds sold                           29,430         1,120                      30,550
  Interest bearing deposits                     7,875            74                       7,949
  Investment securities                       143,561        28,005                     171,566
  Net loans                                   776,389        57,464                     833,853
  Premises and equipment                       23,686         1,614                      25,300
  Goodwill and intangibles                      4,637                                     4,637
  Foreclosed assets                             4,685                                     4,685
                                           ----------       -------    --------      ----------
  Other assets                                 15,462         4,318                      19,780
                                           ----------
      Total Assets                         $1,054,952       $94,793                  $1,149,745
                                           ==========       =======    ========      ==========

Liabilities
  Deposits:
  Noninterest bearing                      $  135,787       $ 7,220                  $  143,007
  Time deposits greater than $100,000         127,706        31,879                     159,585
  Other interest bearing                      649,460        44,256                     693,716
                                           ----------       -------    --------      ----------
      Total Deposits                       $  912,953       $83,355                  $  996,308
  FHLB advances                                12,780         3,500                      16,280
  Long term debt                                   35                                        35
  Other liabilities                             9,853         1,192                      11,045
                                           ----------       -------    --------      ----------
      Total Liabilities                    $  935,621       $88,047                  $1,023,668
Shareholders' equity
  Common stock                                 11,088             2         697*         11,787
  Surplus                                      34,955         1,848        (697)*        36,106
  Retained earnings                            73,442         4,802                      78,244
  Treasury stock                               (1,051)                                   (1,051)
  Accumulated other comprehensive income          897            94                         991
   Total Shareholders' Equity              $  119,331       $ 6,746                  $  126,077
                                           ----------       -------                  ----------
   Total Shareholders' Equity and          $1,054,952       $94,793                  $1,149,745
    Liabilities                            ==========       =======                  ==========

Tier I Capital to Assets                                                                 10.52%
Debt to Equity Ratio                            0.03%                                     0.03%

*  (see note (b))

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY
                        Pro Forma Financial Information
               Pro Forma Condensed Combined Statements of Income


The following unaudited pro forma condensed combined consolidated statements of income of CSBI and Independent give effect to the proposed acquisition of all issued and outstanding shares of Independent Common Stock in exchange for 3.2520 shares of CSBI common stock for each share of Independent Common Stock to be issued to Independent Shareholders using the pooling-of-interests method of accounting and giving effect to the Merger as if the Merger had been effective as of the beginning of the periods presented. The pro forma information assumes that 699,186 shares of CSBI Common Stock will be issued in exchange for all the shares of Independent Common Stock outstanding immediately prior to the Effective Time. The pro forma condensed combined consolidated statements of income should be read in conjunction with the separate financial statements and related notes of CSBI and Independent appearing elsewhere in, or incorporated by reference in, this Proxy Statement/Prospectus.

                     For the year ended December 31, 1998
                                  (Unaudited)

                                                        HISTORICAL         HISTORICAL                            PROFORMA
                                                           CSBI           INDEPENDENT        ADJUSTMENTS       CONSOLIDATED
                                                                 (Amounts in thousands, except per share amounts)
Interest income                                       $     91,935           $  7,545                           $    99,480
Interest expense                                            38,541              4,071                                42,612
                                                   ------------------------------------------------------------------------
    Net interest income                               $     53,394           $  3,474                  -        $    56,868

Provision for loan losses                                    1,772              1,364                                 3,136

    Net interest income after provision for
       loan losses                                    $     51,622           $  2,110                  -        $    53,732

Noninterest income                                          15,209                615                                15,824
Noninterest expense                                         44,717              2,048                                46,765
                                                   ------------------------------------------------------------------------
    Income before income taxes                        $     22,114           $    677                  -        $    22,791

Income tax expense (benefit)                                 7,433                (20)                                7,413

    Net Income                                        $     14,681           $    697                  -        $    15,378
                                                   ========================================================================

Earnings per share:
    Basic                                             $       1.34           $   3.24                           $      1.32
    Diluted                                                   1.32               3.24                                  1.30

Weighted average shares outstanding:*
    Basic                                               10,964,827            215,000            484,186         11,664,013
    Diluted                                             11,161,175            215,000            484,186         11,860,861

*  (see note (c))

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

               Pro Forma Condensed Combined Statement of Income

                     For the Year ended December 31, 1997
                                  (Unaudited)

                                                              HISTORICAL       HISTORICAL                         PROFORMA
                                                                 CSBI         INDEPENDENT      ADJUSTMENTS      CONSOLIDATED
                                                                 ----         -----------      -----------      ------------
                                                                    (Amounts in thousands, except per share amounts)
Interest income                                              $    90,806         $  6,510                        $    97,316
Interest expense                                                  40,348            3,365                             43,713
                                                           -----------------------------------------------------------------
    Net interest income                                      $    50,458         $  3,145                -       $    53,603

Provision for loan losses                                          5,201              196                              5,397

    Net interest income after provision
       for loan losses                                       $    45,257         $  2,949                -       $    48,206

Noninterest income                                                10,409              524                             10,933
Noninterest expense                                               42,256            1,695                             43,951
                                                           -----------------------------------------------------------------

    Income before income taxes                               $    13,410         $  1,778                -       $    15,188

Income taxes                                                       3,778              441                              4,219

    Net income                                               $     9,632         $  1,337                -       $    10,969
                                                          ==================================================================

Earnings per share:
    Basic                                                    $      0.89         $   6.22                        $      0.95
    Diluted                                                         0.87             6.22                               0.93

Weighted average shares outstanding:*
    Basic                                                     10,837,530          215,000          484,186        11,536,716
    Diluted                                                   11,101,412          215,000          484,186        11,800,598


*  (see note (c))

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

               Pro Forma Condensed Combined Statement of Income

                     For the Year ended December 31, 1996
                                  (Unaudited)


                                              HISTORICAL      HISTORICAL                         PROFORMA
                                                 CSBI         INDEPENDENT     ADJUSTMENTS      CONSOLIDATED
                                                 ----         -----------     -----------      ------------
                                                    (Amounts in thousands, except per share amounts)
Interest income                               $    87,261       $  5,495                        $    92,756
Interest expense                                   39,043          2,876                             41,919
                                           ----------------------------------------------------------------
    Net interest income                       $    48,218       $  2,619                -       $    50,837

Provision for loan losses                           2,166            184                              2,350

    Net interest income after provision       $    46,052       $  2,435                -       $    48,487
      for loan losses

Noninterest income                                  9,693            541                             10,234
Noninterest expense                                37,796          1,665                             39,461
                                           ----------------------------------------------------------------

Income before income taxes                    $    17,949       $  1,311                -       $    19,260

Income taxes                                        5,266            171                              5,437

    Net income                                $    12,683       $  1,140                -       $    13,823
                                           ================================================================

Earnings per share:
    Basic                                     $      1.18        $  5.30                        $      1.21
    Diluted                                          1.15           5.30                               1.18
                                                                                                          -
Weighted average shares outstanding*
    Basic                                      10,768,683        215,000          484,186        11,467,869
    Diluted                                    11,001,425        215,000          484,186        11,700,611

*  (see note (c))

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY
                    Notes to Pro Forma Financial Statements


     The following notes describe the pro forma adjustments necessary to reflect the proposed acquisition of Independent as described in note (a).

     (a) On September 8, 1998, CSBI entered into a Merger Agreement whereby CSBI will acquire the 215,000 outstanding shares of Independent Common Stock in an exchange of its common shares. Pursuant to the terms of the Merger Agreement, as amended, CSBI will exchange its common shares for the shares of Independent Common Stock. The number of shares will be determined by a formula, which provides an Exchange Ratio. The precise Exchange Ratio will depend upon the market value of CSBI Common Stock immediately prior to the Effective Time. If the market value of CSBI's Common Stock is less than or equal to $30.75, the Exchange Ratio will be 3.2520; if the market value is greater than or equal to $31.50, the Exchange Ratio will be $3.1746; and if the market value is between $30.75 and $31.50 the Exchange Ratio will be between 3.2520 and 3.1746.

     (b) Reflects the issuance of 699,186 shares of CSBI Common Stock in exchange for all of the outstanding shares of Independent Common Stock.

     (c) Pro forma weighted average number of common shares and share equivalents includes the historical amounts for CSBI increased by the additional shares that would have been outstanding had the acquisition of Independent taken place as of the beginning of the respective periods.

                          DESCRIPTION OF INDEPENDENT
GENERAL

     Independent, an Alabama corporation organized on May 1, 1995, is a bank holding company registered under the BHC Act whose primary subsidiary and principal asset is the Bank, an Alabama state chartered banking corporation. Independent owns all of the outstanding capital stock of the Bank. Through its ownership of the Bank, Independent is engaged in a general commercial banking business and its primary source of earnings is derived from income generated by the Bank. As of December 31, 1998, Independent had total assets of approximately $94.8 million, net portfolio loans of approximately $57.5 million, deposits of $83.4 million and shareholders' equity of approximately $6.7 million.

     The Bank is headquartered in Oxford, Alabama, and was organized in 1988. The Bank is not a member of the Federal Reserve System. The Bank engages in general commercial banking and related businesses from its two full service banking locations located in Calhoun County, Alabama.

     The business of the Bank consists of attracting deposits from the general public in the areas served by its banking offices and applying those deposits, together with funds derived from other sources, to the origination of a variety of consumer, commercial, residential, real estate and commercial real estate loans in the surrounding areas. The revenues of the Bank are derived primarily from (i) interest on, and fees received in connection with, its lending activities, (ii) interest and dividends from investment securities and short-term investments, and (iii) fees received in providing financial services. The principal sources of funds for the Bank's lending and investment activities are its deposits, amortization and payment of loans, and the maturity and repayments of investment securities. The principal expenses of the Bank are the interest paid on deposits and operating and general administrative expenses.

     As a general commercial bank, the Bank offers a broad range of commercial, consumer, and residential real estate loans, and provides a variety of corporate and personal banking services to individuals, businesses, and other institutions located in its market area. In order to attract funds for loans, the Bank's deposit services include certificates of deposit, individual retirement accounts (''IRAs'') and other time deposits, checking and other demand deposit accounts, interest paying checking accounts (''NOW accounts''), savings accounts, and money market accounts. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum limits permitted by law. The Bank also offers ATM cards (with access to local, state and national networks), safe deposit boxes, wire transfers, direct deposit, and automatic drafts for various accounts.

     The Bank is subject to examination and comprehensive regulation by the Alabama Banking Department and the FDIC. As is the case with banking institutions generally, the Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FDIC and the Federal Reserve. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

MARKET AREA

     The Bank's operations are based in Oxford, Alabama and its primary market area covers all of Calhoun County and the northern half of Talledega County. Management of the Bank believes that its principal markets have been (i) the expanding residential and commercial market within its primary market area, and
(ii) the established commercial, small business, and professional establishments in its market area. Businesses and individuals are solicited through the personal efforts of the Bank's directors and officers.

LENDING ACTIVITIES

     The primary source of income generated by the Bank is from the interest earned on both its loan and investment portfolios. To develop business, the Bank relies to a great extent on the personalized approach of its directors and officers who have extensive business and personal contacts in the Bank's local community. Independent has attempted to maintain diversification when considering investments and the approval of loan requests. Emphasis has been placed on the borrower's ability to generate cash flow sufficient to support its debt obligation and other cash-related expenses.

     Lending activities include commercial and consumer loans, and loans for residential purposes. Commercial loans include collaterized and uncollateralized loans for working capital (including inventory and receivables), business expansion (including real estate acquisitions and improvements), and purchases of equipment and machinery. Consumer loans include collateralized and uncollateralized loans for the purchase of automobiles, boats, home improvement and personal investments. The Bank also originates a variety of residential real estate loans, including conventional mortgages collateralized by first mortgage liens, to enable borrowers to purchase, refinance or improve homes or real property. In addition, such loans include those made to individual borrowers collateralized by first mortgage liens on unimproved parcels of real estate on which the borrower intends to erect his personal residence. To a lesser extent, the Bank also has made land acquisition and development loans and construction loans to develop residential properties for construction of residential subdivisions and multi-family residential projects. The Bank provides personal and corporate credit cards, VISA or MasterCard credit cards, as issued by a correspondent bank which assumes all liabilities relating to underwriting of credit applicants.

     At December 31, 1998, Independent's net loan portfolio was $57.5 million, representing 60.6% of total assets. As of such date, the Bank's net loan portfolio consisted of 15.9% commercial loans, 57.8% real estate mortgage loans, 4% real estate construction loans, and 22.4% installment or consumer loans.

DEPOSITS

     Deposits are the primary source of funds for Independent. Independent's deposits consist of checking accounts, regular savings accounts, NOW accounts, money market accounts, certificates of deposit and jumbo certificates of deposit. Deposits are attracted from individuals, partnerships and corporations in all of Calhoun County and the northern half of Talledega County, Alabama. In addition, Independent obtains deposits from state and local entities and, to a lesser extent, U. S. Government and other depository institutions. Independent does not accept brokered deposits.

INVESTMENTS

     Independent maintains an investment strategy of seeking portfolio yields within acceptable risk levels, as well as providing liquidity. Independent maintains two classifications of investment securities: "Held to Maturity" and Available for Sale". The "Available for Sale" securities are carried at fair market value. Investments are made in U. S. Government and agency securities, mortgaged-backed securities, State and municipal securities and equity securities.

COMPETITION

     The Bank encounters strong competition both in attracting deposits and in the origination of loans. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit service charges, the quality of the services rendered, and the convenience of banking facilities. The deregulation of the banking industry and the widespread enactment of laws which permit multi-bank holding companies as well as the availability of nationwide interstate banking has created a highly competitive environment for financial service providers in the Bank's primary market area. In one or more aspects of its business, the Bank has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries operating in its market area and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits than the Bank, and may offer certain services that the Bank does not provide.
In addition, many of the Bank's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and state chartered and federally insured banks.

     The Bank's primary market area is served by 7 commercial banks and 10 credit unions. As of December 31, 1998, deposits totaled approximately $1,402,600,000 in the primary market.

EMPLOYEES

     At December 31, 1998, the Bank employed 35 full-time employees and 1 part-time employee. None of these employees are covered by a collective bargaining agreement, and management believes that its employee relations are excellent.

DESCRIPTION OF PROPERTY

     The principal administrative office of Independent is located at 402 Main Street, Oxford, Alabama, and such office also serves as the Bank's primary banking facility. This facility consists of approximately 10,000 usable square feet on one floor, situated on land owned by the Bank. The main area is comprised of a lobby, customer service area, inside teller stations, safe deposit booths, the vault and the Bank's loan department and is the location of the Bank's primary retail banking operations.

     The Bank has a branch office located at 1100 Quintard Avenue, Anniston, Alabama. The 1,500 square foot facility includes a lobby with 3 teller stations, 2 executive offices, a vault area and 2 outside drive-in teller operations. The Bank owns the land and all improvements thereon.

LEGAL PROCEEDINGS

     Independent is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, foreclose on loan defaults, claims involving the making and servicing of real property loans, and other issues incident to Independent and the Bank's business. Management is not aware of any proceeding threatened or pending against Independent or the Bank which, if determined adversely, would have a material effect on the business or financial position of Independent.

OWNERSHIP OF INDEPENDENT COMMON STOCK

     The following table sets forth the number of shares and percentages of outstanding shares of Independent Common Stock which were owned at February 16, 1999, by the directors and executive officers of Independent. Percentages of shares beneficially owned are based on 215,000 shares outstanding at February 16, 1999.

     NAME OF BENEFICIAL OWNER*                                  NUMBER OF SHARES              PERCENTAGE
     ------------------------------------------------------------------------------------------------------
     Joel B. Carter                                                    1,366                     .63%
     ------------------------------------------------------------------------------------------------------
     Oscar Cotton                                                     10,243                    4.76%
     ------------------------------------------------------------------------------------------------------
     Fred M. Denney                                                   23,492                   10.92%
     ------------------------------------------------------------------------------------------------------
     Jimmy L. Hall                                                    13,657                    6.35%
     ------------------------------------------------------------------------------------------------------
     Robert McCormick                                                  9,825                    4.56%
     ------------------------------------------------------------------------------------------------------
     Leon Smith                                                       10,649                    4.96%
     ------------------------------------------------------------------------------------------------------
     John H. Street, Jr.                                               7,052                    3.28%
     ------------------------------------------------------------------------------------------------------
     Charles Strickland                                                7,881                    3.66%
     ------------------------------------------------------------------------------------------------------
     Horace N. Thrower                                                 9,278                    4.31%
     All directors and executive officers
        as a group (9 persons)                                        94,443                   43.46%
     ------------------------------------------------------------------------------------------------------

* Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Information as to beneficial ownership of common stock has been furnished by the respective persons listed in the above table.

                           INDEPENDENT BANCORP, INC.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


GENERAL

     Independent Bancorp, Inc.'s Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the information and tables which follow.


SUMMARY

     Net income for 1998 was $696,994, a 47.9% decrease from Independent's net income for 1997. Net income for 1997 was $1,337,341, a 17.3% increase from net income of $1,140,009 in 1996. Net income per common share for 1998 was $3.24. For 1997, net income per common share was $6.22 compared to $5.30 per share for 1996. Pretax income for 1998 decreased $1,101,306 or 61.9%. Pretax income for 1997 increased $466,795 or 35.6% from 1996.

     The decrease in net income from 1997 to 1998 was due to an increase in the loan loss reserve based on a provision of $1,363,750 as compared to a provision of only $196,000 for 1997. The increase in net income from 1996 to 1997 is primarily due to the overall increase in total loans. The increased provision for 1998 related primarily to the replenishment of the reserve for current year net charge-offs of $474,000 and an additional provision to cover recently identified potential risks in the loan portfolio as evaluated by management.

FINANCIAL CONDITION

     Earning Assets. Average earning assets in 1998 increased $12,033,000 or 16.7% primarily due to an increase in loan volume. Average earning assets in 1997 increased $10,257,000 or 16.6% over 1996 also due to an increase in loan volume.

     Loan Portfolio. Independent's average loans for 1998 were $55,355,000, an increase of 19.3% over 1997. Average loans for 1997 were $46,386,000, an increase of 23.6% over $37,520,000 in average loans for 1996. Loan growth for 1998 and 1997 was primarily funded from deposit growth. The most significant loan growth was in real estate loans and consumer loans. Real estate loans increased by $3,368,000 or 10.6% over 1997 and $5,511,000 or 20.0% over 1996.
Consumer loans increased by $3,917,000 or 37.3% over 1997 and $3,100,000 or 45.9% over 1996. The increase in ending balances from 1997 to 1998 and 1996 to 1997 was consistent with the increase in average balances.

     Investment Portfolio. Independent's average investment securities portfolio increased $3,420,000 or 14.3% from 1997 to 1998. Independent's average investment securities portfolio increased by $1,892,000 or 8.6% from 1996 to 1997.

     Independent maintains an investment strategy of seeking portfolio yields within acceptable risk levels, as well as providing liquidity. Independent maintains two classifications of investment securities: "Held to Maturity" and "Available for Sale." The "Available for Sale" securities are carried at fair market value. At year-end 1998, net unrealized gains in the investment portfolio amounted to $910,000. At the end of 1997, the investment portfolio had net unrealized gains of $760,000.

     Deposits. Independent's average deposits increased $10,691,000 or 15.3% from 1997 to 1998. Independent's average deposits increased $9,350,000 or 15.4% from 1996 to 1997. From year-end 1997 to year-end 1998, total deposits increased $9,913,000 or 13.5%. From year-end 1996 to year-end 1997, total deposits increased $11,174,000 or 17.9%. The largest portion of growth during 1998 was in time deposits which increased $8,277,000 or 15.4% from year-end 1997. From 1997 to 1998 interest-bearing transaction deposits increased $1,100,000 or 12.2%, savings deposits increased $537,000 or 16.3%, time deposits of less than $100,000 increased $3,024,000 or 11.1% and time deposits of $100,000 or more and open time deposits increased $5,253,000 or 19.7%.

     Capital Resources. Stockholders' equity increased $390,000 or 6.1% to $6,746,000 as of December 31, 1998, compared to $6,356,000 as of December 31, 1997, and $5,148,000 at the end of 1996. Net income for fiscal year ended 1998 less dividends to shareholders of $344,000 and an increase in unrealized gains on "Available for Sale" securities accounted for all the increase in stockholders' equity during 1998.

BALANCE SHEET MANAGEMENT

     Liquidity Management. Liquidity is the ability of a company to convert assets into cash without significant loss and to raise funds by increasing liabilities. Liquidity management involves having the ability to meet day-to-day cash flow requirements of its customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs.

     The primary function of asset/liability management is not only to assure adequate liquidity in order for Independent to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that Independent can profitably deploy its assets. Both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

     The asset portion of the balance sheet provides liquidity through loan repayments and sales and maturities of investment securities. Additional sources of liquidity are prepayments from mortgage-backed securities in the investment portfolio.

     The liability portion of the balance sheet provides liquidity through various interest-bearing and noninterest-bearing deposit accounts. At year-end 1998, Independent had $4,650,000 of federal funds available and a line of credit from The Federal Home Loan Bank of which approximately $1,500,000 was available and unused.

RESULTS OF OPERATIONS

     Net Interest Income. Net interest income is the principal component of a financial institution's income stream and represents the spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowings. The following discussion is on a fully taxable equivalent basis.

     Net interest income for 1998 increased $359,000 or 10.0% over 1997. Net interest income for 1997 increased $546,000 or 18.0% over 1996. The increase in net interest income from 1997 to 1998 is primarily due to the increase in total loans. The increase in the net interest income from 1996 to 1997 was also attributable to an increase in total loans.

     Interest income increased $1,065,000 or 15.3% in 1998 from 1997 and increased $1,035,000 or 17.5% in 1997 from 1996. Interest income produced by the loan portfolio increased $929,000 or 18.5% in 1998 from 1997 and increased $923,000 or 22.6% in 1997 from 1996. Interest income on investment securities increased $154,000 or 8.4% from 1997 to 1998 and increased $141,000 or 8.3% from 1996 to 1997. The increases in investment income from 1997 to 1998 and from 1996 to 1997 are primarily due to increases in average investment securities. Other interest income decreased $18,000 or 19.4% from 1997 to 1998 and decreased by $29,000 or 23.8% from 1996 to 1997.

     Total interest expense increased $706,000 or 21.0% from 1997 to 1998 and increased by $489,000 or 17.0% in 1997 from 1996. The interest expense increase from 1997 to 1998 and from 1996 to 1997 is primarily due to an increase in interest bearing time deposits.

     The trend in net interest income is commonly evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. The interest rate spread represents the difference between the average yield on average earning assets and the average rate paid for all funds used to support those earning assets including both interest-bearing and noninterest-bearing sources. The net interest margin decreased 28 basis points in 1998 to 4.68% from 4.96%. The net interest spread decreased 21 basis points from 4.27% for 1997 to
4.06% for 1998.   The net cost of funds, defined as interest expense divided by average earning assets, increased 17 basis points from 4.67% in 1997 to 4.84% in 1998. The net interest margin increased 6 basis points in 1997 to 4.96% from 4.90% for 1996. The net interest spread increased 7 basis points from 4.20% for 1996 to 4.27% for 1997. The net cost of funds increased 2 basis points from 4.65% in 1996 to 4.67% in 1997.

     The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of noninterest bearing funds and gives a direct perspective on the effect of market interest rate movements. During recent years, the net interest margins and interest rate spreads have been under intense pressure to maintain historical levels, due in part to tax laws that discouraged investment in tax-exempt securities and intense competition for funds with non-bank institutions. As a result of lower market interest rates during 1998, the interest rate spread decreased 21 basis points from 1997 to 1998. Higher market interest rates during 1997 resulted in an interest rate spread increase of 7 basis points from 1996.

     Allowance for Loan Losses. Lending officers are responsible for the ongoing review and administration of each loan. They make the initial identification of loans which present some difficulty in collection or where there is an indication that the probability of loss exists. Lending officers are responsible for the collection efforts on a delinquent loan. Senior management is informed of the status of delinquent and problem loans on a monthly basis.

     Senior management makes recommendations monthly to the board of directors as to charge-offs. Senior management reviews the allowance for loan losses on a monthly basis. Independent's policy is to discontinue interest accrual when payment of principal and interest is 90 days or more in arrears.

     The allowance for loan losses represents management's assessment of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provisions required to maintain a level considered adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance, management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as loan loss experience, the amount of past due and nonperforming loans, specific known risk, the status and amount of nonperforming assets, underlying collateral values securing loans, current and anticipated economic conditions and other factors which affect the allowance for potential credit losses.

     While it is Independent's policy to charge off in the current period the loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

     Management believes that the $1,403,822 as of December 31, 1998 and the $514,188 as of December 31, 1997 in the allowance for loan losses are adequate to absorb known risks in the portfolio. No assurance can be given, however, that adverse economic circumstances will not result in increased losses in the loan portfolio, and require greater provisions for loan losses in the future.

     Nonperforming Assets. Nonperforming assets include nonperforming loans and foreclosed real estate held for sale. Nonperforming loans include loans classified as nonaccrual or renegotiated. Independent's policy is to place a loan on nonaccrual status when it is contractually past due 90 days or more as to payment of principal or interest. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed. Interest accrued during the current year is charged against current earnings. Interest accrued during previous years is charged against the allowance for loan losses. Recognition of any interest after a loan has been placed on nonaccrual is accounted for on a cash basis.

     Independent had nonperforming assets of approximately $634,000 at December 31, 1998 and $266,000 as of December 31, 1997.

     Noninterest Income. Noninterest income consists of revenues generated from a broad range of financial services and activities including fee-based services and profits and commissions earned through credit life insurance sales and other activities. In addition, gains or losses realized from the sale of investment portfolio securities are included in noninterest income. Total noninterest income increased by $91,000 or 17.4% for the year ended 1998 as compared to the same period of 1997. For the year ended December 31, 1997, total noninterest income decreased $17,000 or 3.1% compared to 1996. The increase in 1998 is due primarily to an increase in service charges on deposits. The decrease in noninterest income in 1997 is due primarily to a $43,000 gain on the disposal of assets realized in 1996 without any such gain realized in 1997.

     Fee income from service charges on deposit accounts increased $65,000 or 14.7% from 1997 to 1998 and increased $29,000 or 7.0% in 1997. Nonrecurring items of noninterest income include investment security gains and gains/losses on the disposal of other assets. Included in other noninterest income are gains on sales of securities of $-0- and $1,000 in 1998 and 1997, respectively, and gains/<losses> on disposal of assets of $-0- and <$2,000>, respectively. In 1998, Independent had $73,000 of income from insurance commissions compared to $50,000 in 1997. The income from insurance commissions was $42,000 in 1996.

     Noninterest Expenses. Noninterest expense for 1998 increased $353,000 or 20.8% from 1997 and increased $30,000 or 1.8% in 1997 from 1996. Salaries and employee benefits increased $175,000 or 20.1% from 1997 to 1998. Salaries and employee benefits in 1997 decreased $1,000 or 0.1% from 1996 to a total of $868,000 at year-end 1997. The increase in 1998 was due to the addition of staff and normal pay incentives. Other noninterest expenses increased $175,000 or 37.0% from 1997 to 1998.

     Occupancy expense increased $34,000 or 14.6% from 1997 to 1998. Occupancy expense decreased by $21,000 or 8.3% in 1997 following a decrease of $19,000 or 7.0% in 1996. Occupancy expense was lower in 1997 and 1996 due to decreases in rent expense.

EFFECTS OF INFLATION AND CHANGING PRICES

     Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. At the beginning of 1996, the Federal Reserve Board decreased interest rates 75 basis points in an effort to enhance growth in the economy through monetary policy. The prime rate remained unchanged through 1996. Until March of 1997, the prime rate was 8.25%, but at that time it increased to 8.50% where it remained through the second quarter of 1998. Subsequent to the second quarter of 1998, the prime rate decreased to 7.75%. In addition, inflation affects financial institutions' cost of goods and services purchased, the cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings and stockholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase and can reduce Independent's earnings from such activities.

NET INTEREST INCOME

     The following table sets forth weighted yields earned by Independent on its earning assets and the weighted average rates paid on its deposits and other interest-bearing liabilities for the years indicated and certain other information (in thousands):

                                                     1998                          1997
                                         ----------------------------  ---------------------------
                                                   Interest  Average             Interest  Average
                                         Average   Income/   Yields/   Average    Income   Yields/
                                         Balance   Expense    Rates    Balance   Expense    Rates
                                         --------  --------  --------  --------  --------  -------
ASSETS:
Interest-earning assets:
 Loans                                    55,355      5,939    10.73%   46,386      5,010    10.80%
 Investment securities
  Taxable                                 12,148        696     5.73     9,696        613     6.32
  Tax-exempt                              15,192      1,295     8.52    14,224      1,224     8.61
                                          ------      -----             ------     ------
    Total investment securities           27,340      1,991     7.28    23,920      1,837     7.68
                                          ------      -----             ------     ------

Interest-bearing deposits in banks            45          2     4.44        36          2     5.55
Federal funds sold                         1,359         73     5.37     1,724         91     5.28
                                          ------      -----             ------     ------

  Total interest-earning assets/
   interest income                        84,099      8,005     9.52    72,066      6,940     9.63

Cash due from banks                        2,380                         2,272
Other assets                               4,101                         2,512
Allowance for loan losses                   (579)                         (476)
                                          ------                        ------

  Total Assets                            90,001                        76,374
                                          ======                        ======

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
 Demand deposits                           9,871        375     3.80    11,655        442     3.79
 Savings                                   3,683        110     2.99     3,165         94     2.97
 Time deposits                            58,894      3,471     5.89    47,776      2,820     5.90
 Other borrowings                          2,048        115     5.62       158          9     5.70
                                          ------      -----             ------     ------

  Total interest-bearing liabilities/
   interest expense                       74,496      4,071     5.46    62,754      3,365     5.36

Noninterest-bearing demand deposits....    8,172                         7,333
Other liabilities                            840                           634
Shareholders' equity                       6,493                         5,653
                                          ------                        ------
  Total Liabilities and
   Shareholders' Equity                   90,001                        76,374
                                          ======                        ======

Net interest earnings/net
 interest spread                                      3,934     4.06                3,575     4.27
Net yield on earning assets                                     4.68                          4.96
Taxable equivalent adjustment:
 Investment securities                                  443                           419
 Loans                                                   18                            10
                                                      -----                        ------
  Total taxable equivalent
   adjustment                                           461                           429
                                                      -----                        ------

Net interest income                                   3,473                         3,146
                                                      =====                        ======

RATE/VOLUME VARIANCE ANALYSIS

Taxable Equivalent Basis (In thousands)

                                                                   Average Volume             Change in volume       Average Rate
                                                            ----------------------------   ------------------   --------------------
                                                             1998        1997      1996     1998-97   1997-96   1998     1997   1996
                                                            ------     -------   -------   --------  --------   -----   -----   ----
INTEREST-EARNING ASSETS:
Loans                                                        55,355    46,386     37,520    8,969    8,866   10.73%  10.80%   10.89%
Investment Securities
   Taxable                                                   12,148     9,696      8,408    2,452    1,288    5.73    6.32     6.22
   Tax exempt                                                15,192    14,224     13,620      968     604     8.52    8.61     8.61
                                                            -------   -------   --------  -------- ------
     Total investment securities                             27,340    23,920     22,028    3,420   1,892     7.28    7.68     7.70
                                                            -------   -------   --------  -------  ------

Federal funds sold                                            1,359     1,724      2,214     (365)   (490)    5.37    5.28     5.42
Interest-bearing deposits in banks                               45        36         47        9     (11)    4.44    5.55     4.26
                                                            -------   -------   --------  -------  ------
   Total interest-earning  assets                            84,099    72,066     61,809   12,033  10,257     9.52    9.63     9.56
                                                            =======   =======   ========  =======  ======

INTEREST-BEARING LIABILITIES:
Demand deposits                                               9,871    11,655     11,238   (1,784)    417     3.80    3.79     3.92
Savings                                                       3,683     3,165      3,312      518    (147)    2.99    2.97     3.35
Time certificates                                            58,894    47,776     39,119   11,118   8,657     5.89    5.90     5.93
Other borrowings                                              2,048       158        137    1,890      21     5.62    5.70     3.65
                                                            -------   -------   --------  -------  ------
   Total interest-bearing liabilities                        74,496    62,754     53,806   11,742   8,948     5.46    5.36     5.35
                                                            =======   =======   ========  =======  ======

Net interest income/net interest spread                                                                       4.06    4.27     4.20
Net yield on earning assets                                                                                   4.68    4.96     4.90

Net cost of funds                                                                                             4.84    4.67     4.65

                                     Income/Expense             Variance                  1998                       1997
                                -------------------------- ------------------   -------------------------   ----------------------
                                  1998     1997     1996    1998-97   1997-96     Volume    Rate     Mix    Volume   Rate    Mix
                                ------    -------  ------- --------  --------   --------   ------   -----   ------   ----   ------
INTEREST-EARNING ASSETS:
Loans                           $5,939    $ 5,010  $ 4,087 $    929  $    923   $    969   $  (33)  $  (7)  $  966   $ (34) $    (9)
Investment securities
   Taxable                         696        613      523       83        90        155      (57)    (15)      80       8        2
   Tax exempt                    1,295      1,224    1,173       71        51         84      (13)      0       52       0       (1)
                                ------    -------  ------- --------  --------   --------   ------   -----   ------   -----   ------
    Total investment
       securities                1,991      1,837    1,696      154       141        239      (70)    (15)     132       8        1
                                ------    -------  ------- --------  --------   --------   ------   -----   ------   -----   ------

Federal funds sold                  73         91      120      (18)      (29)       (20)       2       0      (27)     (3)       1
Interest bearing deposits            2          2        2        0         0          1       (1)      0       (1)      1        0
                                ------    -------  ------- --------  --------   --------   ------   -----   ------   -----   ------
 Total interest-earning
  assets                        $8,005    $ 6,940  $ 5,905 $  1,065  $  1,035   $  1,189   $ (102)  $ (22)  $1,070   $ (28)  $   (7)
                                ======    =======  ======= ========  ========   ========   ======   =====   ======   =====   ======

INTEREST-BEARING
 LIABILITIES:
Demand deposits                 $  375    $   442  $   441 $    (67) $      1   $    (67)  $    1   $  (1)  $   16   $ (14)  $   (1)
Savings                           1 10         94      111       16       (17)        15        1       0       (5)    (13)       1
Time certificates                3,471      2,820    2,319      651       501        656       (5)      0      514     (12)      (1)
Other borrowings                   115          9        5      106         4        108        0      (2)       1       3        0
                                ------    -------  ------- --------  --------   --------   ------   -----   ------   -----   ------
  Total interest-bearing
  liabilities                   $4,071    $ 3,365  $ 2,876 $    706  $    489   $    712   $   (3)  $  (3)  $  526   $ (36)  $   (1)
                                ======    =======  ======= ========  ========   ========   ======   =====   ======   =====   ======

Net interest income             $3,934    $ 3,575  $ 3,029 $    359  $    546   $    477   $  (99)  $ (19)  $  544   $   8   $   (6)
                                ======    =======  ======= ========  ========   ========   ======   =====   ======   =====   ======

LIABILITY AND ASSET MANAGEMENT

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

     The asset/liability committee, which consists of the president and certain officers, is charged with monitoring the liquidity and funds position of Independent. The Committee regularly reviews (a) the rate sensitivity position on a three-month, six-month, and one-year time horizon; (b) loans to deposits ratio; and (c) average maturity for certain categories of liabilities.

     The following table represents an interest sensitivity profile for Independent as of December 31, 1998. The table represents a static point in time and does not consider other variables, such as changing spread relationships or interest rate levels. "Net repricing gap" is the difference between total earning assets and total interest bearing liabilities repricing in any given period and "cumulative gap" is the sum of the net repricing gap from period to period.

     Since interest-bearing demand deposits and savings accounts do not reprice on a regular basis, these balances have been included in the "After 5 years and non-rate sensitive" category.

                                                                                             AFTER 5 YEARS
                                            WITHIN     AFTER 3 MONTHS     AFTER 12 MONTHS    AND NON-RATE
                                           3 MONTHS    WITHIN 12 MONTHS    WITHIN 5 YEARS      SENSITIVE        TOTAL
                                          ----------   ------------------  ---------------   --------------    --------
                                                                           (In thousands)
EARNING ASSETS:
Loans                                     $21,321          $ 10,124           $ 24,781          $ 2,642         $ 58,868
Investment securities                       3,097               908              2,946           21,054           28,005
Federal funds sold and
 Interest-bearing deposits
  in banks                                  1,194                 0                  0                0            1,194
                                          -------          --------           --------          -------         --------
  Total earning assets                     25,612            11,032             27,727           23,696           88,067
                                          -------          --------           --------          -------         --------

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits                  22,159            26,153             12,406           15,417           76,135
Other borrowed funds                            0                 0              3,500                0            3,500
                                          -------          --------           --------          -------         --------
  Total interest-bearing
  liabilities                              22,159            26,153             15,906           15,417           79,635
                                          -------          --------           --------          -------         --------

RATE SENSITIVITY GAP:
Net repricing gap                         $ 3,453          $(15,121)          $ 11,821          $ 8,279         $  8,432
                                          =======          ========           ========          =======         ========
Net repricing gap as a
  percentage of total
  earning assets                             13.5%           (137.1)%             42.6%            34.9%
                                          =======                             ========          =======

Cumulative gap                            $ 3,453          $(11,668)          $    153          $ 8,432
                                          =======          ========           ========          =======
Cumulative gap as a
  percentage of total
  earning assets                             13.5%           (31.8)%               .24%            9.57%
                                          =======                             ========          =======

The above table indicates that in a rising interest rate environment, the Bank's earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets.

DEPOSITS

     Independent's primary source of funds is interest-bearing deposits. The following table sets forth Independent's deposit structure at December 31, in each of the last two years.

                                                             December 31,
                                                           ----------------
                                                            1998     1997
                                                           -------  -------
                                                            (In thousands)
Noninterest-bearing deposits:
 Individuals, partnerships and corporations                $ 6,762  $ 6,688
 U. S. Government and states and political subdivisions        139      267
 Certified and official checks                                 319      267
                                                           -------  -------
  Total non-interest-bearing deposits                        7,220    7,222
                                                           -------  -------
Interest-bearing deposits:
 Interest-bearing demand accounts                           10,114    9,013
 Savings accounts                                            3,827    3,290
 Certificates of deposit, less than $100,000                30,315   27,291
 Certificates of deposit, more than $100,000                31,879   26,626
                                                           -------  -------
  Total interest-bearing deposits                           76,135   66,220
                                                           -------  -------

  Total deposits                                           $83,355  $73,442
                                                           =======  =======

     The following table presents a breakdown by category of the average amount of deposits and the average rate paid on deposits for the periods indicated:

                                          December 31,
                                -------------------------------
                                     1998            1997
                                --------------  ---------------
                                      (Dollars in thousands)
                                Amount  Rate    Amount    Rate
                                ------  ----   -------  ------
Noninterest-bearing deposits   $ 8,172     0%  $ 7,333       0%
Savings deposits                 3,683  2.99     3,165    2.97
Time deposits                   58,894  5.89    47,776    5.90
Interest-bearing demand          9,871  3.80    11,655    3.79
                               -------         -------

 Total deposits                $80,620  4.91   $69,929    4.81
                                               =======

     At December 31, 1998, time deposits greater than $100,000 aggregated approximately $31,879,000. The following table indicates, as of December 31, 1998, the dollar amount of $100,000 or more time deposits by the time remaining until maturity (in thousands):

                              December 31, 1998
                     -----------------------------------
                     3 Months  3 to 12   1 to 5   Over 5
                     or less    Months    Years   Years
                     --------  --------  -------  ------
Time certificates     $15,493   $13,603   $2,239    $544
                     ========  ========  =======  ======

ASSETS

     The management of Independent considers many criteria in managing assets, including creditworthiness, diversification and structural characteristics, maturity and interest rate sensitivity. The following table sets forth Independent's interest-earning assets by category at December 31, in each of the last two years.

                                          December 31,
                                        ----------------
                                         1998     1997
                                        -------  -------
                                         (In thousands)
Interest-bearing deposits with banks    $    74  $    34
Investment securities                    28,005   25,888
Federal funds sold                        1,120        0
Loans:
  Real estate                            36,342   33,070
  Commercial and other                   22,526   18,003
                                        -------  -------
    Total loans                          58,868   51,073
                                        -------  -------

Interest-earning assets                 $88,067  $76,995
                                        =======  =======

INVESTMENT PORTFOLIO


     Independent has classified its investment securities as either held to maturity or available for sale. The classification of certain investment securities as available for sale is consistent with Independent's investment philosophy of maintaining flexibility to manage the portfolio. Approximately $910,000 of unrealized gains was included in shareholders' equity related to the available for sale investment securities as of December 31, 1998.

     At year end 1998, obligations of the United States Government or its agencies and obligations of states and political subdivisions, including Fannie Mae, Freddie Mac, Ginnie Mae and Small Business Administration loans represented approximately 97% of the total investment portfolio. The following table presents the carrying amounts of Independent's investment portfolio at December 31, in each of the last two years.

                                           December 31,
                                         ----------------
                                          1998     1997
                                         -------  -------
                                          (In thousands)
HELD TO MATURITY:

 U.S. Government and agencies            $   790  $   850
 States and political subdivisions        12,185   12,088
 Mortgage-backed securities                   22       47
                                         -------  -------

   Total held to maturity portfolio      $12,997  $12,985
                                         =======  =======

AVAILABLE FOR SALE:

 U.S. Government and agencies            $ 3,537  $ 3,021
 States and political subdivisions         3,255    2,616
 Mortgage backed securities                7,496    6,960
 Equity securities                           720      306
                                         -------  -------

   Total available for sale portfolio    $15,008  $12,903
                                         =======  =======

   Total investment portfolio            $28,005  $25,888
                                         =======  =======

     The following table presents the maturity distribution of the cost and estimated market value of Independent's investment portfolio at December 31, 1998. The weighted average yields on these instruments are presented based on final maturity. Yields on obligations of states and political subdivisions have not been adjusted to a fully-taxable equivalent basis.

                                                     December 31, 1998
                                          ----------------------------------------
                                         Amortized   Estimated    Weighted average
                                          Cost      Market Value      yield
                                         --------   ------------  -----------------
                                                      (In thousands)
HELD TO MATURITY:
U.S. Government and agencies:
 Due within 1 year                           $    22        $    22      7.84%
 Due after 1 year but within 5 years             100            105      8.03
 Due after 5 years but within 10 years             0              0      0.00
 Due after 10 years                              690            681      7.45
                                             -------         ------
   Total                                         812            808
                                             -------         ------
States and political subdivision:
 Due within 1 year                                50             50           4.48
 Due after 1 year but within 5 years           2,873          2,970           5.45
 Due after 5 years but within 10 years         4,908          5,177           5.33
 Due after 10 years                            4,354          4,745           6.11
                                             -------        -------
   Total                                      12,185         12,942           5.61
                                             -------        -------

   Total investments held to maturity        $12,997        $13,750           5.73%
                                             =======        =======

AVAILABLE FOR SALE:
U.S. Government and agencies:
 Due within 1 year                           $ 1,456        $ 1,443           5.70%
 Due after 1 year but within 5 years           3,729          3,765           7.45
 Due after 5 years but within 10 years         1,892          1,917           6.81
 Due after 10 years                            3,939          3,908           6.51
                                             -------        -------
   Total                                      11,016         11,033           6.77
                                             -------        -------
States and political subdivision:
 Due within 1 year                               153            155           6.86
 Due after 1 year but within 5 years             789            821           5.54
 Due after 5 years but within 10 years           321            350           6.39
 Due after 10 years                            1,852          1,929           5.39
                                             -------        -------
   Total                                       3,115          3,255           5.60
                                             -------        -------

Equity Securities                                720            720           6.30
                                             -------        -------

   Total investments available for sale      $14,851        $15,008           6.50%
                                             =======        =======

   Total investments portfolio               $27,848        $28,758           6.14%
                                             =======        =======

INVESTMENT POLICY

     The objective of Independent's investment policy is to invest funds not otherwise needed to meet the loan demand of Independent to earn the maximum return, yet still maintain sufficient liquidity to meet fluctuations in Independent's loan demand and deposit structure. In doing so, Independent balances the market and credit risk against the potential investment return, makes investments compatible with the pledge requirements of Independent's deposits of public funds, maintains compliance with regulatory investment requirements, and assists the various public entities with their financing needs. The Board of Directors is ultimately responsible for investment policy and oversight of all security transactions, but day to day responsibility for execution rests with the designated Investment Officer. All investment transactions occurring since the previous board of directors' meeting are reviewed by the board at its next monthly meeting. Significant limitations on the investment officer's authority are imposed through the policy and all investment activity is confined to the parameters as set out under the Code of Federal Regulations, Title 12. The investment policy allows portfolio holdings to include short-term securities purchased to provide Independent's needed liquidity and longer term securities purchased to generate stable income for Independent during periods of interest rate fluctuations.

LOAN PORTFOLIO

     The following table sets forth the composition of Independent's loan portfolio at December 31 in each of the past two years.

                                                                                 December 31,
                                                                             ---------------------
                                                                              1998        1997
                                                                             -------  ------------
                                                                                (In thousands)
Real estate loans:
 Construction and land development                                           $ 2,315      $ 2,355
 Secured by residential properties                                            34,027       30,715
                                                                             -------      -------
  Total real estate loans                                                     36,342       33,070
                                                                             -------      -------
Commercial and industrial loans                                                9,359        8,125
Consumer loans                                                                13,128        9,850
All other loans                                                                   39           28
                                                                             -------      -------
  Total loans                                                                 58,868       51,073
Less:
Allowance for loan losses                                                      1,404          514
                                                                             -------      -------
  Net loans                                                                  $57,464      $50,559
                                                                             =======      =======

   The following table summarizes certain information concerning Independent's loan portfolio

                                                                              December 31, 1998
                                                                             -------------------
                                                                                         % of
                                                                             Amount   Total Loans
                                                                             -------  -----------
                                                                                (In thousands)

Real estate loans:
 Construction and land development                                           $ 2,315         3.93%
 Secured by residential properties                                            34,027        57.80
                                                                             -------      -------
  Total real estate loans                                                     36,342        61.73
                                                                             -------      -------
Commercial and industrial loans                                                9,359        15.90
Consumer loans                                                                13,128        22.30
All other loans                                                                   39         0.07
                                                                             -------      -------
  Total loans                                                                 58,868       100.00
Less:
Allowance for loan losses                                                      1,404        (2.39)
                                                                             -------      -------

  Net loans                                                                  $57,464        97.61%
                                                                             =======      =======

     The following table shows the maturity of selected loan categories as of December 31, 1998. Also provided are the amounts due after one year classified according to the sensitivity in interest rates.

                                                          Maturing
                                                          after one
                                               Within    but within     After
(Amounts in thousands)                       one year    five years   five years
                                            ----------  -----------   ----------
Commercial, financial and agricultural        $ 3,388     $ 3,978       $ 1,993
Real estate -- construction                     1,995          44           276
Real estate -- mortgage                         4,937       5,388        23,702
Consumer                                        2,106      10,630           431
                                              -------     -------       -------
  Totals                                      $12,426     $20,040       $26,402
                                              =======     =======       =======
Summary of above loans due after one year:
  Total fixed rate due after one year                     $18,249
  Total adjustable rate due after one year                 28,193
                                                          -------
    Total loans due after one year                        $46,442
                                                          =======

     Actual repayments of loans may differ from the contractual maturities reflected above because borrowers have the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could also cause differences between the contractual maturities reflected above and the actual repayment of such loans.

LOAN POLICY

     All lending activities of Independent are under the direct supervision and control of the Independent Board with secondary authority vested in the Board Loan Committee. The Officers Loan Committee consists of the president, vice presidents, and other lending officers. The loan portfolio consists primarily of real estate, commercial, small business, residential construction and consumer installment loans. Maturity of term loans is normally limited to 20 years with periodic adjustments of interest rates. Conventional real estate loans may be made up to 80% of the appraised value or purchase cost of the real estate for no more than a 20-year term with periodic adjustments of interest rates. Installment loans are based on the earning capacity and vocational stability of the borrower.

     The Independent board at its regularly scheduled meetings reviews all new loans made the preceding month. Loans which are 30 days or more past due are reviewed monthly.

     The Loan Committee of Independent monthly reviews the loan portfolio, particularly nonaccrual and renegotiated loans. Each loan officer is responsible for monitoring and collecting his or her own loan portfolio. Loan Committee review may result in a determination that a loan should be placed on a nonaccrual status for income recognition, subject to Independent Board approval. In addition, to the extent that management identifies potential losses in the loan portfolio and reduces the book value of such loans through charge-offs, to their estimated collectible value, Independent's policy is to classify as nonaccrual any loan on which payment of principal or interest is 90 days or more past due, where there is adequate collateral to cover principal and accrued interest and the loan is in the process of collection. No concessions are granted and late fees are collected. In addition, a loan will be classified as nonaccrual if, in the opinion of the Loan Committee, based upon a review of the borrower's or guarantor's financial condition, collateral value or other factors, payment is questionable, even though payments are not 90 days or more past due.

     When a loan is classified as nonaccrual, any unpaid interest is reversed against current income. Interest is included in income thereafter only to the extent received in cash. The loan remains in nonaccrual classification until such time as the loan is brought current, when it may be returned to accrual classification. When principal or interest on a nonaccrual loan is brought current, if in management's opinion future payments are questionable, the loan would remain classified as nonaccrual. After a nonaccrual or renegotiated loan is charged off, any subsequent payments of either interest or principal are applied first to any remaining balance outstanding, then to recoveries and lastly to income.

     The large number of consumer installment loans and the relatively small dollar amount of each makes an individual review impracticable. It is Independent's policy to charge off any consumer installment loan which is past due 120 days or more.

     In addition, mortgage loans secured by real estate are placed on nonaccrual status when the mortgagor is in bankruptcy, or foreclosure proceedings are instituted. Any accrued interest receivable remains in interest income as an obligation of the borrower.

CREDIT RISK MANAGEMENT AND ALLOWANCE FOR LOAN LOSSES

     Credit risk and exposure to loss are inherent parts of the banking business. Management seeks to manage and minimize these risks through its loan and investment policies and loan review procedures. Management establishes and continually reviews lending and investment criteria and approval procedures that it believes reflect the risk sensitive nature of Independent. The loan review procedures are set to monitor adherence to the established criteria and to ensure that on a continuing basis such standards are enforced and maintained.

     Management's objective in establishing lending and investment standards is to manage the risk of loans and to provide for income generation through pricing policies.

     The loan portfolio is regularly reviewed and management determines the amount of loans to be charged-off. In addition, such factors as Independent's previous loan loss experience, prevailing and anticipated economic conditions, industry concentrations and the overall quality of the loan portfolio are considered. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate owned. Such agencies may require Independent to recognize additions to the allowances based on their judgments about information available at the time of their examinations. In addition, any loan or portion thereof which is classified as a "loss" by regulatory examiners is charged-off.

     The allowance for loan losses is increased by provisions charged to operating expense. The allowance is reduced by charging off loans or portions of loans at the time they are deemed by management to be uncollectible and increased when loans previously charged off are recovered. The resulting allowance for loan losses is viewed by management as a single, unallocated allowance available for all loans and, in management's opinion, is adequate to provide for reasonably foreseeable potential loan losses. The risk associated with loans varies with the creditworthiness of the borrower, the type of loan (consumer, commercial or real estate) and its maturity. Cash flows adequate to support a repayment schedule is an element considered for all types of loans. Real estate loans are impacted by market conditions regarding the value of the underlying property used as collateral. Commercial loans are also impacted by the management of the business as well as economic conditions.

The amount of loan charge-offs by category during 1998 is as follows (in thousands):


     Real estate loans                  $     3
     Commercial and industrial loans        359
     All other loans                        177
                                        -------

       Total                            $   539
                                        =======

Management believes the allowance for loan losses is adequate to absorb such charge-offs.

     Rules and formulas relative to the adequacy of the reserve, although useful as guidelines to management, are not rigidly applied. The reserve for loan losses was $1,403,822 as of December 31, 1998 or 2.39% of net loans outstanding compared to $514,188 at year end 1997, or 1.01% of loans outstanding and $447,376 or 1.09% at year end 1996. The following table presents data related to Independent's reserve for loan losses for the periods indicated.

                                                                    Year-to-date
                                                          ---------------------------------
                                                            1998        1997         1996
                                                          --------  -------------  --------
                                                               (Dollars in thousands)
Total loans:
 Average outstanding during the period                    $55,355        $46,386   $37,520
                                                          =======        =======   =======
Allowance for loan losses:
 Balance at beginning of period                           $   514        $   447   $   350
Charge-offs:
 Real estate loans                                              3             12        16
 Installment loans                                            177            133        70
 Credit cards and related plans                                 0              0         0
 Commercial and all other loans                               359             19         4
                                                          -------        -------   -------
  Total loans charged off                                     539            164        90
                                                          -------        -------   -------

Recoveries:
 Real estate loans                                              6              3         0
 Installment loans                                             52             31         3
 Credit cards related plans                                     0              0         0
 Commercial                                                     7              1         0
                                                          -------        -------   -------
  Total recoveries                                             65             35         3
                                                          -------        -------   -------

Net (charge-offs) recoveries                                 (474)          (129)      (87)
                                                          -------        -------   -------

Provision charged to income                                 1,364            196       184
                                                          -------        -------   -------

Balance at end of period                                  $ 1,404        $   514   $   447
                                                          =======        =======   =======

                                                                    Year-to-date
                                                          --------------------------------
                                                            1998           1997      1996
                                                          -------        -------   -------

Allowance for loan losses to net (charge-offs)              (2.96)          3.98)    (5.14)
Net (charge-offs) to average loans outstanding              (0.86)%        (0.28)%   (0.23)%
Allowance for loan losses to average loans outstanding       2.54           1.11      1.19

     The following table sets forth information with respect to nonperforming loans of Independent on the dates indicated. Accrual of interest is discontinued when there is reasonable doubt as to the full, timely collections of interest or principal. When a loan becomes contractually past due ninety
(90) days with respect to interest or principal, it is reviewed and a determination is made as to whether it should be placed on nonaccrual status. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms. The information provided below is as of December 31, 1998 and as of December 31 for the years indicated.

                                                                            December 31,
                                                                     -------------------------
                                                                      1998     1997     1996
                                                                     -------  -------  -------
                                                                      (Dollars in thousands)
Nonaccrual loans                                                      $ 634    $ 195    $   9
Restructured loans                                                        0        0        0
Loans past due 90 days                                                  107      100       40
Nonperforming loans as a percentage of net loans before allowance
   for loan losses                                                     1.26%    0.58%    0.12%
Allowance for loan losses as a percentage of nonperforming loans        189      174      912

The Company has allocated the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. This allocation is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy and nature of collateral, and such factors, which, in the judgment of management, deserve recognition in estimating loan losses. Regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate acquired through foreclosure and other nonperforming assets. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which charge offs may occur.

The amounts of such components of the allowance for loan losses at December 31 are presented below:

(Amounts in thousands)                                    1998          1997
                                                        --------     ---------
Allocation of allowance for loan losses by loan type:
  Commercial, financial and agricultural                 $  761         $279
  Real estate                                                45           16
  Consumer installment                                      598          219
                                                         ------         ----
    Total                                                $1,404         $514
                                                         ======         ====


CAPITAL RESOURCES/LIQUIDITY


     Liquidity. Of primary importance to depositors, creditors and regulators is the ability to have readily available funds sufficient to repay fully maturing liabilities. Independent's liquidity, represented by cash and cash due from banks, is a result of its operating, investing and financing activities.
In order to insure funds are available at all times, Independent devotes resources to projecting on a monthly basis the amount of funds which will be required and maintains relationships with a diversified customer base so funds are accessible. Liquidity requirements can also be met though short-term borrowings or the disposition of short-term assets which are generally matched to correspond to the maturity of liabilities.

     Independent has a formal liquidity policy, and in the opinion of management, its liquidity levels are considered adequate. Independent is not subject to any specific liquidity requirements imposed by regulatory authorities, but is subject to liquidity requirements set forth in general FDIC guidelines. Management believes its liquidity ratios meet or exceed these guidelines. Management does not know of any trends or demands which are reasonably likely to result in liquidity increasing or decreasing in any material matter.

     The following table sets forth liquidity ratios for the periods indicated:

                                                                          December 31,
                                                      --------------------------------------------------
                                                              1998             1997             1996
                                                              ----             ----             ----
Average loans to average deposits                              68.7%            66.2%           61.8%

CAPITAL ADEQUACY

     Capital adequacy refers to the level of capital required to sustain asset growth over time and to absorb losses. The objective of Independent's management is to maintain a level of capitalization that is sufficient to take advantage of profitable growth opportunities while meeting regulatory requirements. This is achieved by improving profitability through effectively allocating resources to more profitable businesses, improving asset quality, strengthening service quality, and streamlining costs. The primary measures used by management to monitor the results of these efforts are the ratios of average equity to average assets, average tangible equity to average tangible assets, and average equity to net loans. The Federal Reserve Board has adopted capital guidelines governing the activities of bank holding companies. These guidelines require the maintenance of an amount of capital based on risk-adjusted assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

     The capital guidelines classify capital into two tiers, referred to as Tier I and Tier II. Under risk-based capital requirements, total capital accounts consists of Tier I capital which is generally common shareholders' equity less goodwill and Tier II capital which is primarily a portion of the allowance for loan losses and certain qualifying debt instruments. In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending primarily on the regulatory assigned levels of credit risk associated with such assets. Off-balance sheet items are considered in the calculation of risk-adjusted assets through conversion factors established by the regulators. The framework for calculating risk-based capital requires banks and bank holding companies to meet the regulatory minimums of 4% Tier I and 8% total risk-based capital. In 1990 regulators added a leverage computation to the capital requirements, comparing Tier I capital to total average assets less goodwill.

                                                                                    December 31,
                                                                                      1998
                                                                                 ----------------
                                                                                   (Dollars in
                                                                                    thousands)
CAPITAL:
Tier I capital:
 Stockholders' equity                                                                   $ 6,652
 Less disallowed intangibles                                                                  9
                                                                                        -------
  Total Tier I capital                                                                    6,643
Tier II capital:
 Qualifying allowance for loan losses                                                       838
                                                                                        -------
  Total Tier II capital                                                                     838
                                                                                        -------
Total capital                                                                           $ 7,481
                                                                                        =======
Risk-adjusted assets                                                                    $66,464
                                                                                        =======
Quarterly average assets                                                                $94,850
                                                                                        =======

RATIOS:
Tier I capital to risk-adjusted assets                                                    10.00%
Tier II capital to risk-adjusted assets                                                    1.26
Total capital to risk-adjusted assets                                                     11.26
Leverage-Tier I capital to quarterly average assets less disallowed intangibles            7.00

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICA") established five capital categories for banks and bank holding companies. The bank regulators adopted regulations defining these five capital categories in September, 1992. Under these new regulations each bank is classified into one of the five categories based on its level of risk-based capital as measured by Tier I capital, total risk-based capital, and Tier I leverage ratios and its supervisory ratings.

The following table lists the five categories of capital and each of the minimum requirements for the three risk-based capital ratios.

                                   Total Risk-     Tier I Risk-
                                     Based           Based            Leverage
                                  Capital Ratio   Capital Ratio        Ratio
                                  -------------   -------------     ------------
Well-capitalized                   10% or above     6% or above      5% or above
Adequately capitalized              8% or above     4% or above      4% or above
Undercapitalized                    Less than 8%    Less than 4%    Less than 4%
Significantly undercapitalized      Less than 6%    Less than 3%    Less than 3%
Critically undercapitalized            --------         -------       2% or less

     On December 31, 1998, Independent and the Bank exceeded the regulatory minimums and qualified as well-capitalized institutions under the regulations.

                      CERTAIN DIFFERENCES IN THE RIGHTS OF
                            INDEPENDENT SHAREHOLDERS
                             AND CSBI SHAREHOLDERS


     Independent is incorporated under the laws of the State of Alabama and CSBI is incorporated under the laws of the State of Georgia. Independent shareholders, whose rights as shareholders are currently governed by Alabama law and the Independent Articles of Incorporation (the "Independent Articles") and Bylaws, will become, upon consummation of the Merger, shareholders of CSBI. Their rights as shareholders of CSBI will be governed by Georgia law and the CSBI Articles of Incorporation (the "CSBI Articles") and Bylaws. Set forth below is a summary comparison of the material rights of Independent shareholders and CSBI shareholders. The information set forth below does not purport to be a complete discussion of the differences in the rights of Independent shareholders and CSBI shareholders and is qualified in its entirety by reference to the full text of the Independent Articles and Bylaws, the CSBI Articles and Bylaws, the Alabama Business Corporation Act (the "ABCA"), and the Georgia Business Corporation Code (the "GBCC").

AUTHORIZED CAPITAL STOCK

     Independent. Independent is authorized to issue 300,000 shares of common stock, $.01 per share par value of which 215,000 shares are issued and outstanding.

     CSBI. CSBI is authorized to issue 30,000,000 shares of common stock, $1.00 par value, of which 11,002,387 shares were issued and outstanding as of December 31, 1998. As of December 31, 1998, 500,000 shares of CSBI Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the CSBI Incentive Stock Option Plan, 500,000 shares were reserved pursuant to the CSBI Dividend Reinvestment Plan, 500,000 shares were reserved pursuant to the CSBI Employee Stock Ownership Plan, and 227,403 shares were reserved pursuant to options granted to certain executive officers outside the CSBI Option Plan.

DIRECTORS

     Independent. The Bylaws of Independent provide that the number of directors shall be not less than six nor more than fifteen, with the exact number to be determined either by the shareholders or by the Board of Directors. The directors shall be elected annually by the shareholders at their annual meeting, or at any meeting of the shareholders held pursuant to the laws of Alabama, and shall hold office at the pleasure of the shareholders and until respective successors are elected. Directors need not be residents of the State of Alabama or shareholders of Independent.

     At such time as the Board of Directors shall consist of nine or more members, the directors shall be classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as possible. The board shall determine the members of each class. At each following annual meeting of the shareholders, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. If the number of directors is thereafter changed by the board, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number of directors as possible; provided, however, that no
                                                    --------  -------
decrease in the number of directors shall shorten the term of any incumbent director. The Independent Board of Directors currently has 9 members.

     If any vacancy occurs in the membership of the board, it may be filled by the affirmative vote of the majority of the directors then in office, though less than a quorum, and if not therefore filled by action of the directors, may be filled by the shareholders at any meeting held during the existence of such vacancy. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

     CSBI. The Bylaws of CSBI provide for a Board of Directors having not less than five nor more than 25 members, the precise number to be fixed by resolution of the shareholders or the Board of Directors. Each director, except in the case of death, resignation or retirement, disqualification or removal, shall serve until his successor shall have been elected and qualified. Directors shall be elected by the shareholders at the Annual Meeting for a one year term. Each director of CSBI must be a United States citizen, and at least 60% of the directors shall reside in the State of Georgia and in the county in which the registered office of CSBI is located, or within 40 miles of any office of a subsidiary bank authorized to offer a complete line of banking services. Each director shall own in his name 500 shares of CSBI's common stock unhypothecated. No director may be re-elected after the age 70 unless such director is elected to the board of CSBI for his initial term having then attained the age of 70. In such case, such director will serve no more than five successive one-year terms.

     When a vacancy occurs among the directors, the remaining members of the board may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose. Pursuant to Georgia law, any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of voting stock of CSBI. Removal action may be taken at any shareholders meeting with respect to which notice of such purpose has been given. A successor director may be elected to serve the unexpired term at the same meeting. The CSBI Board of Directors currently has 11 members.

VOTING REQUIREMENTS GENERALLY

     Independent. Under the Independent Bylaws, except as otherwise provided by the Independent Articles or the ABCA, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders meeting. A majority of the votes entitled to be cast on the matter by a voting group constitutes a quorum of that voting group for action on that matter. The presence of a quorum of each voting group entitled to vote thereon shall be the requisite for transaction of business on a given matter. Action on a matter other than election of directors is approved by a voting group if a quorum of such voting group exists and the number of votes cast within such voting group in favor of such action exceeds the number of votes cast within such voting group against such action. Except as otherwise provided in the Bylaws, all shares entitled to vote for election of directors shall vote thereon as a single voting group, and directors shall be elected by a plurality of votes cast by shares entitled to vote in the election in a meeting at which a quorum of such voting group is present. Alabama law generally requires approval of a merger, share exchange, or sale of substantially all the assets of a corporation by two-thirds (2/3) of all votes entitled to be cast on the plan within each voting group entitled to vote separately on the transaction.

     Article VIII of the Independent Articles provides that, except for removal of any director, which may be accomplished by unanimous written shareholder consent, any action required or permitted to be taken by the shareholders may be effected only at an annual or special meeting of shareholders, and shareholder action by written consent in lieu of a meeting shall be prohibited in all other circumstances.

     CSBI. CSBI Common Stock is not divided into classes, and CSBI has no classes or series of capital stock issued or outstanding other than CSBI Common Stock. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders except as otherwise provided by statute or by the CSBI Articles or Bylaws. In deciding on questions at meetings, except in the election of directors, each shareholder shall be entitled to one vote for each share of stock held and the majority of votes so cast shall prevail. In election of directors, each shareholder shall have the right to vote the number of shares held for each of the persons nominated. Georgia law generally requires approval of any merger, share exchange, or sale of substantially all the assets of a corporation by a majority of the votes entitled to vote on the transaction, voting as a single group, and by a majority of all votes entitled to be cast by shareholders in each voting group entitled to vote separately on the plan.

     Under the GBCC, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote by means of one or more written consents signed by all shareholders entitled to take action.

DIVIDENDS

     Independent. Under the ABCA, the Board of Directors may declare dividends on Independent Common Stock unless doing so would cause Independent to be unable to pay its debts as they come due in the usual course of business, or Independent's total assets to be less than the sum of its total liabilities plus the amount needed to satisfy any dissolution preferences.

     CSBI. Under the GBCC, the Board of Directors may declare dividends on CSBI Common Stock unless doing so would cause CSBI to be unable to pay its debts as they come due in the usual course of business, or CSBI's total assets to be less than the sum of its total liabilities plus the amount needed to satisfy any dissolution preferences

CONVERSION AND DISSOLUTION

     Independent. Shares of Independent Common Stock are not convertible into any other security, and upon dissolution or liquidation, share ratably in the residual assets of Independent.

     CSBI. Shares of CSBI Common Stock are not convertible into any other security, and upon dissolution or liquidation, share ratably in the residual assets of CSBI.

AMENDMENT OR REPEAL OF THE ARTICLES OF INCORPORATION AND BYLAWS

     Independent. Under Alabama law, amendment of a corporation's articles of incorporation which will not trigger dissenters' rights generally requires approval by a majority of shares actually voting. Amendment of a corporation's articles of incorporation which will trigger dissenters' rights generally requires approval by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights.

     The Independent Bylaws provide that the Board of Directors may amend or repeal any provision of the Bylaws or adopt any new bylaw, unless the shareholders have adopted, amended or repealed a particular bylaw provision and have expressly reserved the right of amendment or repeal therefor. Independent's shareholders have the right to amend or repeal any provision of the Bylaws, or to adopt new Bylaw provisions, even though such provisions may also be adopted, amended or repealed by the Board.

     The Independent Bylaws further provide that a provision fixing a greater quorum or voting requirement for the Board than the minimum required by the ABCA, if originally adopted by the shareholders, may be amended or repealed by the shareholders only by the affirmative vote of a majority of the votes entitled to be cast; or if originally adopted by the board, may be amended or repealed by the directors only by a majority of the entire board. A Bylaw adopted or amended by the shareholders fixing a greater quorum or voting requirement for the board may be amended or repealed only by a specified vote of either the shareholders or the board, if such Bylaw provision so provides.

     CSBI. Under the GBCC, amendment of a corporation's articles of incorporation generally requires approval by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. The CSBI Board of Directors has the power to alter, amend, or repeal the CSBI Bylaws or adopt new Bylaws, but any Bylaws adopted by the Board of Directors may be altered, amended or repealed, and the new Bylaws adopted, by the shareholders. The shareholders may prescribe that any Bylaw or Bylaws adopted by them shall not be altered, amended or repealed by the Board of Directors.

DISSENTERS' RIGHTS

     Independent. Under Alabama law, Independent shareholders are generally entitled to dissent from, and obtain payment of the fair value of their shares, in the event of a merger to which Independent is a party; a share exchange involving acquisition of Independent's shares; or the sale or exchange of substantially all of Independent's property. See "THE MERGER - Dissenters' Rights of Appraisal."

     CSBI. Under Georgia law, CSBI shareholders are generally entitled to dissent from, and obtain payment of the fair value of their shares, in the event of a merger to which CSBI is a party; a share exchange involving acquisition of CSBI's shares; the sale or exchange of substantially all of CSBI's property; or, under certain circumstances, amendment of the CSBI Articles that materially and adversely affects rights in respect to a dissenter's shares.

SPECIAL MEETINGS OF SHAREHOLDERS

     Independent. The Independent Bylaws provide that, except to the extent otherwise presented by statute or the Articles of Incorporation, special meetings of shareholders, for any purpose or purposes, may be called by the presiding officer of the Board of Directors, if any, or at the request of the holders of not less than one-tenth of all shares entitled to vote at the meeting.

     CSBI. The CSBI Bylaws provide that a special meeting of the CSBI shareholders, unless otherwise prescribed by law, may be called for any purpose at any time by the Board of Directors or by any three or more shareholders owning, in the aggregate, not less than 33 1/3% of the stock of CSBI.

LIABILITY OF DIRECTORS

     CSBI. The GBCC permits a corporation to include a provision in its articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for breach of the director's duty of care or other duty as a director, subject to certain limitations. The CSBI Articles include such a provision which, as set forth below, limits such liability to the fullest extent permitted under applicable law.

     The CSBI Articles provide that a director will not be personally liable to CSBI or its shareholders for monetary damages for breach of the duty of care or other duty as a director resulting from any act or omission other than personal liability of a director for: (i) any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the types of liability set forth in Section 14-2-832 of the GBCC, dealing with unlawful distributions to shareholders, and (iv) any transactions from which the director derived an improper personal benefit.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of CSBI only if he or she is a director of CSBI and is acting in his or her capacity as director, and do not apply to officers of CSBI who are not directors.

     Independent. The ABCA authorizes similar provisions for all Alabama corporations, but the Independent Articles do not contain these provisions.

ADVANCE NOTICE PROVISIONS FOR CERTAIN ACTIONS

     Neither the Independent Articles and Bylaws nor the CSBI Articles and Bylaws have provisions for advance shareholder notice of shareholder proposals or director nominations.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Independent. Sections 10-2B-8.50 through 10-2B-8.58 of the ABCA contain detailed and comprehensive provisions providing for the indemnification of directors and officers of Alabama corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, indemnification is available if it is determined that the proposed indemnitee acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, that the individual had no reasonable cause to believe his or her conduct was unlawful. To the extent that a proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

     Under the ABCA, indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Independent's Bylaws provide for indemnification in accordance with Alabama law for officers and directors.

     CSBI. Sections 14-2-850 through 14-2-859 of the GBCC similarly provide for the indemnification of directors and officers of Georgia corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, indemnification is available if it is determined that the proposed indemnitee acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, that the individual had no reasonable cause to believe his or her conduct was unlawful. To the extent that a proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

     Under the GBCC, Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director or officer in connection with a proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     The CSBI Bylaws provide that CSBI may indemnify any person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of CSBI, or is or was serving at the request of CSBI as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement, in accordance with Georgia law. In the case of a claim, issue, or matter as to which a person has been adjudged to be liable to CSBI, the CSBI Bylaws only permit indemnification to the extent that the Superior Court or the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. The CSBI Bylaws also provide for mandatory indemnification of directors, officers, employees, or agents of CSBI in the circumstances required by Georgia law.

CHANGES IN CONTROL

     Independent. The Independent Bylaws' provision for classification of the Board of Directors (upon the size of the Board reaching nine or more members), pursuant to which approximately one-third of the directors of Independent will be elected annually for a three-year term, may delay the ability of dissatisfied Independent shareholders or anyone who obtains a controlling interest in Independent Common Stock to elect a new Board of Directors and to exercise control of Independent.

     CSBI. Certain provisions of the CSBI Bylaws may have the effect of preventing, discouraging, or delaying any change of control of CSBI. The Board of Directors of CSBI may, if it deems it advisable, oppose a tender or other offer for CSBI's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; including but not limited to (i) whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation; (ii) whether a more favorable price could be obtained for CSBI's securities in the future; (iii) the impact which an acquisition of CSBI would have on the employees, depositors and customers of CSBI and its subsidiaries and the communities which they serve; (iv) the reputation and business practices of the offeror and its management and affiliates; (v) the value of the securities, if any, that the offeror is offering in exchange for CSBI's securities, based on an analysis of the worth of CSBI as compared to the offeror or any other entity whose securities are being offered; and (vi) any antitrust or other legal or regulatory issues that are raised by the offer.

     If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring CSBI's securities; (v) selling or otherwise issuing authorized but unissued securities of CSBI or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual entity.

PREEMPTIVE RIGHTS

     Independent. Under the ABCA, the shareholders of a corporation have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon the decision of the Board of Directors to issue them, unless the corporation's articles of incorporation otherwise provide. The Independent Articles contain no provision eliminating preemptive rights.

     CSBI. Under the GBCC, unless the articles of incorporation otherwise provide, shareholders of a corporation (other than a few limited exceptions) have no preemptive rights to acquire the corporation's unissued or treasury shares. The CSBI Articles make no provision for preemptive rights.

                       CERTAIN REGULATORY CONSIDERATIONS
GENERAL

     As registered bank holding companies, CSBI and Independent are subject to the supervision of, and to regular inspection by, the Federal Reserve. The bank subsidiaries of CSBI are organized as national banking associations, which are subject to regulation, supervision and examination by the Office of the Comptroller of Currency (the "Comptroller"), or as state chartered banks, which are subject to regulation, supervision and examination by state regulators. Bank is an Alabama state charted bank, which is subject to regulation, supervision and examination by the Superintendent of Banks in Alabama. Both CSBI's and Independent's banks are also subject to regulation by the Federal Reserve and the FDIC, and other U.S. federal regulatory agencies. In addition to banking laws, regulations and regulatory agencies, CSBI and Independent and their subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which, directly or indirectly, affect the operations and management of CSBI and Independent and their ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect CSBI and Independent.

     The activities of CSBI and Independent and those of companies that each controls or in which either holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as CSBI and Independent, are required to obtain prior approval of the Federal Reserve to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve before acquiring more than 5% of any class of voting stock of any bank that is not already majority owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), bank holding companies became able to acquire banks in states other than their home states beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, subject to certain restrictions, thereby creating interstate branches. Pursuant to the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such de novo branching.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in the U.S. Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on CSBI and Independent and their subsidiaries cannot be determined at this time.

CAPITAL AND OPERATIONAL REQUIREMENTS

     The Federal Reserve, the Comptroller, and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to U.S. banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve risk-based guidelines define a two-tier capital framework. "Tier I capital" consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. "Tier II capital" consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier I capital and Tier II capital less investments in unconsolidated subsidiaries represents qualifying "total capital," at least 50% of which must consist of Tier I capital. Risk-based capital ratios are calculated by dividing Tier I capital and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier I capital ratio is 4% and the minimum total capital ratio is 8%. CSBI's Tier I capital and total risk-based capital ratios under these guidelines at December 31, 1998 were 15.06% and 16.35% respectively, and Independent's were 11.26% and 9.99% respectively.

     The "leverage ratio" is determined by dividing Tier I capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. CSBI's and Independent's leverage ratios at December 31, 1998 were 10.84% and 7.00%, respectively.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier I risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier I capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of a least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier I capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the banking subsidiaries of CSBI and Independent is considered "well capitalized."

     Banking agencies have also adopted regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, those banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

DISTRIBUTIONS

     CSBI and Independent both derive funds for cash distributions to their respective shareholders from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from their banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate U.S. federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

     In addition to the foregoing, the ability of CSBI, Independent and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The rights of CSBI, Independent, their respective shareholders and their respective creditors to participate in any distribution of the assets or earnings of their respective subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

"SOURCE OF STRENGTH" POLICY

     According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC - either as a result of default of a banking subsidiary of a bank holding company such as CSBI or Independent or related to FDIC assistance provided to a subsidiary in danger of default - the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

                                    EXPERTS

     The consolidated financial statements of CSBI as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Independent as of and for the years ended at December 31, 1998 and 1997 included in this Proxy Statement/Prospectus and in the Registration Statement have been audited by Schauer, Taylor, Cox & Vise, P.C., independent certified public accountants, as set forth in their report thereon included herein on such financial statements and are included in reliance upon such report given upon the authority of such firm as experts on accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of CSBI Common Stock being offered hereby is being passed upon for CSBI by Troutman Sanders LLP, Atlanta, Georgia. As of the date of this Proxy Statement/Prospectus, certain members of Troutman Sanders LLP beneficially owned approximately 13,573 shares of CSBI Common Stock. Troutman Sanders LLP, counsel for CSBI, will also opine as to certain federal income tax consequences of the Merger. See "The Merger - Certain Federal Income Tax Consequences." Certain additional legal matters relating to the Merger are being passed upon for CSBI by Troutman Sanders LLP, Atlanta, Georgia, and for Independent by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, Independent's Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Board of Directors of Independent.

                         INDEX TO FINANCIAL STATEMENTS

                       CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997

Independent Auditors' Report.............................................  F-1

Consolidated Statements of Financial Condition...........................  F-2

Consolidated Statements of Income........................................  F-4

Consolidated Statements of Shareholders' Equity..........................  F-6

Consolidated Statements of Cash Flows....................................  F-7

Consolidated Statements of Comprehensive Income..........................  F-9

Notes to Consolidated Financial Statements...............................  F-10

                       SCHAUER, TAYLOR, COX & VISE, P.C.
                 CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
                              150 OLDE TOWNE ROAD
                           BIRMINGHAM, ALABAMA 35216

                              -------------------

DOUGLAS B. SCHAUER, CPA     TELEPHONE (205) 822-3488        STEVEN W. BROWN, CPA
EDWARD R. TAYLOR, CPA         WATS (800) 466-3488           M. BRYANT KING, CPA
W. ERNEST COX, CPA             FAX (205) 822-3541           RAYMOND A. PATTON, CPA
DONALD G. VISE, CPA                                         RUSSELL D. PAYNE, CPA

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Independent Bancorp, Inc. and Subsidiary
Oxford, Alabama

We have audited the consolidated balance sheets of Independent Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, cash flows and comprehensive income for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Independent Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Birmingham, Alabama
January 22, 1999

                                           /S/ SCHAUER, TAYLOR, COX & VISE, P.C.
                                           -------------------------------------

                                               SCHAUER, TAYLOR, COX & VISE, P.C

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997

                                                  1998         1997
                                               -----------  -----------
ASSETS
 Cash and due from banks                       $ 2,197,669  $ 1,784,914
 Interest-bearing deposits with other banks         74,378       33,956

 Federal funds sold                              1,120,000           -0-

 Securities available-for-sale                  15,007,838   12,903,280
 Securities held-to-maturity, fair value of
  $13,749,964 and $13,648,691, respectively     12,996,880   12,984,342


 Loans                                          58,867,517   51,073,106
 Less: Allowance for loan losses                 1,403,822      514,188
                                               -----------  -----------
   NET LOANS                                    57,463,695   50,558,918


 Premises and equipment, net                     1,613,871    1,202,267
 Accrued interest                                  847,148      809,765
 Cash surrender value of life insurance          2,719,016    1,034,778
 Other assets                                      752,433      343,147

                                               -----------  -----------
   TOTAL ASSETS                                $94,792,928  $81,655,367
                                               ===========  ===========

                See notes to consolidated financial statements

                                                            1998         1997
                                                         -----------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
 Deposits:
  Noninterest-bearing                                    $ 7,220,425  $ 7,221,983
  Interest-bearing                                        76,134,667   66,220,475
                                                         -----------  -----------
   TOTAL DEPOSITS                                         83,355,092   73,442,458

 Federal funds purchased                                          -0-     810,000
 FHLB line of credit                                       3,500,000           -0-
 Accrued interest                                          1,078,910      967,859
 Other liabilities                                           112,995       78,925
                                                         -----------  -----------

   TOTAL LIABILITIES                                      88,046,997   75,299,242

SHAREHOLDERS' EQUITY
 Common stock; $0.01 par value;
  300,000 shares authorized;
  215,000 shares issued and outstanding                        2,150        2,150
 Capital surplus                                           1,847,850    1,847,850
 Retained earnings                                         4,801,960    4,448,966
 Accumulated comprehensive income: net unrealized
  holding gains on securities available-for-sale, net
  of deferred income tax                                      93,971       57,159
                                                         -----------  -----------
   TOTAL SHAREHOLDERS' EQUITY                              6,745,931    6,356,125
                                                         -----------  -----------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $94,792,928  $81,655,367
                                                         ===========  ===========

                 See notes to consolidated financial statement

                       CONSOLIDATED STATEMENTS OF INCOME

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                    YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                          1998         1997
                                                       -----------  -----------
REVENUE FROM EARNING ASSETS
 Interest and fees on loans                            $5,921,086   $4,999,813
 Interest and dividends on investment securities:
  Taxable securities                                      650,725      594,263
  Securities exempt from federal income taxes             852,080      804,941
  Dividends on stock                                       45,420       18,407
 Interest on federal funds sold                            73,205       91,461
 Interest on deposits in banks                              2,076        1,569
                                                       ----------   ----------
   TOTAL REVENUE FROM EARNING ASSETS                    7,544,592    6,510,454

INTEREST EXPENSE
 Interest on deposits                                   3,956,557    3,356,051
 Interest on FHLB borrowings                              103,927           -0-
 Interest on other short-term borrowings                   10,703        9,196
                                                       ----------   ----------
   TOTAL INTEREST EXPENSE                               4,071,187    3,365,247
                                                       ----------   ----------

Net interest income                                     3,473,405    3,145,207
Provision for loan losses                               1,363,750      196,000
                                                       ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     2,109,655    2,949,207

NONINTEREST INCOME
 Service charges on deposits                              507,538      442,541
 Insurance commissions                                     73,183       50,145
 Investment security gains                                     -0-       1,000
 Gain (loss) on the disposal of assets                         -0-      (2,412)
 Other operating income                                    34,538       32,662
                                                       ----------   ----------
   TOTAL NONINTEREST INCOME                               615,259      523,936

NONINTEREST EXPENSES
 Salaries and employee benefits                         1,043,100      868,488
 Occupancy, furniture and equipment expense               267,351      233,376
 Director and committee fees                               88,740      119,500
 Other operating expenses                                 649,029      473,779
                                                       ----------   ----------
   TOTAL NONINTEREST EXPENSES                           2,048,220    1,695,143
                                                       ----------   ----------

Income before income taxes                                676,694    1,778,000
Provision (credit) for income taxes                       (20,300)     440,659
                                                       ----------   ----------

NET INCOME                                             $  696,994   $1,337,341
                                                       ==========   ==========

                                                 1998      1997
                                               --------  --------
EARNINGS PER SHARE OF COMMON STOCK
----------------------------------

Basic earnings per share                       $   3.24  $   6.22

Basic weighted average shares outstanding       215,000   215,000

Diluted earnings per share                     $   3.24  $   6.22

Diluted weighted average shares outstanding     215,000   215,000

                See notes to consolidated financial statements

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                    YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                        Accumulated
                               Common      Capital      Retained       Comprehensive
                               Stock       Surplus      Earnings          Income             Total
                               ------     ----------   -----------    --------------      -----------
Balance at
 December 31, 1996             $2,150     $1,847,850   $3,326,625          $(28,518)      $5,148,107

Cash dividends - common -
 $1.00 per share                                         (215,000)                          (215,000)

Net change in unrealized
 gains/losses on securities                                                  85,677           85,677

Net income -1997                                        1,337,341                          1,337,341
                               ------     ----------   ----------     -------------       ----------

BALANCE AT
 DECEMBER 31, 1997              2,150      1,847,850    4,448,966            57,159        6,356,125

CASH DIVIDENDS - COMMON -
 $1.60 PER SHARE                                         (344,000)                          (344,000)

NET CHANGE IN UNREALIZED
 GAINS/LOSSES ON SECURITIES                                                  36,812           36,812

NET INCOME -1998                                          696,994                            696,994
                               ------     ----------   ----------     -------------       ----------

BALANCE AT
 DECEMBER 31, 1998             $2,150     $1,847,850   $4,801,960          $ 93,971       $6,745,931
                               ======     ==========   ==========     =============       ==========

                See notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                    YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                   1998           1997
                                                               ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                    $    696,994   $  1,337,341
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Provision for loan losses                                      1,363,750        196,000
   Depreciation, amortization, and accretion, net                    93,079        105,102
   Deferred income tax cost (benefit)                              (378,000)        12,000
   Increase in interest receivable                                  (37,383)      (134,448)
   Increase in interest payable                                     111,051        159,991
   Gain on the sale of investment securities                            -0-         (1,000)
   Loss on sale of other real estate                                    -0-          2,413
   Other, net                                                      (100,277)      (138,262)
                                                               ------------   ------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                      1,749,214      1,539,137
                                                               ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of investment securities available-
  for-sale                                                              -0-      3,619,610
 Proceeds from calls, maturities and paydowns of investment
  securities available-for-sale                                   5,341,087        862,148
 Purchases of investment securities available-for-sale           (7,440,755)    (6,663,969)
 Proceeds from calls, maturities and paydowns of investment
  securities held-to-maturity                                       809,638        209,149
 Purchases of investment securities held-to-maturity               (755,166)      (734,352)
 Net increase in loans                                           (8,196,995)   (10,141,058)
 Purchases of premises and equipment                               (508,242)      (438,860)
 Proceeds from disposition of other real estate                         -0-         21,000
 Purchase of life insurance contracts                            (1,684,238)      (538,245)
                                                               ------------   ------------
   NET CASH USED IN INVESTING ACTIVITIES                        (12,434,671)   (13,804,577)
                                                               ------------   ------------

                                                                    1998          1997
                                                                -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in demand deposits,
  NOW accounts and savings accounts                             $ 1,591,158   $(1,515,001)
 Net increase in certificates of deposit                          8,321,476    12,689,034
 Net increase in short-term borrowings                            2,690,000       450,000
 Dividends paid to shareholders                                    (344,000)     (215,000)
                                                                -----------   -----------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                     12,258,634    11,409,033
                                                                -----------   -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  1,573,177      (856,407)

Cash and Cash Equivalents at Beginning of Year                    1,818,870     2,675,277
                                                                -----------   -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                        $ 3,392,047   $ 1,818,870
                                                                ===========   ===========


SUPPLEMENTAL DISCLOSURES

 Cash paid during the year for interest                         $ 3,960,136   $ 3,205,256

 Cash paid during the year for income taxes                         433,319       561,497

 Loans transferred to foreclosed real estate during the year        140,591        71,532

 Proceeds from sales of foreclosed real estate
  financed through loans                                            212,123           -0-

 Net increase (decrease) in unrealized gains on
  securities available-for-sale                                      61,354       142,796

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                    YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                1998        1997
                                                              --------   ----------
NET INCOME                                                    $696,994   $1,337,341

Other comprehensive income, net of tax:
 Unrealized gains on securities
  Unrealized holding gains arising during period                61,354      143,796
  Less: reclassified adjustments for gains
   included in net income                                          -0-       (1,000)
                                                              --------   ----------
  Net unrealized gains                                          61,354      142,796
 Income tax related to items of other comprehensive income     (24,542)     (57,119)
                                                              --------   ----------
Other comprehensive income                                      36,812       85,677
                                                              --------   ----------

COMPREHENSIVE INCOME                                          $733,806   $1,423,018
                                                              ========   ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Independent Bancorp, Inc. (the "Company") and its subsidiary operate predominantly in the domestic commercial banking industry. The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.

Basis of Consolidation
----------------------

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, The Independent Bank of Oxford (the "Bank"). All significant intercompany balances and transactions have been eliminated. Investments in subsidiaries are carried at the parent company's equity in the underlying net assets.

Consolidated Statements of Comprehensive Income
-----------------------------------------------

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, on December 31, 1998. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial condition. Comprehensive income is generally defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Investment Securities and Securities Available-For-Sale
-------------------------------------------------------

Securities are classified as either held-to-maturity, available-for-sale, or trading.

Held-to-maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.

Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital, or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.

Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

Realized and unrealized gains and losses are based on the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

The Company and its subsidiary have no trading securities.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Loans
-----

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Unearned discounts on installments loans are recognized as income over the term of the loans using a method that approximates the interest methods.

Loan origination and commitment fees, as well as certain direct origination costs, when material, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.

Allowance For Possible Loan Losses
----------------------------------

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

Income Recognition on Impaired and Nonaccrual Loans
---------------------------------------------------

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1998 and 1997.

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Expenditures for additions and major improvements that significantly extend the useful lives of the assets are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. The carrying values of assets traded in are used to adjust the carrying values of the new assets acquired by trade. Assets which are disposed of are removed from the accounts and the resulting gains or losses are recorded in operations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Depreciation is provided generally by accelerated and straight-line methods based on the estimated useful lives of the respective assets.

Foreclosed Real Estate
----------------------

Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell.

Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate.

Income Taxes
------------

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, estimated losses on foreclosed real estate, accumulated depreciation, and accrued employee benefits for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Company and its subsidiary file a consolidated federal income tax return. The subsidiary provides for income taxes on a separate return basis, and remits to the Company amounts determined to be currently payable.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Earnings Per Common Share
-------------------------

The Company adopted SFAS No. 128, Earnings Per Share, on December 31, 1997. This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. All prior year earnings per share data have been restated to reflect the presentation required under SFAS No. 128.

Retirement Plan
---------------

The Bank adopted a 401(k) Profit Sharing Plan (the "Plan") on January 1, 1994. The Plan covers substantially all of the Bank's employees, subject to eligibility requirements relating to age and years of service. The Plan allows for employee contributions and diversification of investment options.

Employer contributions are determined by the board of directors.

Off Balance Sheet Financial Instruments
---------------------------------------

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

The Bank has available as a source of short-term financing a line of credit of $5,000,000 with the Federal Home Loan Bank of Atlanta of which $1,500,000 was available and unused.

The Bank also has available as a source of short-term financing the purchase of federal funds from other commercial banks from available lines totaling $4,650,000.

Cash Flow Information
---------------------

The Company considers all cash and amounts due from depository institutions and federal funds sold to be cash equivalents for purposes of the statements of cash flows.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Reclassifications
-----------------

Certain amounts in 1997 have been reclassified to conform with the 1998 presentation.

Recently Issued Accounting Standards
------------------------------------

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company is currently exempt from the reporting and disclosure requirements of SFAS No. 131.

Effective for years ending after December 15, 1997, SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits was issued by FASB which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefits obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain other disclosures previously required. The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

In June 1998, the Financial Accounting Standards Board also issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative is to be determined based upon the intended use of the derivative. For certain hedge designations (cash flow and foreign currency exposure) the derivative's gain or loss is reported as a component of other comprehensive income. Other designations require the gain or loss to be recognized in earnings in the period of change. This statement is effective for financial statements for periods beginning after June 15, 1999. Management does not believe that the adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required by regulatory authorities to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve. The average amount of those reserves required at December 31, 1998 and 1997, was approximately $474,000 and $494,000, respectively.


NOTE 3 - INVESTMENT SECURITIES

The carrying amounts of investment securities as shown in the consolidated statements of financial condition and their approximate fair values at December 31, 1998 and 1997 were as follows:

                                      Gross       Gross                  Estimated
                                    Amortized   Unrealized  Unrealized     Fair
                                      Cost        Gains       Losses       Value
                                   -----------  ----------  ----------  -----------
SECURITIES AVAILABLE-FOR-SALE:
------------------------------

DECEMBER 31, 1998:
 U. S. GOVERNMENT AND AGENCY
  SECURITIES                       $ 3,568,010    $ 27,145     $58,614  $ 3,536,541
 MORTGAGE-BACKED SECURITIES          7,448,356      65,849      18,558    7,495,647
 STATE AND MUNICIPAL SECURITIES      3,114,456     140,797          -0-   3,255,253

EQUITY SECURITIES                      720,397          -0-         -0-     720,397
                                   -----------    --------     -------  -----------
                                   $14,851,219    $233,791     $77,172  $15,007,838
                                   ===========    ========     =======  ===========
December 31, 1997:
 U. S. Government and agency
  securities                       $ 3,010,376    $ 18,621     $ 7,583  $ 3,021,414
 Mortgage-backed securities          6,980,318      16,221      36,707    6,959,832
 State and municipal securities      2,511,622     104,713          -0-   2,616,335

 Equity securities                     305,699          -0-         -0-     305,699
                                   -----------    --------     -------  -----------

                                   $12,808,015    $139,555     $44,290  $12,903,280
                                   ===========    ========     =======  ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 3 - INVESTMENT SECURITIES - CONTINUED

                                                  Gross       Gross      Estimated
                                    Amortized   Unrealized  Unrealized     Fair
                                      Cost        Gains       Losses       Value
                                   -----------  ----------  ----------  -----------
SECURITIES HELD-TO-MATURITY:
---------------------------

DECEMBER 31, 1998:
 U. S. GOVERNMENT AND AGENCY
  SECURITIES                       $   789,815    $  4,582      $8,955  $   785,442
 MORTGAGE-BACKED SECURITIES             21,782         562          -0-      22,344
 STATE AND MUNICIPAL SECURITIES     12,185,283     756,895          -0-  12,942,178
                                   -----------    --------      ------  -----------

                                   $12,996,880    $762,039      $8,955  $13,749,964
                                   ===========    ========      ======  ===========

December 31, 1997:
 U. S. Government and agency
  securities                       $   850,074    $  9,946      $   -0- $   860,020
 Mortgage-backed securities             47,379       1,102          -0-      48,481
 State and municipal securities     12,086,889     654,785       1,484   12,740,190
                                   -----------    --------      ------  -----------

                                   $12,984,342    $665,833      $1,484  $13,648,691
                                   ===========    ========      ======  ===========


             [The remainder of this page intentionally left blank]

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 3 - INVESTMENT SECURITIES - CONTINUED

The contractual maturities of securities to be held-to-maturity and securities available-for-sale at December 31, 1998, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Securities                   Securities
                                         Held-to-maturity            Available-for-sale
                                  -----------------------------    ------------------------
                                     Amortized         Fair          Amortized      Fair
                                        Cost           Value           Cost         Value
                                  ----------------  -----------     -----------  -----------
  Due in one year or less              $    71,782  $    72,652     $ 1,608,718  $ 1,597,665
  Due after one year through
    five years                           2,973,321    3,074,951       4,518,753    4,586,905
  Due after five years through
    ten years                            4,907,580    5,176,397       2,212,671    2,266,531
  Due after ten years                    5,044,197    5,425,964       5,790,680    5,836,340
  Equity securities                             -0-          -0-        720,397      720,397
                                       -----------  -----------     -----------  -----------

                                       $12,996,880  $13,749,964     $14,851,219  $15,007,838
                                       ===========  ===========     ===========  ===========

There were no sales of securities in 1998. Gross realized gains on sales of securities available-for-sale were $8,389 during 1997 and gross realized losses on sales of securities available-for-sale were $7,389.

Other securities include a restricted investment in Federal Home Loan Bank stock which must be maintained to secure the available lines of credit. The amount of investment in this stock amounted to $420,700 and $206,400 at December 31, 1998 and 1997, respectively.

Mortgage-backed securities have been included in the maturity tables based upon the guaranteed payoff date of each security.

Investment securities pledged to secure public funds on deposit and for other purposes as required by law amounted to approximately $22,607,000 and $20,777,000 at December 31, 1998 and 1997, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 4 - LOANS

The Bank grants loans to customers primarily in Calhoun County of East Central Alabama.

The major classifications of loans as of December 31, 1998 and 1997 were as follows:

                                                           1998         1997
                                                        -----------  -----------
 Commercial, financial and agricultural                 $ 9,359,293  $ 8,124,648
 Real estate - construction                               2,315,359    2,355,418
 Real estate - mortgage                                  34,026,754   30,714,671
 Consumer                                                13,127,058    9,850,037
 Other                                                       39,053       28,332
                                                        -----------  -----------
                                                         58,867,517   51,073,106
 Allowance for loan losses                                1,403,822      514,188
                                                        -----------  -----------

 Net loans                                              $57,463,695  $50,558,918
                                                        ===========  ===========

Certain directors, executive officers and principal shareholders including their immediate families and associates were loan customers of the Bank during 1998 and 1997. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1998 and 1997, amounted to approximately $287,000 and $336,000.

Total loans which the Company considered to be impaired at December 31, 1998 and 1997 were $633,653 and $194,809, respectively. All of these loans were on nonaccrual status and had related allowances of $63,500 and $19,500, respectively. For the years ended December 31, 1998 and 1997, the difference between gross interest income that would have been recorded in such period if the nonaccruing loans had been current in accordance with their original terms and the amount of interest income on those loans that was included in such period's net income was immaterial.

The Bank has no commitments to loan additional funds to the borrowers of non-accrual loans.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1998 and 1997 were as follows:

                                                           1998         1997
                                                        -----------  ----------
 Balance at beginning of year                           $  514,188   $ 447,376

 Charge-offs                                              (539,609)   (163,986)
 Recoveries                                                 65,493      34,798
                                                        ----------   ---------
  Net (charge-offs) recoveries                            (474,116)   (129,188)
 Provision for loan losses                               1,363,750     196,000
                                                        ----------   ---------

 Balance at end of year                                 $1,403,822   $ 514,188
                                                        ==========   =========

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 1998 and 1997 is as follows:

                                                          1998        1997
                                                       ----------  ----------
 Land                                                  $  223,000  $  223,000
 Buildings                                              1,185,139     460,257
 Furniture and equipment                                  912,404     739,776
 Construction in process                                      -0-     389,268
                                                       ----------  ----------
                                                        2,320,543   1,812,301
 Less allowance for depreciation                          706,672     610,034
                                                       ----------  ----------

                                                       $1,613,871  $1,202,267
                                                       ==========  ==========

The provision for depreciation charged to occupancy, furniture and equipment expense for the years ended December 31, 1998 and 1997 was $96,638 and $98,343, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 7 - DEPOSITS

The major classifications of deposits as of December 31, 1998 and 1997 were as follows:

                                                                            1998         1997
                                                                         -----------  -----------
 Noninterest-bearing demand                                              $ 7,220,425  $ 7,221,983
 NOW accounts                                                             10,113,826    9,013,345
 Savings                                                                   3,827,052    3,290,078
 Time                                                                     30,315,192   27,291,316
 Certificates of deposit of $100,000 or more                              30,025,098   24,727,498
 Time deposits open                                                        1,853,499    1,898,238
                                                                         -----------  -----------

                                                                         $83,355,092  $73,442,458
                                                                         ===========  ===========

The maturities of time certificates of deposit and other time deposits of $100,000 or more issued by the Bank at December 31, 1998, are as follows:

                                                          Time        Other
                                                      Certificates     Time
                                                       of Deposit    Deposits      Total
                                                      ------------  ----------  -----------
 Three months or less                                  $13,639,833  $1,853,499  $15,493,332
 Over three through twelve months                       13,602,248         -0-   13,602,248
 Over twelve months                                      2,783,017         -0-    2,783,017
                                                       -----------  ----------  -----------

                                                       $30,025,098  $1,853,499  $31,878,597
                                                       ===========  ==========  ===========


NOTE 8 - REGULATORY MATTERS

The Company and its subsidiary bank are subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Company and its subsidiary bank and the consolidated financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary bank must meet specific capital guidelines involving quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY


                          DECEMBER 31, 1998 AND 1997


NOTE 8 - REGULATORY MATTERS - CONTINUED

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Company and its subsidiary bank meet all capital adequacy requirements to which they are subject.

As of December 15, 1997, the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Company and its subsidiary bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                                             To Be Well Capitalized
                                                                                                 Under Prompt
                                                                       For Capital             Corrective Action
                                             Actual                 Adequacy Purposes               Provisions
                                    -----------------------     ------------------------    ---------------------------
                                       Amount       Ratio         Amount        Ratio         Amount          Ratio
                                    -----------   ---------     ----------    ----------    ----------      -----------
                                                                    (in Thousands)
AS OF DECEMBER 31, 1998:
------------------------

TOTAL RISK-BASED CAPITAL
 (TO RISK-WEIGHTED ASSETS)
 CONSOLIDATED                        $7,481        11.26%      * $5,317      *   8.0%       * $6,646       *  10.0%
 THE INDEPENDENT BANK OF OXFORD       7,465        11.23       *  5,317      *   8.0        *  6,646       *  10.0
TIER I CAPITAL
 (TO RISK-WEIGHTED ASSETS)
 CONSOLIDATED                         6,643         9.99       *  2,659      *   4.0        *  3,988       *   6.0
 THE INDEPENDENT BANK OF OXFORD       6,627         9.97       *  2,659      *   4.0        *  3,988       *   6.0
TIER I CAPITAL

(TO ADJUSTED TOTAL ASSETS)

 CONSOLIDATED                         6,643         7.00       *  3,794      *   4.0        *  4,743       *   5.0
 THE INDEPENDENT BANK OF OXFORD       6,627         6.99       *  3,795      *   4.0        *  4,743       *   5.0

* greater than equal to

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY


                          DECEMBER 31, 1998 AND 1997


NOTE 8 - REGULATORY MATTERS - CONTINUED

                                                                                    To Be Well Capitalized
                                                                                          Under Prompt
                                                            For Capital                 Corrective Action
                                      Actual              Adequacy Purposes                Provisions
                                 ------------------    ------------------------     -------------------------
                                   Amount     Ratio       Amount         Ratio         Amount         Ratio
                                 ----------  ------    ---------      ----------    ----------     ----------
                                                              (in Thousands)
As of December 31, 1997:
------------------------

Total Risk-Based Capital
 (to Risk-Weighted Assets)
 Consolidated                      $6,797    12.03%     * 4,520        * 8.0%        * $5,650        * 10.0%
 The Independent Bank of Oxford     6,785    12.01      * 4,520        * 8.0         *  5,650        * 10.0
Tier I Capital
 (to Risk-Weighted Assets)
 Consolidated                       6,283    11.12      * 2,260        * 4.0         *  3,390        *  6.0

 The Independent Bank of Oxford     6,271    11.10      * 2,260        * 4.0         *  3,390        *  6.0
Tier I Capital
 (to Adjusted Total Assets)
 Consolidated                       6,283     7.76      * 3,239        * 4.0         *  4,048        *  5.0
 The Independent Bank of Oxford     6,271     7.74      * 3,239        * 4.0         *  4,049        *  5.0

* greater than equal too

             [The remainder of this page intentionally left blank]

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 9 - OTHER OPERATING EXPENSES

The major components of other operating expense included in noninterest expense at December 31, 1998 and 1997 are as follows:

                                                      1998           1997
                                                   -----------   ------------
 Advertising                                        $ 83,645         $ 52,939
 Supplies                                             74,677           68,401
 Professional fees                                    51,098           33,634
 Postage                                              46,700           41,996
 ATM fees                                             35,492           34,380
 Insurance                                            34,632           29,205
 Federal Reserve charges                              29,729           31,573
 FDIC and State assessments                           19,011           16,848
 Dues and subscriptions                               16,553           16,449
 Taxes and licenses                                   15,510           10,700
 Other                                               241,982          137,654
                                                    --------         --------

                                                    $649,029         $473,779
                                                    ========         ========

NOTE 10 - INCOME TAXES

Federal and state income taxes receivable and (payable) as of December 31, 1998 and 1997 included in other assets and other liabilities respectively, were as follows:

                                                      1998           1997
                                                    ---------      ---------
 Current
  Federal                                           $ 63,082       $  2,091
                                                    ========       ========

  State                                             $(54,611)      $(69,239)
                                                    ========       ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 10 - INCOME TAXES - CONTINUED

The components of the deferred income tax asset included in other assets at December 31, 1998 and 1997 are as follows:


                                                                                    1998                 1997
                                                                            --------------------  ------------------
Deferred tax asset:
  Federal                                                                             $ 527,995          $208,003
  State                                                                                  72,604            25,753
                                                                                      ---------          --------
   Gross deferred income tax asset                                                      600,599           233,756

 Deferred tax liability:
  Federal                                                                               (72,245)          (61,393)
  State                                                                                 (14,001)          (11,469)
                                                                                      ---------          --------
   Gross deferred income tax liability                                                  (86,246)          (72,862)
                                                                                      ---------          --------

 Net deferred tax asset                                                               $ 514,353          $160,894
                                                                                      =========          ========

The tax effects of each type of income and expense item that gave rise to deferred taxes are:

 Alternative minimum tax credit carryover                                             $ 116,572          $ 62,070
 Net unrealized gains on securities available-for-sale                                  (62,647)          (38,106)
 Depreciation                                                                           (19,570)          (21,973)
 Allowance for loan losses                                                              484,027           171,686
 Other, net                                                                              (4,029)          (12,783)
                                                                                      ---------          --------

 Net deferred tax asset                                                               $ 514,353          $160,894
                                                                                      =========          ========

The components of income tax expense for the years ended December 31, 1998 and 1997 were as follows:

 Current:
  Federal                                                                             $ 297,689          $358,840
  State                                                                                  60,011            69,819

 Deferred:
  Federal                                                                              (330,000)            6,000
  State                                                                                 (48,000)            6,000
                                                                                      ---------          --------

                                                                                      $ (20,300)         $440,659
                                                                                      =========          ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997

NOTE 10 - INCOME TAXES - CONTINUED

There was no material tax effect of securities transactions for the years ended December 31, 1998 and 1997.

The principal reasons for the difference in the effective tax rate and the federal statutory rate are as follows for the years ended December 31, 1998 and 1997:


                                                                  1998              1997
                                                                ---------        ---------
  Statutory federal income tax rate                                34.0 %           34.0 %

  Effect on rate of:
   Tax-exempt securities                                          (42.9)           (15.3)
   Tax-exempt loan income                                          (1.8)            (0.4)
   Interest expense disallowance                                    6.8              2.4
   State income tax, net of federal tax benefit                    (1.2)             2.6
   Other                                                            2.1              1.5
                                                                -------          -------
  Effective income tax rate                                        (3.0)%           24.8 %
                                                                ========         =======

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1998 and 1997 is approximately as follows:

                                                             Contract or
                                                           Notional Amount
                                                     -----------------------------
                                                        1998               1997
                                                     -----------        -----------
Commitments to extend credit                         $ 4,127,000        $ 3,178,000
Standby letters of credit                                191,000            240,000

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 11 - COMMITMENTS AND CONTINGENCIES - CONTINUED

Commitments to extend credit, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated balance sheet. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.


NOTE 12 - CONCENTRATIONS OF CREDIT

All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit related primarily to unused real estate draw lines. Commercial and standby letters of credit were granted primarily to commercial borrowers.

The Bank maintains its cash accounts at the Federal Home Loan Bank and at various commercial banks in Alabama and Georgia. The total cash balances in commercial banks are insured by the FDIC up to $100,000. Total uninsured balances held at commercial banks amounted to $19,547 and $22,938 at December 31, 1998 and 1997, respectively.


NOTE 13 - ECONOMIC DEPENDENCY

The Bank had deposits from the City of Oxford totaling $14,065,243 and $12,058,920 at December 31, 1998 and 1997, respectively. In addition, the Company had deposits from the Regional Medical Center totaling $3,817,729 and $5,866,172 at December 31, 1998 and 1997, respectively. The loss of these deposits could create temporary liquidity concerns for the Bank. The majority of these deposits are certificates of deposit with stated maturity dates. The Bank routinely engages in competitive bidding for these deposits.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 14 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

The Bank is subject to the dividend restrictions set forth by the State Banking Department. Under such restrictions, the Bank may not, without the prior approval of the State Banking Department, declare dividends in excess of the sum of the current year's earnings plus the retained net earnings from the preceding two years. The dividends as of December 31, 1998 that the Bank could declare, without the approval of the State Banking Department, amounted to approximately $2,426,437.


NOTE 15 - RETIREMENT PLAN

The Bank has a qualified employee benefit plan under section 401(k) of the Internal Revenue Code. Employees can contribute up to 15% of their salary on a pre-tax basis and the Bank makes discretionary matching contributions. The Bank's matching contributions charged to operations were $13,470 and $11,595 for the years ended December 31, 1998 and 1997, respectively.


NOTE 16 - EXECUTIVE AND DIRECTOR SALARY CONTINUATION PLANS

Effective September 4, 1996, the Bank entered into contractual agreements with its Directors and certain executive officers to provide for continued compensation upon retirement. In connection with the adoption of these plans, the Bank purchased cash build-up life insurance contracts to provide the funding for the retirement benefits. At all times the Bank is the sole owner of the cash surrender values of the contracts. The retirement obligation to the Directors and executive officers is equal to the earnings of the Plans less any related direct costs and shall be payable upon retirement in ten equal annual installments. A liability reserve account is recorded to accrue the retirement benefit obligations and will be adjusted each year based upon the earnings of the Plans less direct costs. At December 31, 1998 and 1997, there was no retirement obligation under the Plans.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 17 - LITIGATION

While the Company and its subsidiary are parties to various legal proceedings arising from the ordinary course of business, management believes after consultation with legal counsel that there are no proceedings threatened or pending against the Company or its subsidiary that will, individually or in the aggregate, have a material adverse effect on the business or consolidated financial condition of the Company.


NOTE 18 - PENDING BUSINESS COMBINATION

On September 8, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Century South Banks, Inc. ("CSBI"), a Georgia bank holding company located in Dahlonega, Georgia. The Agreement calls for the Company to become a wholly owned subsidiary of CSBI through the exchange of stock, whereby, each shareholder of the Company will receive shares of CSBI based upon an exchange ratio. The Agreement provides for an exchange ratio of
3.2520 shares of CSBI common stock in consideration of each share of the Company's common stock surrendered. The transaction is intended to qualify as a tax-free reorganization and will be accounted for using the pooling of interests method of accounting. The Agreement will be subject to normal shareholder and regulatory approvals and is expected to be consummated in the first half of 1999.


             [The remainder of this page intentionally left blank]

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 19 - CONDENSED PARENT COMPANY INFORMATION

BALANCE SHEETS
                                                                      December 31,
                                                            -------------------------------
                                                               1998                 1997
                                                            ----------           ----------
ASSETS
 Cash and due from banks                                    $     4,739          $     2,044
 Investment in and amounts due from subsidiary
  (equity method) - eliminated upon consolidation             6,720,954            6,328,282
 Intangibles, net                                                 9,318               16,306
 Other assets                                                    10,920                9,493
                                                            -----------          -----------

  TOTAL ASSETS                                              $ 6,745,931          $ 6,356,125
                                                            ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

TOTAL LIABILITIES                                           $        -0-         $        -0-

SHAREHOLDERS' EQUITY                                          6,745,931            6,356,125
                                                            -----------          -----------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $ 6,745,931          $ 6,356,125
                                                            ===========          ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 19 - CONDENSED PARENT COMPANY INFORMATION - CONTINUED

STATEMENTS OF INCOME
                                                                         Years Ended
                                                                         December 31,
                                                                ------------------------------
                                                                   1998                1997
                                                                -----------        -----------
INCOME
 From subsidiary - eliminated upon consolidation                $   356,900        $   221,450

EXPENSES
 Director and committee fees                                          4,390              5,400
 Other expenses                                                      12,803              7,322
                                                                -----------        -----------
  TOTAL EXPENSES                                                     17,193             12,722
                                                                -----------        -----------

Income before income taxes and equity
 in undistributed earnings of subsidiary                            339,707            208,728
Income tax benefit                                                    1,427              4,545
                                                                -----------        -----------

Income before equity in undistributed earnings
 of subsidiary                                                      341,134            213,273
Equity in undistributed earnings of subsidiary                      355,860          1,124,068
                                                                -----------        -----------

NET INCOME                                                      $   696,994        $ 1,337,341
                                                                ===========        ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   INDEPENDENT BANCORP, INC. AND SUBSIDIARY

                          DECEMBER 31, 1998 AND 1997


NOTE 19 - CONDENSED PARENT COMPANY INFORMATION - CONTINUED

STATEMENTS OF CASH FLOWS
                                                                         Years Ended
                                                                         December 31,
                                                                 ------------------------------
                                                                    1998               1997
                                                                 ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                      $    696,994      $  1,337,341
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Equity in undistributed income of subsidiary                       (355,860)       (1,124,068)
  Deferred tax (benefit) expense                                           -0-           (2,000)
  Amortization of intangibles                                           6,988             6,988
  Other                                                                (1,427)           (2,546)
                                                                 ------------      ------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                          346,695           215,715
                                                                 ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Cash dividends                                                      (344,000)         (215,000)
                                                                 ------------      ------------
   NET CASH USED IN FINANCING ACTIVITIES                             (344,000)         (215,000)
                                                                 ------------      ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               2,695               715

Cash and Cash Equivalents at Beginning of Year                          2,044             1,329
                                                                 ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                         $      4,739      $      2,044
                                                                 ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

 Cash paid  (received) during the year for:
  Interest                                                       $         -0-     $         -0-
  Income taxes, net                                                        -0-               -0-

                                                                      APPENDIX A

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 8, 1998, by and among Independent Bancorp, Inc. ("Independent"), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Oxford, Alabama, Century South Banks, Inc. ("CSBI"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Dahlonega, Georgia and IBI Acquisition Corp. ("IAC"), a corporation organized and existing under the laws of the State of Alabama with its principal office located in Oxford, Alabama and a wholly owned subsidiary of CSBI.

                                   PREAMBLE

     The Boards of Directors of Independent and CSBI are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of IAC with and into Independent such that Independent will become a wholly owned subsidiary of CSBI (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of Independent shall be converted into the right to receive shares of the common stock of CSBI (except as provided herein). As a result, shareholders of Independent shall become shareholders of CSBI. The transaction described in this Agreement is subject to the approvals of the shareholders of Independent, the Board of Governors of the Federal Reserve System, the Superintendent of Banks of the State of Alabama and the Department of Banking and Finance of the State of Georgia, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests".

     Immediately following the Closing of the Merger, Independent Bank and Trust ("Bank"), a banking corporation organized under the laws of the State of Alabama and a wholly-owned subsidiary of Independent, with its main office located in Oxford, Alabama, will remain in existence under its Articles of Incorporation and Bylaws, as in effect immediately prior to the Effective Time, as a wholly-owned subsidiary of Independent.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I
                        TRANSACTION AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, IAC shall be merged with and into Independent in accordance with the provisions of Section 14-2-1107 of the GBCC and Section 10-2B-11.07 of the ABCA and with the effect provided in Section 14-2-1106 of the GBCC and Section 10-2B-11.06 of the ABCA. Independent shall be the Surviving Corporation resulting from the Merger as a wholly owned subsidiary of CSBI, and the separate existence of IAC shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Independent, IAC and CSBI.

     1.2 Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Alabama and the Secretary of State of the State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Independent approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

     1.4 Execution of Support and Non Competition Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the executive officers and directors of Independent and Bank listed in Exhibit D is executing and delivering to CSBI a Support Agreement and Non Competition Agreement in substantially the form as attached hereto as Exhibit A.

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 Articles of Incorporation. The Articles of Incorporation of Independent in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Independent in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 Directors and Officers of Independent and Bank. The directors of Independent and Bank in office prior to the Effective Time may continue, at their discretion, to serve as directors of the Surviving Corporation and Bank for a period of the later of their attaining age 75 or five (5) years after the Closing and, in such event, shall be compensated for their services as directors in an amount equal to $900 per month for each director for attending such meetings except the Chairman of the Board who shall receive $950 per month. The officers of Independent immediately prior to the Effective Time shall become the officers of the Surviving Corporation.

     2.4 Directors and Officers of CSBI and IAC. The directors and officers of CSBI in office immediately prior to the Effective Time, shall serve as the officers and directors of CSBI from and after the Effective Time in accordance with the Bylaws of CSBI. The directors of IAC in office immediately prior to the Effective Time shall become additional directors of the Surviving Corporation from and after the Effective Time until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of IAC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. Each share of CSBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time; and

          (b) Subject to adjustment as outlined below and the conditions set forth herein, each share of Independent Common Stock issued and outstanding at the Effective Time (excluding shares held by CSBI or any of its Subsidiaries or by Independent, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Independent shareholders who perfect their dissenters' rights of appraisal as provided in
Section 3.4 of this Agreement) shall be converted into the right to receive
3.1746 (the "Exchange

Ratio") shares of CSBI Common Stock for a total of 682,539 shares of CSBI Common Stock (the "Merger Consideration").

          (c) As of the Effective Time, each share of Independent Common Stock as set forth in Section 3.1(b) of this Agreement shall cease to be outstanding and each holder of a certificate representing any such shares of Independent Common Stock shall cease to have any rights with respect thereto, except the right to receive such holders' pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of CSBI Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
Section 4.1 of this Agreement, without interest; and

          (d) The Merger Consideration shall be reduced by the sum of all amounts in excess of $100,000 paid or to be paid by either Independent or Bank or both for the fees and expenses (other than the fees and expenses associated with the services of T. Stephen Johnson & Associates, Inc.), of consultants, attorneys, accountants and the like in connection with the Merger and the due diligence conducted by Independent in regard to the Merger. In the event of an adjustment pursuant to this Section 3.1(d), the Merger Consideration shall be reduced by that number of whole shares of CSBI Common Stock equal to the dollar amount determined in accordance with Section 3.1(d) divided by $31.50, and such resulting number of shares of CSBI Common Stock shall be substituted for 682,539 as set forth in Section 3.1(b) of this Agreement and the Exchange Ratio decreased accordingly.

     3.2 Anti-Dilution Provisions. In the event Independent or CSBI changes the number of shares of Independent Common Stock or CSBI Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

     3.3 Shares Held by Independent or CSBI. Each of the shares of Independent Common Stock held by Independent or by any CSBI Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders. Any holder of shares of Independent Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Sections 10-2B-13.20 et seq. of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any
                  --------  -------
dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the ABCA and surrendered to Independent the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Independent fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Independent shall issue and deliver the consideration to which such holder of shares of Independent Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Independent Common Stock held by him.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Independent Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of CSBI Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Independent Common Stock multiplied by the market value of one share of CSBI Common Stock at the Effective Time. The market value of one share of CSBI Common Stock at the Effective Time shall be the last sales price of the CSBI Common Stock on NASDAQ on the last business day preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

                                   ARTICLE 4
                              EXCHANGE OF SHARES

     4.1 Exchange Procedures. Within 20 days after the Effective Time, CSBI shall, as exchange agent, mail to the former shareholders of Independent appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Independent Common

Stock shall pass, only upon proper delivery of such certificates to CSBI). After the Effective Time, each holder of shares of Independent Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section
3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to CSBI and shall within 20 days after surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Independent Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of CSBI Common Stock to which such holder may be otherwise entitled (without interest). CSBI shall not be obligated to deliver the consideration to which any former holder of Independent Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Independent Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Independent Common Stock so surrendered shall be duly endorsed as CSBI may require. Any other provision of this Agreement notwithstanding, CSBI shall not be liable to a holder of Independent Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Shareholders. At the Effective Time, the stock transfer books of Independent shall be closed as to holders of Independent Common Stock immediately prior to the Effective Time, and no transfer of Independent Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing shares of Independent Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Independent shall be entitled to vote after the Effective Time at any meeting of CSBI shareholders the number of whole shares of CSBI Common Stock into which their respective shares of Independent Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Independent Common Stock for certificates representing CSBI Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CSBI on the CSBI Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CSBI Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Independent Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Independent Common Stock certificate, both the CSBI Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF INDEPENDENT

   Independent hereby represents and warrants to CSBI and IAC as follows:

     5.1 Organization, Standing and Power. Independent is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and is duly registered as a bank holding company under the BHC Act. Independent has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Neither Independent nor Bank owns any property or conducts any business outside of the State of Alabama which would require either of them to be qualified as a foreign corporation in any jurisdiction.

     5.2  Authority; No Breach By Agreement.

          (a) Independent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Independent, subject to the approval of this Agreement by the holders of at least a majority of the outstanding shares of Independent Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Independent. Subject to such requisite shareholder approval and Consents of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of Independent, enforceable against Independent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as Previously Disclosed, neither the execution and delivery of this Agreement by Independent nor the consummation by Independent of the transactions contemplated hereby, nor compliance by Independent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Independent's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on either Independent or Bank or both under, any Contract or Permit of either Independent or Bank or both, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent, or
(iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to either Independent or Bank or both or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by Independent of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock and Other Securities.

          (a) The authorized capital stock of Independent consists of 300,000 shares of Independent Common Stock. As of the date of this Agreement, there are
(i) 215,000 shares of Independent Common Stock issued and outstanding and (ii) no outstanding stock options for shares of Independent Common Stock. No more than 215,000 shares of Independent Common Stock will be issued and outstanding at the Effective Time. No options to acquire Independent Common Stock will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Independent are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of capital stock of Independent has been issued in violation of any preemptive rights of the current or past shareholders of Independent.

     (b) There are no shares of capital stock or other equity securities of Independent outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Independent or contracts, commitments, understandings or arrangements by which Independent is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     5.4 Independent's Subsidiaries. Other than Bank, Independent has no subsidiaries.

     5.5  Regulatory Filings; Financial Statements.

          (a) Independent has provided and will provide to CSBI all Independent Regulatory Reports for the period beginning December 31, 1993 and ending the Effective Time. The Independent Regulatory Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Law, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Independent Regulatory Reports or necessary in order to make the statements in such Independent Regulatory Reports, in light of the circumstances under which they were made, not misleading. Except for Independent Subsidiaries that are registered as a broker, dealer or investment advisor or filings due to fiduciary holdings of the Independent Subsidiaries, none of the Independent Subsidiaries is required to file any forms, reports or other documents with the SEC;

          (b) Independent has Previously Disclosed, and delivered to CSBI prior to the execution of this Agreement, copies of all Independent Financial Statements for periods ended prior to the date hereof and will deliver to CSBI copies of all Independent Financial Statements prepared subsequent to the date hereof. The Independent Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Independent, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Independent as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Independent for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material).

     5.6 Absence of Undisclosed Liabilities. Neither Independent nor Bank has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Independent or Bank, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Independent as of December 31, 1997 and June 30, 1998 included in the Independent Financial Statements or reflected in the notes thereto. Neither Independent nor Bank has incurred or paid any Liability since June 30, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent.

     5.7 Absence of Certain Changes or Events. Since June 30, 1998, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent, (ii) neither Independent nor Bank has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Independent provided in Article 7 of this Agreement, and (iii) Independent and Bank have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     5.8  Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of Independent or Bank have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Independent, and all returns filed are complete and accurate in all Material respects to the Knowledge of Independent. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Independent, except as reserved against in the Independent Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Neither Independent nor Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Independent or Bank, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent.

          (c) Adequate provision for any Taxes due or to become due by Independent or Bank for the period or periods through and including the date of the respective Independent Financial Statements has been made and is reflected on such Independent Financial Statements.

          (d) Deferred Taxes of Independent or Bank have been provided for in accordance with GAAP. Effective January 1, 1993 for Bank and effective May 1, 1995 for Independent, Bank and Independent adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

          (e) Independent and Bank are in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent.

          (f) Neither Independent nor Bank has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (g) There are no Material Liens with respect to Taxes upon any of the Assets of either Independent or Bank.

          (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of either Independent or Bank that occurred during or after any Taxable Period in which either Independent or Bank incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

          (i) Neither Independent nor Bank has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

          (j) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of CSBI, which consent will not be unreasonably withheld.

          (k) Neither Independent nor Bank has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Allowance. The Allowance shown on the consolidated balance sheets of Independent included in the most recent Independent Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Independent included in the Independent Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Bank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Bank as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Independent.

     5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Independent Financial Statements, Independent and Bank each has good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the business of Independent and Bank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Independent and Bank's past practices except for deficiencies that are not likely to have individually or in the aggregate a Material Adverse Effect on Independent or Bank. All Assets which are Material to Independent's and Bank's respective businesses held under leases or subleases by either Independent or Bank, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of either Independent or Bank provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which Bank is a named insured are, in the reasonable belief of Independent's management, reasonably sufficient. Neither Independent nor Bank has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of Bank include all assets required to operate the business of Bank as presently conducted.

     5.11 Environmental Matters.

          (a) To the Knowledge of Independent, Independent, Bank, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent or on Bank.

          (b) There is no Litigation pending or, to the Knowledge of Independent, threatened before any court, governmental agency, board, authority or other forum in which either Independent or Bank or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by either Independent or Bank or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on Independent or on Bank.

          (c) To the Knowledge of Independent, there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on either Independent or Bank.

          (d) To the Knowledge of Independent, during the period of (i) Independent Bank's ownership or operation of any of their respective current properties, (ii) Independent's or Bank's participation in the management of any Participation Facility or (iii) Independent's or Bank's holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on either Independent or Bank.

     5.12 Compliance with Laws. Independent is duly registered as a bank holding company under the BHC Act. Bank is duly registered as a bank under the Alabama Banking Code. Bank has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Independent, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent. Neither Independent nor Bank:

          (a) is in violation of any Laws, Environmental Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Independent; nor

          (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that either Independent or Bank is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Independent or Bank, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Independent or Bank, or (iii) requiring Independent or Bank to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

     5.13 Labor Relations. Neither Independent nor Bank is the subject of any Litigation asserting that either of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Independent or Bank to bargain with any labor organization as to wages or conditions of employment, nor is Independent or Bank a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving Independent's or Bank's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 Employee Benefit Plans.

          (a) Independent has Previously Disclosed, and delivered or made available to CSBI prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Independent or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which such persons are eligible to participate (collectively, the "Independent Benefit Plans"). Any of the Independent Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Independent ERISA Plan." Each Independent ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Independent Pension Plan". No Independent Pension Plan is or has been a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Independent does not, and may not ever, participate in either a multi-employer plan or a multiple employer plan.

          (b) Independent has delivered or made available to CSBI prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Independent Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Independent Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Independent Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

          (c) All Independent Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent.
Each Independent ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and Independent is not aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of an Independent ERISA Plan intended to satisfy Internal Revenue Code
Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. Neither Independent nor Bank has engaged in a transaction with respect to any Independent Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject Independent or Bank to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent.

          (d) No Independent Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Independent Pension Plan, (ii) no change in the actuarial assumptions with respect to any Independent Pension Plan, and (iii) no increase in benefits under any Independent Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent or materially affect the funding status of any such plan. Neither any Independent Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Independent, or the single-employer plan of any entity which is considered one employer with Independent under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Independent. Independent has not provided, and is not required to provide, security to a Independent Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Independent, except to the extent any failure to do so would not have a Material Adverse Effect on Independent.

          (e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Independent with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Independent. Except as Previously Disclosed, Independent has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Independent. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Independent Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, neither Independent nor Bank has any obligations to provide health and life benefits under any of the Independent Benefit Plans to former employees, and there are no restrictions on the rights of Independent to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Independent.

          (g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of Independent from Independent or Bank under any Independent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Independent Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent.

          (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Independent and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Independent Financial Statements to the extent required by and in accordance with GAAP.

     5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Independent Financial Statements, neither Independent, Bank nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Independent or Bank or the guarantee by Independent or Bank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto would be required to be filed as an exhibit to an Independent Regulatory Report filed by Independent with any Regulatory Authority as of the date of this Agreement that has not been filed by Independent with any Regulatory Authority as an exhibit to any Independent Regulatory Report for the fiscal year ended December 31, 1997 (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Independent Contracts"). With respect to each Independent Contract, (i) the Contract is in full force and effect, (ii) neither Independent nor Bank is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent, (iii) neither Independent nor Bank has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of Independent, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of Independent or Bank for money borrowed is prepayable at any time by Independent or Bank without penalty or premium.

     5.16 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of Independent, threatened against either Independent or Bank, or against any of their Assets, employee benefit plans, interests or rights that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against either Independent or Bank, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent.

     5.17 Reports. Independent and Bank have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by Independent or Bank or any Affiliate thereof to CSBI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Independent or Bank or any Affiliate thereof for inclusion in the Registration Statement to be filed by CSBI with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Independent or Bank or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Independent's shareholders in connection with the Independent Meeting, and any other documents to be filed by Independent or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Independent, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Independent Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Independent Meeting. All documents that Independent or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.19 Accounting, Tax and Regulatory Matters. Neither Independent, Bank nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of

Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

     5.20 State Takeover Laws. Independent has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination" or other state takeover Law.

     5.21 Articles of Incorporation Provisions. Independent has taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Independent (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of CSBI or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Independent Common Stock that may be acquired or controlled by it.

     5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Independent's own account, or for the account of Bank or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

     5.23 Year 2000. Independent has disclosed to CSBI a complete and accurate copy of Independent's plan, including an estimate of anticipated associated costs, for implementing modifications to Independent's hardware, software and computer systems, chips and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Independent shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF CSBI AND IAC

     CSBI and IAC, jointly and severally, hereby represent and warrant to Independent as follows:

     6.1 Organization, Standing and Power. CSBI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. IAC is a financial institution duly organized, validly existing and in good standing under the laws of the State of Alabama. CSBI has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CSBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

     6.2   Authority; No Breach By Agreement.

           (a) CSBI and IAC each have the corporate power and authority necessary to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CSBI and IAC. Subject to the Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of CSBI and IAC, enforceable against CSBI and IAC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

           (b) Neither the execution and delivery of this Agreement by either CSBI or IAC, nor the consummation by either CSBI or IAC of the transactions contemplated hereby, nor compliance by either CSBI or IAC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CSBI's or IAC's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CSBI Companies under, any Contract or Permit of any CSBI Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, or (iii) subject to receipt of the requisite approvals referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CSBI Companies or any of their respective Assets.

          (c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by either CSBI or IAC of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

     6.3  Capital Stock.

          (a) The authorized capital stock of CSBI consists of 30,000,000 shares of CSBI Common Stock. As of June 30, 1998, there were 11,004,172 shares of CSBI Common Stock issued and outstanding. As of June 30, 1998, 500,000 shares of CSBI Common Stock were reserved for issuance upon the exercise of issued and outstanding stock options under the 1994 Incentive Stock Option Plan and 500,000 shares of CSBI Common Stock are reserved under the 1998 Century South Banks, Inc. Executive Stock Plan (collectively, the "CSBI Option Plans"). All of the issued and outstanding shares of CSBI Common Stock are, and all of the shares of CSBI Common Stock to be issued in exchange for shares of Independent Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of CSBI Common Stock has been, and none of the shares of CSBI Common Stock to be issued in exchange for shares of Independent Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of CSBI.

          (b) Except as set forth in Section 6.3(a) of this Agreement, or as provided pursuant to the CSBI Option Plans or as Previously Disclosed, as of the date of this Agreement, there are no shares of capital stock or other equity securities of CSBI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of CSBI or contracts, commitments, understandings or arrangements by which CSBI is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     6.4  SEC Filings; Financial Statements.

          (a) CSBI has filed and made available to Independent all forms, reports and documents required to be filed by CSBI with the SEC since December 31, 1993 (collectively, the "CSBI SEC Reports"). The CSBI SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such CSBI SEC Reports or necessary in order to make the statements in such CSBI SEC Reports, in light of the circumstances under which they were made, not misleading. Except for CSBI Subsidiaries that are registered as a broker, dealer or investment advisor or filings due to fiduciary holdings of the CSBI Subsidiaries, none of the CSBI Subsidiaries is required to file any forms, reports or other documents with the SEC;

          (b) CSBI has Previously Disclosed and delivered to Independent prior to the execution of this Agreement copies of all CSBI Financial Statements for periods ended prior to the date hereof and will deliver to Independent copies of all CSBI Financial Statements prepared subsequent to the date hereof. The CSBI Financial

Statements (as of the dates thereof and the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the CSBI Companies, which are or will be, materially complete and correct and which have been or will have been, maintained in accordance with good business practices, and (ii) present or will present fairly the consolidated financial position of the CSBI Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of the CSBI Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material).

     6.5 Absence of Undisclosed Liabilities. None of the CSBI Companies have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CSBI as of December 31, 1997 and June 30, 1998 included in the CSBI Financial Statements or reflected in the notes thereto. No CSBI Companies have incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

     6.6 Absence of Certain Changes or Events. Since June 30, 1998, except as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, and (ii) the CSBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of CSBI provided in Article 7 of this Agreement.

     6.7 Compliance with Laws. CSBI is duly registered as a bank holding company under the BHC Act. Each of the CSBI Companies has in effect all permits necessary to own, lease or operate their Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI. None of the CSBI Companies:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI; and

          (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the CSBI Companies are not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, or (iii) requiring any CSBI Companies to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.8 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of CSBI, threatened against any CSBI Companies, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any CSBI Companies, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

     6.9 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any CSBI Companies or any Affiliate thereof to Independent pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CSBI Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by CSBI with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CSBI Companies or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Independent shareholders in connection with the Independent Meeting, and any other documents to be filed by any CSBI Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Independent, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Independent Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Independent Meeting. All documents that any CSBI Companies or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.10 Accounting, Tax and Regulatory Matters. No CSBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section 9.1(b).

                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Independent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of CSBI shall have been obtained, and except as otherwise contemplated herein, Independent agrees: (i) to operate its business and cause Bank to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Independent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Independent covenants and agrees that it and Bank will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of CSBI, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Independent or the Charter, Bylaws or other governing instruments of Bank; or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Independent and Bank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of Bank held by Independent of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Independent, or declare or pay any dividend or make any other distribution in respect of Independent capital stock provided that Independent may, in its sole discretion (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a cash dividend at a rate not to exceed twenty-seven cents ($.27) per share to shareholders of record on September 15, 1998 and December 13, 1998 unless the Closing occurs prior to such date in which case any then unpaid quarterly dividend shall not be paid; or

          (d) except for this Agreement, or as Previously Disclosed, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Independent Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

          (e) adjust, split, combine or reclassify any capital stock of Independent or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either Independent Common Stock or Bank's common stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or
(ii) acquisitions of control by Independent in its fiduciary capacity; or

          (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than Bank, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (h) grant any increase in compensation or benefits to the employees or officers of Independent or Bank (including such discretionary increases as may be contemplated by existing employment agreements) exceeding five percent (5%) individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or in connection with that certain agreement between Independent and Joel B. Carter of even date herewith or as required by Law, pay any bonus enter into or amend any severance agreements with officers of either Independent or Bank, grant any increase in fees or other increases in compensation or other benefits to directors of either Independent or Bank except in accordance with past practice Previously Disclosed; or

          (i) enter into or amend any employment Contract between Independent or Bank and any Person (unless such amendment is required by Law) that Independent or Bank, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (j) adopt any new employee benefit plan of Independent or Bank or make any Material change in or to any existing employee benefit plans of Independent or Bank other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

          (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Independent or Bank for money damages in excess of $25,000 or Material restrictions upon the operations of Independent or Bank; or

          (m) except in the ordinary course of business, modify, amend or terminate any Material

Contract or waive, release, compromise or assign any Material rights or claims.

     7.3 Covenants of CSBI and IAC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Independent shall have been obtained, CSBI and IAC, jointly and severally, covenant and agree that each of them shall (i) continue to conduct their respective businesses and the business of its Subsidiaries in a manner designed in their respective reasonable judgment to enhance the long-term value of the CSBI Common Stock and the business prospects of the CSBI Companies,
(ii) to the extent consistent therewith, use all reasonable efforts to preserve intact the CSBI Companies' core businesses and goodwill with their respective employees and the communities they serve, (iii) use their respective reasonable efforts to cause their respective representations and warranties to be correct at all times, (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transaction contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect in any Material respect the ability of any Party to perform its covenants and agreements under this Agreement, (v) not repurchase, redeem or otherwise acquire (other than purchases in the open market to fund its dividend reinvestment plan), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of CSBI, and (vi) not take any action reasonably likely to result in any stop order or suspension from trading to be issued regarding the listed shares of the common stock of CSBI.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the Regulatory Authorities will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

     8.1 Shareholder Approval. Independent shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene the Independent Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by Independent shareholders for consummation of the Merger (including any adjournment), as promptly as practicable after the Registration Statement is declared effective. The Board of Directors of Independent shall (subject to compliance with its fiduciary duties as advised by counsel) recommend such approval, and Independent (subject to the direction of the Independent Board acting in compliance with its fiduciary duties as advised by counsel) shall take all reasonable lawful action to solicit such approval by its shareholders.
CSBI, as sole shareholder of IAC, will vote its IAC Common Stock in favor of the Merger.

     8.2  Registration Statement.

          (a) Each of CSBI and Independent agrees to cooperate in the preparation of a Registration Statement to be filed by CSBI with the SEC in connection with the issuance of CSBI Common Stock in the Merger

(including the Proxy Statement and all related documents). Provided Independent has cooperated as required above, CSBI agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 60 days after the date of this Agreement. Each of Independent and CSBI agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. CSBI also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Independent agrees to furnish CSBI all information concerning Independent, Bank and their respective officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b) Each of Independent and CSBI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Independent shareholders and at the time of the Independent Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Independent and CSBI further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement.

          (c) In the case of CSBI, CSBI will advise Independent, promptly after CSBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the CSBI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          (d) Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Independent of information that is required to be disclosed in the Registration Statement of the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or the regulations and rules of the NASD.

     8.3 Applications. CSBI shall promptly prepare and file, Independent and Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. CSBI shall permit Independent and Bank to review (and approve with respect to information relating to Independent) such applications prior to filing same.

     8.4 Filings with State Office. Upon the terms and subject to the conditions of this Agreement, Independent shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Alabama in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by CSBI in connection with the CSBI Common Stock to be issued in the Merger or a resolicitation of proxies as a consequence of an acquisition agreement by CSBI or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9
of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6  Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party concerning its and its Subsidiaries' businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

          (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.7 Press Releases. Prior to the Effective Time, Independent and CSBI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
                                 --------- -------
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Independent nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, the "Representatives") retained by Independent or Bank shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal by any Person, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Except to the extent necessary to comply with the fiduciary duties of Independent Board of Directors as determined by the Independent Board of Directors after consulting with and considering the advice of counsel, neither

Independent nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Independent may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided
                                                                     --------
that Independent shall promptly advise CSBI verbally and in writing following the receipt of any Acquisition Proposal and the Material details thereof. Independent shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Independent and Bank shall take all reasonable steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover Law.

     8.11 Articles of Incorporation Provisions. Independent and Bank shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger does not and will not result in the grant of any rights to any Person under the Articles, Bylaws or other governing instruments of Independent or Bank (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of CSBI or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Independent or Bank that may be acquired or controlled by it.

     8.12 Agreement of Affiliates. Independent has Previously Disclosed all Persons whom it reasonably believes is an "affiliate" of Independent for purposes of Rule 145 under the 1933 Act. Independent shall use its reasonable efforts to cause each such Person to deliver to CSBI not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Independent Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of CSBI Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as the financial results covering at least 30 days of combined operations of CSBI and Independent have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, (i) shares of CSBI Common Stock issued to such affiliates of Independent in exchange for shares of Independent Common Stock and (ii) shares of CSBI Common Stock held by affiliates of CSBI shall not be transferable until such time as financial results referred to in this Section 8.12 have been published as set forth in this Section 8.12, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and CSBI shall be entitled to place restrictive legends upon certificates for shares of CSBI Common Stock issued to affiliates of Independent pursuant to this Agreement to enforce the provisions of this Section 8.12); provided, further that no affiliate either of CSBI or Independent may dispose of or reduce the risks of ownership in their respective shares of CSBI Common Stock or Independent Common Stock within 30 days prior to the Effective Time. CSBI shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CSBI Common Stock by such affiliates.

     8.13 Employee Benefits and Contracts. Following the Effective Time, CSBI shall provide generally to officers and employees of Independent, who at or after the Effective Time become employees of a CSBI Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of CSBI Common Stock except as set forth in this Section 8.13) on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CSBI Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, CSBI shall provide generally to officers and employees of Independent and Bank benefits in accordance with the policies of either (i) Independent as Previously Disclosed pursuant to this Section 8.13, or (ii) CSBI, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. CSBI shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by Independent Benefit Plans as of Closing shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the Independent Benefit Plans and (ii) the individual affected by the pre-existing condition was covered by the Independent Entity's corresponding plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of Independent or Bank prior to the Effective Time shall be treated as service with the CSBI Companies participating in all qualified benefit plans. Bank will enter into an employment contract acceptable to CSBI with Joel B. Carter as of the date of Closing to the extent he is available and agrees to such employment.

     8.14 Exchange Listing. CSBI shall use its reasonable efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of CSBI Common Stock to be issued to the holders of Independent Common Stock pursuant to the Merger.

     8.15 D&O Coverage. At the Effective Time, CSBI will provide directors and officers insurance coverage for Independent's directors and officers either, at CSBI's election, (i) by purchasing continuation coverage under Independent's current policy for directors and officers for a period not less than three (3) years after the Effective Time, or (ii) obtain coverage under CSBI's current directors' and officers' policy to provide coverage for Independent's directors and officers on a prior acts basis for a period not less than three (3) years prior to the Effective Time.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Shareholder Approval.  The shareholders of Independent shall have
              --------------------
approved this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments and by the rules of the NASD.

          (b) Regulatory Approvals.  All Consents of, filings and registrations
              --------------------
with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of CSBI would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals.  Each Party shall have obtained any and
              ----------------------
all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of CSBI would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings.  No court or governmental or Regulatory
              -----------------
Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement.  The Registration Statement shall be
              ----------------------
effective under the 1933

Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CSBI Common Stock issuable pursuant to the Merger shall have been received.

          (f) Pooling Letters.  Each of the Parties shall have received a
              ---------------
letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from KPMG Peat Marwick to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

          (g) Tax Matters.  Independent and CSBI shall have received a written
              -----------
opinion of counsel from Troutman Sanders LLP in form reasonably satisfactory to each of them (the "Tax Opinion"), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Independent Common Stock for CSBI Common Stock will not give rise to gain or loss to the shareholders of Independent with respect to such exchange (except to the extent of any cash received in lieu of a fractional share interest in CSBI Common Stock), and (iii) neither of Independent nor CSBI will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Troutman Sanders LLP shall be entitled to rely upon representations of officers of Independent and CSBI reasonably satisfactory in form and substance to such counsel.

          (h) Employment Agreements.  CSBI and Bank shall have offered Joel B.
              ---------------------
Carter the employment agreement in substantially the form set forth in Exhibit C to this Agreement.

     9.2 Conditions to Obligations of CSBI. The obligations of CSBI to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CSBI pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of Independent set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true and correct in all Material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Independent.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ---------------------------------------
agreements and covenants of Independent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates.  Independent shall have delivered to CSBI (i) a
              ------------
certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Independent Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CSBI and its counsel shall request.

          (d) Opinion of Counsel.  CSBI shall have received a written opinion
              ------------------
from Smith, Gambrell & Russell, LLP, counsel to Independent, dated as of the Closing, in form reasonably satisfactory to CSBI, as to the matters set forth in Exhibit E hereto.

          (e) Accountant's Letters.  CSBI shall have received from KPMG Peat
              --------------------
Marwick letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Independent and Bank, in form and substance reasonably satisfactory to

CSBI, which letters shall be based upon customary specified procedures undertaken by such firm.

          (f) Affiliate Agreements.  CSBI shall have received from each
              --------------------
affiliate of Independent the affiliate agreement referred to in Section 8.12 hereof, in substantially the form attached hereto as Exhibit B, to the extent necessary to assure in the reasonable judgment of CSBI that the transaction contemplated hereby will qualify for pooling-of-interests accounting treatment.

          (g) Support Agreements.  Each of the executive officers and directors
              ------------------
of Independent listed in Exhibit D shall have executed and delivered to CSBI a Support Agreement in substantially the form attached hereto as Exhibit A.

     9.3 Conditions to Obligations of Independent. The obligations of Independent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Independent pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of CSBI set forth or referred to in this Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true and correct in all Material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ---------------------------------------
agreements and covenants of CSBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates.  CSBI shall have delivered to Independent (i) a
              ------------
certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by CSBI's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Independent and its counsel shall request.

          (d) Opinion of Counsel.  Independent shall have received an opinion of
              ------------------
Troutman Sanders LLP, counsel to CSBI, dated as of the Effective Time, in form reasonably satisfactory to Independent, as to matters set forth in Exhibit F hereto.

          (e) Share Listing.  The shares of CSBI Common Stock issuable pursuant
              -------------
to the Merger shall have been approved for listing on NASDAQ.

                                   ARTICLE 10
                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Independent, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the respective Boards of Directors of CSBI and Independent; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of CSBI and
Section 9.3(a) of this Agreement in the case of Independent; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Independent fail to vote their approval of this Agreement and the transaction contemplated hereby at the Independent Meeting where the transaction was presented to such shareholders for approval and voted upon; or

          (d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by January 31, 1999, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

          (e) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(d) of this Agreement; or

          (f) By CSBI in the event that the Board of Directors of Independent shall have failed to reaffirm, following a written request by CSBI for such reaffirmation after Independent shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; provided that such Liability shall be determined solely in accordance with the effect of
Section 11.2(b) of this Agreement.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Section 8.12 of this Agreement.

                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "ABCA" shall mean the Alabama Business Corporation Act, as amended.

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such

Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ALLOWANCE" shall mean the allowance for possible loan or credit losses for the periods set forth in Section 5.9 of this Agreement.

     "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by CSBI, IAC and Independent and filed with the Secretary of State of the State of Georgia and the Secretary of State of the State of Alabama relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BANK" shall have the meaning set forth in the Preamble of this Agreement.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CHANGE IN CONTROL OF CSBI" shall mean during the term of this Agreement, the individuals constituting CSBI's Board at the effective date of the Merger ("Beginning CSBI Board") cease for any reason to constitute at least a majority of said Board, provided that in making such determination, a director elected by or on the recommendation of the Beginning CSBI Board shall be deemed to be a member of such Beginning CSBI Board, excluding, for this purpose, any director whose assumption of office occurs as a result of an actual or threatened election contest or proxy contest with respect to the election or removal of directors. If (i) a notice or an application is filed with the Federal Reserve Board ("FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Company Act or with the Department pursuant to the FICG for permission to acquire control of CSBI or Bank, or (ii) more than 25% of the CSBI's outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of CSBI entitled to vote in elections of directors shall be acquired by any corporation or other person, or group. "Group" shall mean persons who act in concert as described in Section 13(d)(3) or 14(d) (2) of the Securities Exchange Act of 1934 as amended. CSBI shall become a subsidiary of another corporation or shall be merged or consolidated into another corporation and (i) less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of CSBI immediately before such acquisition, merger or consolidation, or (ii) a person or entity (excluding any corporation resulting from such business combination or any employee benefit plan or related trust of CSBI or such resulting corporation) beneficially owns or controls 25% or more of the combined voting power of the then outstanding securities of such corporation, except to the extent that such ownership existed prior to the business combination, or (iii) less than a majority of the members of the board of directors of the corporation resulting from such business combination were members of the CSBI Board at the time of the execution of the initial agreement for such merger or consolidation, or (iv) substantially all of the assets of CSBI shall be sold to another entity other than a sale to a wholly-owned subsidiary of CSBI.

     "CLOSING" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "CSBI COMMON STOCK" shall mean the no par value common stock of CSBI.

     "CSBI COMPANIES" shall mean, collectively, CSBI and all CSBI Subsidiaries.

     "CSBI FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of CSBI as of June 30, 1998, and as of December 31, 1997, 1996, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended June 30, 1998, and for each of the four years ended December 31, 1997, 1996, 1995 and 1994, as filed by CSBI in SEC Documents and (ii) the consolidated statements of condition of CSBI (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

     "CSBI SUBSIDIARIES" shall mean the subsidiaries of CSBI including IAC.

     "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

     "EFFECTIVE TIME" shall mean the date and time at which the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia and the Secretary of State of the State of Alabama.

     "ENVIRONMENTAL LAWS" shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, "Release" (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for "Hazardous Materials" (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

     "ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

     "EXCHANGE RATIO" shall mean the ratio formed by the number of shares of CSBI Common Stock Independent shareholders will receive for each share of Independent Common Stock as set forth herein to one.

     "EXHIBITS" A through F, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached heret o.

     "FICG" shall mean the Financial Institutions Code of Georgia.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code.

     "HAZARDOUS MATERIALS" shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by the Title II of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "IRS" shall mean the Internal Revenue Service.

     "INDEPENDENT BENEFIT PLANS" shall have the meaning set forth in Section
5.14 of this Agreement.

     "INDEPENDENT COMMON STOCK" shall mean the $0.01 par value common stock of Independent.

     "INDEPENDENT FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Independent as of December 31, 1997, 1996, and 1995, and the related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1997, 1996, and 1995, and (ii) the unaudited financial statements for the six-month period ended June 30, 1998 contained in Independent's Federal Reserve Reporting Form Y-9 filed August 15, 1998, (iii) the unaudited balance sheet and the related statement of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for the fiscal year ended December 31, 1994, and (iv) the unaudited balance sheet and related statement of income prepared by management of Independent for internal use for the one-month period ended July 31, 1998.

     "INDEPENDENT MEETING" shall mean the special meeting of the shareholders of Independent or any adjournment thereof to vote on the matters set forth in the Proxy Statement.

     "INDEPENDENT REGULATORY REPORT" shall mean any form, report, or document either (i) filed or required to be filed by Independent or Bank or both with any Regulatory Authority, or (ii) received by Independent or Bank or both from any Regulatory Authority.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person shall mean the knowledge, after all appropriate due inquiry, of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, or any Senior or Executive Vice President or Manager of such Person.

     "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOAN PROPERTY" shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, condition or occurrence which has a Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

     "MERGER" shall mean the merger of Independent with and into CSBI referred to in the Preamble of this Agreement.

     "MERGER CONSIDERATION" shall mean the aggregate consideration to be received for all of the shares of Independent Common Stock.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either Independent, IAC or CSBI, and "PARTIES" shall mean Independent, IAC and CSBI.

     "PERMIT" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

     "PREVIOUSLY DISCLOSED" shall mean information delivered in writing prior to the date of this Agreement marked as such and in the manner and to the Party or counsel or both described in Section 11.8 of this Agreement and entitled "Previously Disclosed Information Delivered Pursuant to the Agreement and Plan of Merger" describing in reasonable detail the matters contained therein or identifying the information disclosed; provided that in the case of Subsidiaries
                                       -------- ----
acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

     "PROXY STATEMENT" shall mean the proxy statement used by Independent to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of CSBI relating to shares of CSBI Common Stock to be issued to the shareholders of Independent and other proxy solicitation materials of Independent consisting of a part thereof.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CSBI under the 1933 Act in connection with the transactions contemplated by this Agreement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Department of Banking and Finance, the Superintendent, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, NASD and the SEC.

     "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

     "REPRESENTATIVES" shall have the meaning set forth in Section 8.8.

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "SUBSIDIARIES" shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall
                                               --------  -------
not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "SUPERINTENDENT" shall mean the Superintendent of Banks of the State of Alabama.

     "SURVIVING CORPORATION" shall mean Independent as the surviving corporation resulting from the Merger.

     "TAX" OR "TAXES" shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

     "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

     "TAX RETURN" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     11.2 Expenses.

          (a) General.  Except as otherwise provided in this Section 11.2, each
              -------
of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel except that CSBI shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

          (b) Breach by either Party.  In addition to the foregoing, if prior to
              ----------------------
the Effective Time, this Agreement is terminated by either Party as a result of the other Party's breach of such party's representations, warranties or agreements set forth herein of this Agreement, such Party shall pay to the non-breaching Party as its sole and exclusive remedy resulting from such termination, an amount in cash equal to the sum of:

              (i) the reasonable direct costs and expenses incurred by or on behalf of the non-breaching Party in connection with the transactions contemplated by this Agreement, plus
                                ----

              (ii) the sum of $500,000,

which sum represents compensation for the non-breaching Party's loss as the result of the transactions contemplated by this Agreement not being consummated.

     11.3 Brokers and Finders. Independent represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby except Independent has engaged T. Stephen Johnson & Associates, Inc. to render financial advisory services. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Independent, Independent shall indemnify and hold CSBI harmless of and from any Liability in respect of any such claim and reduce the Merger Consideration by an amount equal to such claim as determined by CSBI.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained provided, however, that
                                                     --------  -------
after any such approval by the holders of Independent Common Stock, there shall be made no amendment decreasing the consideration to be received by Independent shareholders without the further approval of such shareholders.

     11.6 Waivers.

          (a) Prior to or at the Effective Time, CSBI, acting through its Board of Directors, Chief

Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Independent, to waive or extend the time for the compliance or fulfillment by Independent of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of CSBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CSBI.

          (b) Prior to or at the Effective Time, Independent, acting through its Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by CSBI, to waive or extend the time for the compliance or fulfillment by CSBI of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Independent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Independent.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          CSBI and IAC:            Century South Banks, Inc.
                                   60 Main Street West - Third Floor
                                   Dahlonega, Georgia 30533
                                   706/864-7966 - FAX
                                   Attn:  James A. Faulkner, Vice Chairman
                                           and Chief Executive Officer

          Copy to Counsel:         Troutman Sanders LLP
                                   600 Peachtree Street, N.E., Suite 5200
                                   Atlanta, Georgia 30308-2218
                                   404/885-3995 - FAX
                                   Attn:  Thomas O. Powell, Esquire

          Independent and Bank:    Independent Bancorp, Inc.
                                   Independent Bank and Trust
                                   402 Main Street
                                   Oxford, Alabama 36203-1237
                                   Attn:  Fred M. Denney, Chairman

          Copy to Counsel:         Smith, Gambrell & Russell, LLP
                                   1230 Peachtree Street
                                   Promenade II, Suite 3100
                                   Atlanta, Georgia 30303-3592
                                   404/685-7058 - FAX
                                   Attn:  Robert C. Schwartz, Esquire

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 Interpretation of Agreement. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                        "INDEPENDENT"

ATTEST:                                 INDEPENDENT BANCORP, INC.

/s/ Oscar B. Cotton                     /s/ Fred M. Denney
--------------------------------        -----------------------------------
Oscar B. Cotton, Secretary              Fred M. Denney, Chairman

           (CORPORATE SEAL)             /s/ Joel B. Carter
                                        -----------------------------------
                                        Joel B. Carter, President

                                        "CSBI"

ATTEST:                                 CENTURY SOUTH BANKS, INC.

/s/ Susan F. Anderson                   /s/ James A. Faulkner
--------------------------------        -----------------------------------
Susan F. Anderson, Secretary            James A. Faulkner, Vice-Chairman
                                           and Chief Executive Officer

           (CORPORATE SEAL)

                                        "IAC"

ATTEST:                                 IBI ACQUISITION CORP.

/s/ Susan F. Anderson                   /s/ James A. Faulkner
----------------------------------      -------------------------------------
Susan F. Anderson, Secretary            James A. Faulkner, Vice-Chairman
                                        and Chief Executive Officer
        (CORPORATE SEAL)

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER



     This Amendment to Agreement and Plan of Merger, dated as of November 8, 1998 (the "Amendment"), by and among Independent Bancorp, Inc. ("Independent"), a corporation organized and existing under the laws of the State of Alabama, Century South Banks, Inc. ("CSBI"), a corporation organized and existing under the laws of the State of Georgia, and IBI Acquisition Corp. ("IAC"), a corporation organized and existing under the laws of the State of Alabama:

     WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 8, 1998, by and among Independent, CSBI and IAC (the "Merger Agreement"), IAC will merge with and into Independent, Independent will become a wholly-owned subsidiary of CSBI and the shares of common stock of Independent will be converted into the right to receive shares of common stock of CSBI; and

     WHEREAS, the parties wish to amend the Merger Agreement pursuant to the terms of Section 11.5 thereof.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties agree as follows:

     1. The first sentence of the second paragraph of the Preamble of the Merger Agreement is hereby amended by deleting the words "Independent Bank and Trust ("Bank")" and by substituting in lieu thereof: "The Independent Bank of Oxford ("Bank")."

     2. Section 3.1(b) of the Merger Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new Section 3.1(b) as follows:

    Subject to adjustment as outlined below and the conditions set forth herein, each share of Independent Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by CSBI or any of its Subsidiaries or by Independent, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Independent shareholders who perfect their dissenters' rights of appraisal as provided in
Section 3.4 of this Agreement) shall be converted into the right to receive a number (the "Exchange Ratio") of shares of CSBI Common Stock equal to 99.9999 divided by the Deemed Market Value (as defined below), provided, however, that if the Deemed Market Value is less than or equal to $30.75, the Exchange Ratio shall be 3.2520, and if the Deemed Market Value is greater than or equal to $31.50, the Exchange Ratio shall be 3.1746. The aggregate number of shares of CSBI Common Stock issuable pursuant to the immediately preceding sentence is sometimes hereinafter referred to as the "Merger Consideration." For purposes of this Agreement, "Deemed Market Value" shall mean the arithmetic average, for the period of ten (10) consecutive trading days immediately preceding the date which is five (5) calendar days prior to the Effective Time, of the arithmetic average of the high and low trading prices for a share of CSBI Common Stock for each such trading day, as reported by NASDAQ.

    The following table provides examples showing the Merger Consideration and the number of shares of CSBI Common Stock into which each share of Independent Common Stock would be exchanged for using several assumptions (but assuming no adjustment pursuant to Section 3.1(d):

                                                                          And each share of
                                                                       Independent Common Stock
                                        Number of shares of CSBI      would be exchanged for the
          If the Deemed Market Value    Common Stock comprising       following number of shares
           of CSBI Common Stock is      the Merger Consideration         of CSBI Common Stock
           -----------------------      ------------------------         --------------------
               more than 30.75                   699,186                         3.2520
                         31.00                   693,548                         3.2258
                         31.25                   687,999                         3.2000
               less than 31.50                   682,539                         3.1746

     3. Section 3.1(d) of the Merger Agreement is hereby amended by deleting the second sentence of such section in its entirety and substituting in lieu thereof the following new second sentence:

          In the event of an adjustment pursuant to this Section 3.1(d), (i) the Merger Consideration shall be reduced by that whole number of shares of CSBI Common Stock equal to the dollar amount determined in accordance with
     Section 3.1(d) divided by the Deemed Market Value and (ii) the Exchange Ratio shall be decreased accordingly.

     4. Section 8.2(a) of the Merger Agreement is hereby amended by deleting the words "but in no event later than 60 days after the date of this Agreement" in the second sentence of such subsection and substituting therefor the words "but in no event later than 150 days after the date of this Agreement."

     5. Section 10.1(d) of the Merger Agreement is hereby amended by deleting the date reference "January 31, 1999" in the second line thereof and substituting therefor the words "June 30, 1999. "

     6. The definition of "CSBI Common Stock" in Section 11 of the Merger Agreement is hereby amended by deleting the words "no par value" and substituting therefor the words "$1.00 par value."

     7. Except as amended hereby, the terms, conditions, covenants, agreements, representations and warranties contained in the Merger Agreement shall remain unaffected hereby and shall continue in full force and effect.

     8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers as of the date first written above.

ATTEST:                                      "Independent"

                                             INDEPENDENT BANCORP, INC.

/s/ Oscar B. Cotton                          /s/  Fred M. Denney
-----------------------------------          ---------------------------------
Oscar B. Cotton, Secretary                   Fred M. Denney, Chairman

          [CORPORATE SEAL]
                                             /s/  Joel B. Carter
                                             ---------------------------------
                                             Joel B. Carter, President

ATTEST:                                      "CSBI"

                                             CENTURY SOUTH BANKS, INC.

/s/ Susan F. Anderson                        /s/  James A. Faulkner
------------------------------------         ----------------------------------
Susan F. Anderson, Secretary                 James A. Faulkner, Vice-Chairman
                                             and Chief Executive Officer
          [CORPORATE SEAL]

ATTEST:                                      "IAC"

                                             IBI ACQUISITION CORP.

/s/ Susan F. Anderson                        /s/  James A. Faulkner
------------------------------------         ----------------------------------
Susan F. Anderson, Secretary                 James A. Faulkner, Vice-Chairman
                                             and Chief Executive Officer
          [CORPORATE SEAL]

                                                                      APPENDIX B

                        ARTICLE 13. DISSENTERS' RIGHTS

                                  DIVISION A.
                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

(S) 10-2B-13.01.  DEFINITIONS.

     (1) "Corporate action" means the filing of articles of merger or share exchange by the Probate Judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

     (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

     (4) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 10-2B-13.02.  RIGHT TO DISSENT.

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (1)  Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

          (i)    Alters or abolishes a preferential right of the shares;

          (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(S) 10-2B-13.03.   DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

          (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

                                  DIVISION B.
                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

(S) 10-2B-13.20.   NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b)  If corporate action creating dissenters' rights under Section 10-2B-
13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in Section 10-2B-13.22.

(S) 10-2B-13.21.   NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

(S) 10-2B-13.22.   DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1)  State where the payment demand must be sent;

          (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)  Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

          (5)  Be accompanied by a copy of this article.

(S) 10-2B-13.23.   DUTY TO DEMAND PAYMENT.

     (a)  A shareholder sent a dissenters' notice described in Section 10-2B-
13.22 must demand payment in accordance with the terms of the dissenters' notice.

     (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

     (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

(S) 10-2B-13.24.   SHARE RESTRICTIONS.

     (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

     (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

     (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

     (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

(S) 10-2B-13.25.  OFFER OF PAYMENT.

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)  The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4)  A statement of the dissenter's right to demand payment under
     Section 10-2B-13.28; and

          (5)  A copy of this article.

     (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

(S) 10-2B-13.26.  FAILURE TO TAKE CORPORATE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

     (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.

(S) 10-2B-13.27.  RESERVED.

(S) 10-2B-13.28.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH OFFER OF PAYMENT.

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under
Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

          (1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

                                  DIVISION C.
                         JUDICIAL APPRAISAL OF SHARES

(S) 10-2B-13.30.   COURT ACTION.

     (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

     (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

     (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

     (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

(S) 10-2B-13.31.   COURT COSTS AND COUNSEL FEES.

     (a)  The court in an appraisal proceeding commenced under Section 10-2B-
13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

     (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

(S) 10-2B-13.32.   STATUS OF SHARES AFTER PAYMENT.

     Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

                                                                      APPENDIX C



February __, 1999

Board of Directors
Independent Bancorp, Inc.
402 Main Street
Oxford, Alabama  36203-1237

Dear Directors:

T. Stephen Johnson & Associates, Inc., Roswell, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of Independent Bancorp, Inc. ("Independent") in connection with the proposed merger of IBI Acquisition Corp. ("Merger Sub"), an Alabama corporation and a wholly owned subsidiary of Century South Banks, Inc. ("CSBI"), with and into Independent. As a result, Independent will become a wholly owned subsidiary of CSBI, pursuant to an Agreement and Plan of Merger dated as of September 8, 1998 and an Amendment to Agreement and Plan of Merger dated as of November 8, 1998 (together the "Merger Agreement"). The Merger Agreement calls for each outstanding share of Independent common stock to be converted into the right to receive a number (the "Exchange Ratio") of shares of CSBI common stock equal to 99.9999 divided by the Deemed Market Value, provided, however, that the Deemed Market Value is less than or equal to $30.75, the Exchange Ratio shall be 3.2520, and if the Deemed Market Value is greater than or equal to $31.50, the Exchange Ratio shall be 3.1746. The "Deemed Market Value" shall mean the arithmetic average, for the period of ten consecutive trading days immediately preceding the date which is five calendar days prior to the Effective Time, of the arithmetic average of the high and low trading prices for a share of CSBI Common Stock for each such trading day, as reported by NASDAQ.

TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely-held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of southeastern financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of southeastern financial institutions. Independent retained TSJ&A to serve as financial advisor to analyze the value of Independent in a merger or acquisition transaction; solicit potential acquirers' interest in entering into a merger or acquisition transaction with Independent, and to negotiate the Board of Directors terms, amount and form of consideration; consult with management regarding merger or acquisition transaction; and provide a fairness opinion for which compensation will be received.

In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of Independent or of CSBI or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of Independent. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of February __, 1999.

In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information regarding Independent and CSBI, the merger, the Merger Agreement, a draft of SEC filings, as well as publicly available information and actual comparable transactions.

The merger consideration to be received by Independent Shareholders is based on the defined Exchange Ratio for CSBI common shares. The value of the shares to be received is the current market value of CSBI common shares which currently trade on NASDAQ. The February 8, 1999 closing price for CSBI common shares was $25.00 per

Board of Directors
Independent Bancorp, Inc.
February __, 1999
Page 2


share. Assuming this closing price is equal to the Deemed Market Value the Exchange Ratio would be 3.2520 and the transaction value of each of the 215,000 Independent common shares would be $81.30. This transaction value equals 2.591 times December 31, 1998 book value and 25.078 times 1998 earnings per share. The purchase premium was calculated to equal 20.13 percent of core deposits as of December 31, 1998.

TSJ&A reviewed the Merger as of February 9, 1999, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in all nine transactions that were announced since December, 1997 involving selling institutions headquartered in the state of Alabama, for which transaction information is available. A listing of these transactions is attached. The deal price to book value and the purchase premium as a percent of core deposits for this transaction rank within the range of purchase premiums paid in the comparable transactions. The deal price to earnings for this transaction ranks below the range of deal price to earnings in the comparable transactions. On average, the nine comparable transactions reported an announced deal price to book value of 2.349 times an announced deal price to earnings of 25.43 times and an announced purchase premium to core deposits of 22.96 percent.

During 1998, Independent shareholders received dividends totaling $1.60 per share. Based on the Exchange Ratio of 3.2520, after the merger and assuming the current CSBI common share quarterly dividend rate of $0.445 per share, the Independent shareholders would receive an annual dividend equivalent to $1.45 per Independent common share, a decrease of $0.15 per share.

Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of Independent is fair from a financial point of view.

Sincerely,



T. Stephen Johnson & Associates, Inc.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of the Georgia Business Corporation Code and CSBI's Bylaws set forth the extent to which CSBI's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under these indemnification provisions, CSBI is required to indemnify any of its directors or officers against any reasonable expenses (including attorneys' fees) incurred by such director or officer in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, to which such director or officer was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such director or officer is or was a director or officer of CSBI or who, while a director of CSBI, is or was serving at CSBI's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. CSBI also may indemnify any of its directors or officers, against any liability incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such director or officer is or was a director or officer of CSBI or who, while a director or officer of CSBI, is or was serving at CSBI's request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of CSBI, or, with respect to any criminal proceeding, had no reasonable cause to believe such director's or officer's conduct was unlawful, if a determination has been made that the director or officer has met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of CSBI, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. CSBI may also provide advancement of expenses incurred by a director or officer in defending any such action, suit, or proceeding upon receipt of a written affirmation of such officer or director that such director or officer has met certain standards of conduct and an undertaking by or on behalf of such director or officer to repay such advances unless it is ultimately determined that such director or officer is entitled to indemnification by CSBI.

     CSBI may not indemnify a director or officer in connection with a proceeding by or in the right of CSBI in which the director or officer was adjudged liable to CSBI (except to the extent the court deems indemnification proper), or in connection with a proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

     CSBI's Articles of Incorporation contain a provision which provides that, to the fullest extent permitted by the Business Corporation Code of Georgia, a director of CSBI shall not be personally liable to CSBI or its shareholders for monetary damages for breach of his duty of care or any other duty as a director.

     CSBI maintains an insurance policy insuring CSBI and directors and officers of CSBI against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBITS
------         -----------------------

2(a) Agreement and Plan of Merger, dated as of September 8, 1998 and amended as of November 8, 1998 by and among CSBI, the Merger Sub and Independent (included in Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein)

3(a) Articles of Incorporation, as amended (included as Exhibit 3(a) to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, previously filed with the Commission and incorporated by reference herein)

3(b) Bylaws, as amended (included as Exhibit 3(b) to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, previously filed with the Commission and incorporated by reference herein)

4(a) See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant

5              Securities Opinion of Troutman Sanders LLP (to be filed by
               Amendment)

8              Tax Opinion of Troutman Sanders LLP

11 Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this Registration Statement)

23(a)          Consent of Troutman Sanders LLP (included in Exhibits 5 and 8)

23(b)          Consent of KPMG LLP as to CSBI

23(c)          Consent of Schauer, Taylor, Cox & Vise, PC as to Independent

23(d)          Consent of T. Stephen Johnson & Associates, Inc.

24 Power of Attorney (included in the signature page of page II-5 of this Registration Statement)

ITEM 22.  UNDERTAKINGS

     (a)       The undersigned CSBI hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to registrant's Articles of Incorporation or Bylaws, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dahlonega, State of Georgia, on February __, 1999.


                             CENTURY SOUTH BANKS, INC.

                             By: /s/ James A. Faulkner
                                ------------------------------------------------
                                James A. Faulkner, Vice Chairman and Chief
                                Executive Officer

                             By: /s/ Joseph W. Evans
                                ------------------------------------------------
                                Joseph W. Evans, President, Chief Operating
                                Officer and Chief Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, James A. Faulkner and Joseph W. Evans, and each one of them, their respective attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on February 18, 1999:

                  Signature                                         Title
                  ---------                                         -----

 /s/ William H. Anderson, II
----------------------------------------------         Chairman of the Board and Director
William H. Anderson, II

 /s/ J. Russell Ivie
----------------------------------------------         Vice Chairman and Director
J. Russell Ivie

 /s/ James A. Faulkner
----------------------------------------------         Vice Chairman, Chief Executive Officer and Director
James A. Faulkner

 /s/ Joseph W. Evans
----------------------------------------------         President, Chief Operating Officer, Chief
Joseph W. Evans                                        Financial Officer and Director

 /s/ James R. Balkcom, Jr.
----------------------------------------------         Director
James R. Balkcom, Jr.


----------------------------------------------         Director
William L. Chandler

 /s/ Thomas T. Folger, Jr.
----------------------------------------------         Director
Thomas T. Folger, Jr.

 /s/ Quill O. Healey
----------------------------------------------         Director
Quill O. Healey

----------------------------------------------         Director
Frank C. Jones

----------------------------------------------         Director
John B. McKibbon, III

----------------------------------------------         Director
E. Paul Stringer

                               INDEX TO EXHIBITS


 2(a) Agreement and Plan of Merger, dated as of September 8, 1998 and amended as of November 8, 1998 by and among CSBI, the Merger Sub and Independent (included in Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein)

 3(a) Articles of Incorporation, as amended (included as Exhibit 3(a) to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, previously filed with the Commission and incorporated by reference herein)

 3(b) Bylaws, as amended (included as Exhibit 3(b) to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, previously filed with the Commission and incorporated by reference herein)

 4(a) See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant

 5        Securities Opinion of Troutman Sanders LLP (to be filed by Amendment)

 8        Tax Opinion of Troutman Sanders LLP

11 Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this Registration Statement)

23(a)     Consent of Troutman Sanders LLP (included in Exhibits 5 and 8)

23(b)     Consent of KPMG LLP as to CSBI

23(c)     Consent of Schauer, Taylor, Cox & Vise, PC as to Independent

23(d)     Consent of T. Stephen Johnson & Associates, Inc.

24 Power of Attorney (included in the signature page of page II-5 of this Registration Statement)